Exhibit 10.1

EXECUTION VERSION

ABL CREDIT AGREEMENT

Dated as of July 29, 2010

Among

ACCURIDE CORPORATION,

as Co-Borrower and Funds Administrator

THE INITIAL U.S. SUBSIDIARIES NAMED HEREIN, as Co-Borrowers

DEUTSCHE BANK SECURITIES INC. and CREDIT SUISSE SECURITIES (USA) LLC,

as Joint Lead Arrangers and Joint Book Runners

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Administrative Agent and Security Agent

CREDIT SUISSE SECURITIES (USA) LLC,

as Syndication Agent

SUNTRUST BANK and WELLS FARGO CAPITAL FINANCE, LLC,

as Documentation Agents

and

THE INITIAL LENDERS NAMED HEREIN,

as Initial Lenders

i

(continued)

(continued)

(continued)

SCHEDULES

Schedule I	—	Commitments
Schedule 1.01(a)	—	Concentration Limits
Schedule 3.01(h)(xiii)	—	Mortgages
Schedule 4.01(b)	—	Subsidiaries
Schedule 4.01(n)	—	Environmental Issues
Schedule 4.01(s)	—	Existing Debt
Schedule 4.01(t)	—	Owned Real Property
Schedule 4.01(u)	—	Leased Real Property
Schedule 4.01(v)	—	Leases of Real Property
Schedule 4.01(w)	—	Intellectual Property
Schedule 6.01	—	Existing Liens
Schedule 6.05(a)	—	Existing Investments
Schedule 6.11	—	Existing Accounts

EXHIBITS

Exhibit A-1	—	Form of Revolving Note
Exhibit A-2	—	Form of Swingline Note
Exhibit B	—	Form of Notice of Revolving Borrowing
Exhibit C-1	—	Form of Notice of Swingline Borrowing
Exhibit C-2	—	Form of Notice of Swingline Redemption
Exhibit D	—	Form of Letter of Credit Request
Exhibit E	—	Form of Assignment and Acceptance
Exhibit F	—	Form of Mortgage
Exhibit G	—	Form of Solvency Certificate
Exhibit H-1	—	Form of Opinion of Latham & Watkins LLP
Exhibit H-2	—	Form of Opinion of In-House Counsel of Borrower
Exhibit H-3	—	[Reserved]
Exhibit H-4	—	[Reserved]
Exhibit I	—	Form of Guarantee and Collateral Agreement
Exhibit J	—	Form of Borrowing Base Certificate
Exhibit K	—	Form of Intercreditor Agreement
Exhibit L	—	Form of Accuride Mexican Pledge Agreement
Exhibit M	—	Form of Bostrom Mexican Pledge Agreement
Exhibit N	—	[Reserved]
Exhibit O	—	Form of Incremental Commitment Agreement
Exhibit P	—	Form of Subordination Agreement

v

ABL CREDIT AGREEMENT

ABL CREDIT AGREEMENT, dated as of July 29, 2010 (this “Agreement”), among ACCURIDE CORPORATION, a Delaware corporation (the “Borrower”), each U.S. Subsidiary of the Borrower set forth on the signature pages hereto (together with the Borrower and any other entity that becomes a Co-Borrower pursuant to a joinder agreement, collectively, the “Co-Borrowers” and each, a “Co-Borrower”), DEUTSCHE BANK SECURITIES INC. (“DBSI”) and CREDIT SUISSE SECURITIES (USA) LLC as joint lead arrangers and joint book runners (in such capacity, the “Lead Arrangers”) for the Lender Parties, DEUTSCHE BANK TRUST COMPANY AMERICAS (“DBTCA”), as administrative agent and security agent for the Secured Parties (as hereinafter defined) (in such capacity, together with any successor appointed pursuant to Article X, the “Administrative Agent”), DBTCA, SUNTRUST BANK and WELLS FARGO CAPITAL FINANCE, LLC as co-collateral agents (in such capacity, collectively the “Co-Collateral Agents” and each a “Co-Collateral Agent”), CREDIT SUISSE SECURITIES (USA) LLC, as syndication agent (in such capacity, the “Syndication Agent”), SUNTRUST BANK and WELLS FARGO CAPITAL FINANCE, LLC as co-documentation agents (in such capacity, collectively the “Co-Documentation Agents” and each a “Co-Documentation Agent”) and the banks and financial institutions listed on the signature pages hereof as lenders.

PRELIMINARY STATEMENTS:

(1)   The Borrower and Accuride Canada Inc., a corporation organized and existing under the law of the Province of Ontario (together with the Borrower, the “Existing Borrowers”) are party to a Fifth Amended and Restated Credit Agreement, dated as of February 26, 2010, with the banks, financial institutions and other institutional lenders party thereto, Citibank, N.A. as the existing issuing bank, DBTCA as the administrative agent and DBSI as the lead arranger (the “Existing Credit Agreement”).

(2)   The Existing Borrowers intend to repay in full all outstandings and terminate all commitments under the Existing Credit Agreement.

(3)   The sources of funds needed to effect the Refinancing and to pay all fees and expenses incurred in connection with the Transaction and to provide for the working capital needs and general corporate requirements of the Borrower and its subsidiaries after giving effect to the Transaction shall be provided partially through (i) the issuance and sale by the Borrower of approximately $310.0 million in aggregate principal amount of senior secured notes in a Regulation S registered public offering or a Rule 144A private placement and (ii) the Facility provided under this Agreement.

Capitalized terms used but not defined in the foregoing Preliminary Statements have the meanings ascribed to such terms in Section 1.01.

NOW, THEREFORE, IT IS AGREED:

ARTICLE I

Definitions and Accounting Terms

Section 1.01  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“ABL Priority Collateral” means all “ABL Priority Collateral” as defined in the Intercreditor Agreement and shall include, collectively, all of the personal property in which first priority liens are granted or purported to be granted pursuant to the Collateral Documents as security for the Obligations of the Co-Borrowers under the Loan Documents including, without limitation, all Accounts and Inventory of the Co-Borrowers.

“Account” means (i) any “Account” as such term is defined in Article 9 of the UCC and (ii) any other right to payment for the sale, lease, license, assignment or other disposal of any Inventory or the performance of services (whether performed or to be performed), in each case existing on the date of this Agreement or hereafter arising, whether or not earned by performance.

“Account Debtor” means each Person who is obligated on an Account.

“Accounts Formula Amount” means on any date of determination, (x) 85% of the Eligible Accounts minus (y) the Dilution Reserve on such date of determination.

“Accounts Information” has the meaning specified in Section 7.04.

“Accuride Canada” means Accuride Canada Inc.

“Accuride Mexican Pledge Agreement” means the Pledge of Shares Agreement substantially in the form of Exhibit L attached hereto, dated as of July 29, 2010, between the Borrower and the Security Agent, for the benefit of the Secured Parties, as such may be amended, supplemented or otherwise modified from time to time, and including any agreement entered into by the Borrower and the Security Agent as a replacement thereof.

“Acquired Entity or Business” means either (a) the assets constituting a business, division or product line of any Person not already a Subsidiary of the Borrower or (b) 100% of the Equity Interests of any such Person, which Person shall, as a result of the acquisition of such Equity Interests, become a Wholly-Owned U.S. Subsidiary of the Borrower (or shall be merged with and into the Borrower or another Wholly-Owned U.S. Subsidiary of the Borrower that is a Co-Borrower, with the Borrower or such Co-Borrower being the surviving or continuing Person).

“Adjustable Applicable Margins” has the meaning provided in the definition of Applicable Margin.

“Adjusted Consolidated EBITDA” means, for any period, Consolidated EBITDA for such period minus, to the extent any Restructuring Charges or any non-cash charges pursuant to clauses (a)(iv), (a)(vii) or (a)(viii) respectively of the definition of Consolidated EBITDA were added back to Consolidated Net Income when computing Consolidated EBITDA for a prior period (or that would have been added back had this Agreement been in effect during such prior period), an amount equal to the difference between the amount actually paid in cash during such period on account of such Restructuring Charges or such other non-cash charges (except to the extent otherwise already reflected in Consolidated Net Income for such period) less an amount not to exceed, for each consecutive four Fiscal Quarter period, $3,500,000 in aggregate (or for periods shorter than 12 months, an amount equal to $3,500,000 multiplied by a fraction, the numerator of which is the actual number of months in the period and the denominator of which is 12 months).

“Adjusted Total Commitment” means the amount equal to 85% of the Total Commitment as in effect on the Closing Date.

“Administrative Agent” has the meaning specified in the first paragraph of this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent at (a) its office at 60 Wall Street, New York, New York 10005, Reference:  Accuride ABL Facility or (b) such other office of the Administrative Agent located in the United States as may from time to time hereafter be designated as such in a written notice delivered by the Administrative Agent to the Funds Administrator and each Lender.

“Advance” means an Agent Advance, a Revolving Advance, a Swingline Advance or a Letter of Credit Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person (or, in the case of any Lender which is an investment fund, (a) the investment advisor thereof, and (b) any other investment fund having the same investment advisor), or is a director or officer of such Person.  For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Affiliated Account Debtors” means, with respect to an Account Debtor, an Affiliate of such Account Debtor which is also an Account Debtor.

“Agent Advance” has the meaning provided in Section 2.01(c).

“Agent Advance Amount” has the meaning provided in Section 2.01(c).

“Agent Advance Period” has the meaning provided in Section 2.01(c).

“Aggregate Exposure” at any time means the sum of (a) the aggregate principal amount of all Revolving Advances outstanding at such time, (b) the aggregate principal amount of all Swingline Advances outstanding at such time (exclusive of Swingline Advances which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Advances) and (c) the aggregate amount of all Letter of Credit Outstandings at such time (exclusive of Letter of Credit Outstandings that are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Advances).

“Agreement” has the meaning specified in the first paragraph of this Agreement.

“Anti-Terrorism Laws” means:

(a)           the Executive Order No. 13224 of September 23, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism (the “Executive Order”);

(b)           the USA Patriot Act;

(c)           the Money Laundering Control Act of 1986, Public Law 99-570;

(d)           the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., and the Trading with the Enemy Act, 50 U.S.C. App. §§ 1 et seq., and any Executive Order or regulation promulgated thereunder and administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury; and

(e)           any similar law enacted in the United States of America subsequent to the date of this Agreement.

“Applicable Eligible Jurisdiction” means (i) in the case of Eligible Accounts, the United States or Canada (subject to the proviso set forth in clause (i) of the definition of “Eligible Accounts”) and (ii) in the case of Eligible Inventory, (x) the United States and (y) each Province of Canada and each other Canadian jurisdiction (other than Quebec), where the Administrative Agent has a first priority lien on the Inventory of the applicable Co-Borrower located in such jurisdiction.

“Applicable Margin” initially means a percentage per annum equal to (i) in the case of Revolving Advances maintained as (A) Base Rate Advances, 2.50% and (B) LIBOR Advances, 3.50%; and (ii) in the case of Swingline Advances, 2.50%.  From and after each day of delivery of any certificate delivered in accordance with the first sentence of the following paragraph indicating an entitlement to a different margin for any Borrowing than that described in the immediately preceding sentence (each, a “Start Date”) to and including the applicable End Date described below, the Applicable Margins for such Advances (hereinafter, the “Adjustable Applicable Margins”) shall be those set forth below opposite the Total Leverage Ratio indicated to have been achieved in any certificate delivered in accordance with the following sentence:

Total Leverage Ratio	Revolving Advance LIBOR Margin	Revolving Advance and Swingline Advance Base Rate Margin

Greater than 4.00 to 1.0	3.75%	2.75%

Greater than 3.50 to 1.0 but less than or equal to 4.00 to 1.0	3.50%	2.50%

Total Leverage Ratio	Revolving Advance LIBOR Margin	Revolving Advance and Swingline Advance Base Rate Margin

Greater than 3.00 to 1.0 but less than or equal to 3.50 to 1.0	3.25%	2.25%

Less than or equal to 3.00 to 1.0	3.00%	2.00%

The Total Leverage Ratio used in a determination of Adjustable Applicable Margins shall be determined based on the delivery of a certificate of the Borrower (each, a “Quarterly Pricing Certificate”) by a Responsible Officer of the Borrower to the Administrative Agent (with a copy to be sent by the Administrative Agent to each Lender, if requested by them), concurrently with delivery of the financial statements required to be delivered pursuant to Sections 7.01 or 7.02, which certificate shall set forth the calculation of the Total Leverage Ratio as at the last day of the Measurement Period ended immediately prior to the relevant Start Date (but determined on a Pro Forma Basis solely to give effect to all Permitted Acquisitions (if any) and all Significant Asset Sales (if any) consummated on or prior to the date of delivery of such certificate and any Debt incurred, assumed or permanently repaid in connection therewith) and the Adjustable Applicable Margins which shall be thereafter applicable (until the same are changed or cease to apply in accordance with the following sentences); provided that at the time of the consummation of any Permitted Acquisition or Significant Asset Sale, a Responsible Officer of the Borrower shall deliver to the Administrative Agent a certificate setting forth the calculation of the Total Leverage Ratio on a Pro Forma Basis (solely to give effect to all Permitted Acquisitions (if any) and all Significant Asset Sales (if any) consummated on or prior to the date of the delivery of such certificate and any Debt incurred or assumed in connection therewith) as of the last day of the last Measurement Period ended prior to the date on which such Permitted Acquisition or Significant Asset Sale is consummated for which financial statements have been made available (or were required to be made available) pursuant to Sections 7.01 or 7.02, as the case may be, and the date of such consummation shall be deemed to be a Start Date and the Adjustable Applicable Margins which shall be thereafter applicable (until the same are changed or cease to apply in accordance with the following sentences) shall be based upon the Total Leverage Ratio as so calculated.  The Adjustable Applicable Margins so determined shall apply, except as set forth in the succeeding sentence, from the relevant Start Date to the earliest of (x) the date on which the next certificate is delivered to the Administrative Agent, (y) the date on which the next Permitted Acquisition or Significant Asset Sale is consummated or (z) the date on which financial statements are required to be delivered pursuant to Sections 7.01 or 7.02 with respect to the Measurement Period in which the previous Start Date occurred (such earliest date, the “End Date”), at which time, if no certificate has been delivered to the Administrative Agent indicating an entitlement to new Adjustable Applicable Margins (and thus commencing a new Start Date), the Adjustable Applicable Margins shall be those set forth in the first sentence of this definition, provided that if at the time such certificate is not delivered, the Adjustable Applicable Margins are higher than those set forth in the first sentence of this definition, the Adjustable Applicable Margins will remain at such higher rates.  Notwithstanding anything to the contrary contained above in this definition, the Adjustable Applicable Margins at all times (i) prior to the date of delivery of the financial statements pursuant to Section 7.02 for the Fiscal Quarter of the Borrower ended September 30, 2010, shall be those set forth in the first sentence of this definition and (ii) during which there shall exist any Default or Event of Default, shall be the highest percentages set forth in the grid above.

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the Total Leverage Ratio set forth in any Quarterly Pricing Certificate delivered for any period is inaccurate for any reason and the result thereof is that the Lenders received interest or fees for any period based on an Applicable Margin that is less than that which would have been applicable had the Total Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Margin” for any day occurring within the period covered by such Quarterly Pricing Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Total Leverage Ratio for such period, and any shortfall in the interest or fees theretofore paid by the Borrower for the relevant period pursuant to Sections 2.07(a) and 2.08(a) as a result of the miscalculation of the Total Leverage Ratio shall be deemed to be (and shall be) due and payable under the relevant provisions of Section 2.07(a) or Section 2.08(a), as applicable, at the time the interest or fees for such period were required to be paid pursuant to said Section on the same basis as if the Total Leverage Ratio had been accurately set forth in such Quarterly Pricing Certificate (and shall remain due and payable until paid in full, together with all amounts owing under Section 2.07(b), in accordance with the terms of this Agreement).

“Applicable Percentage” means the percentage per annum set forth below opposite the applicable daily average Total Unused Commitment for the period for which commitment fees are payable pursuant to Section 2.08(a):

Total Unused Commitment	Applicable Percentage

Less than or equal to 50% of the Total Commitment	0.50%

Greater than 50% of the Total Commitment	0.75%

“Appraisal Report” means any appraisal report reasonably satisfactory to the Administrative Agent and prepared by independent consultants selected by the Administrative Agent and reasonably satisfactory to the Borrower.

“Approved Hedge Agreement Obligations” means all Secured Hedging Obligations that have been designated to the Administrative Agent and the Security Agent as an Approved Hedge Agreement Obligation by the Borrower and acknowledged as such by the Administrative Agent and the Security Agent to the Borrower in accordance with Section 11.19(a).

“Asset Sale” means any sale, transfer or other disposition by the Borrower or any of its Subsidiaries to any Person (including by way of redemption by such Person) other than to the Borrower or a Wholly-Owned Subsidiary of the Borrower of any asset (including, without limitation, any capital stock or other securities of, or Equity Interests in, another Person), but excluding sales of assets pursuant to Sections 6.04(a), (d), (e) and (f).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender Party and an Eligible Assignee, and accepted by the Administrative Agent and the Borrower, in accordance with Section 11.07(e) and in substantially the form of Exhibit E hereto.

“Assumption Agreement” means an assumption agreement, substantially in the form of Annex 1 to the Guarantee and Collateral Agreement.

“Availability Condition” means (a) in the case of determining whether a Dominion Period is in effect, the greater of (i) $10,000,000 and (ii) 15% of the Total Commitment as then in effect, and (b) in the case of determining whether a Compliance Period is in effect, the greater of (i) $10,000,000 and (ii) 15% of the Total Commitment as then in effect.

“Availability Reserve” means, with respect to the Borrowing Base, as of any date of determination, the sum (without duplication) of:

(a)                          the Hedging Reserve; plus

(b)                         the Inventory Reserve; plus

(c)                          the Rent Reserve; plus

such other events, conditions or contingencies (and in such amounts) in respect of which the Co-Collateral Agents, in their Permitted Discretion, determine additional reserves should be established from time to time.

“Available LC Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time, in each case determined (a) as if any future automatic increases in the maximum amount available that are provided for in any such Letter of Credit had in fact occurred at such time and (b) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder (assuming compliance at such time with all conditions to drawing).

“Back-Stop Arrangements” means, collectively, the Letter of Credit Back-Stop Arrangements and the Swingline Back-Stop Arrangements.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101 et seq.), as amended from time to time.

“Bankruptcy Proceedings” means, with respect to the Borrower and each of its U.S. Subsidiaries, the voluntary cases commenced by them under Chapter 11 of the Bankruptcy Code (Case Nos. 09-13450 through 09-13469, inclusive, which were administratively consolidated as Chapter 11 Case No. 09-13449 (collectively, the “Bankruptcy Filings”)) in the United States Bankruptcy Court for the District of Delaware, on October 8, 2009 and the subsequent entry, on February 18, 2010, of a confirmation order confirming the Joint Plan of Reorganization for Accuride Corporation.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus ½ of 1%

and (c) the LIBOR for a LIBOR Advance denominated in U.S. Dollars with a one-month interest period commencing on such day plus 1.0%.  For purposes of clause (c) of this definition, the LIBOR shall be determined using the LIBOR as otherwise determined by the Administrative Agent in accordance with the definition of LIBOR, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than on the second Business Day prior to the first day of an Interest Period) or (y) if a given day is not a Business Day, the LIBOR for such day shall be the rate determined by the Administrative Agent pursuant to the preceding clause (x) for the most recent Business Day preceding such day; provided that the determination of the LIBOR shall disregard the rounding requirement set forth in the definition of LIBOR.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“Borrower” has the meaning specified in the first paragraph of this Agreement.

“Borrower’s Account” means the account of the Funds Administrator maintained by the Funds Administrator with the Administrative Agent at its office at (i) 60 Wall Street, New York, New York 10005 or (ii) such other office of the Administrative Agent as may from time to time hereafter be designated as such in a written notice delivered by the Administrative Agent to the Funds Administrator and each Lender as the case may be.

“Borrowing” means a Revolving Borrowing or a Swingline Advance.

“Borrowing Base” means, as of any date of calculation, an amount equal to the sum of:

(a)           the Accounts Formula Amount; plus

(b)           the Inventory Formula Amount (provided that, if applicable, the Inventory Formula Amount for the purposes of this calculation shall be reduced to an amount that would not cause such Inventory Formula Amount to exceed 50% of the sum of clause (a) above and this clause (b); minus

(c)           the Availability Reserves.

The Co-Collateral Agents shall have the right (but shall not have any obligation) to review such computations in consultation with the Funds Administrator and if, in their Permitted Discretion, such computations have not been calculated in accordance with the terms of this Agreement, the Co-Collateral Agents shall have the right to correct any such errors in such manner as they shall determine in their Permitted Discretion.

“Borrowing Base Certificate” means the Initial Borrowing Base Certificate and each Bring Down Borrowing Base Certificate.

“Bostrom Mexican Pledge Agreement” means the Pledge of Shares Agreement substantially in the form of Exhibit M attached hereto, dated as of July 29, 2010, between Bostrom Seating, Inc. and the Security Agent, for the benefit of the Secured Parties, as amended, supplemented or otherwise modified from time to time, and including any agreement entered into by Bostrom Seating, Inc. and the Security Agent as a replacement thereof.

“Bring Down Borrowing Base Certificate” has the meaning specified in Section 7.12.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City or in the city in which the office of the Core Concentration Account Bank is located, and if the applicable Business Day relates to any LIBOR Advances, on which dealings are carried on in the London interbank market.

“Capital Expenditures” means, for any Person for any period, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of the principal portion of all Obligations under Capitalized Leases incurred by such Person.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateral Account” has the meaning specified in Section 5.15(d).

“Cash Equivalents” means (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (ii) issued by any agency of the United States of America the obligations of which are backed by the full faith and credit of the United States, in each case maturing within 24 months after the date of acquisition thereof; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within 12 months after the date of acquisition thereof and having, at the time of the acquisition thereof, an investment grade rating generally obtainable from either S&P or Moody’s; (c) commercial paper maturing no more than 12 months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of a least A-1 from S&P or at least P-1 from Moody’s; (d) domestic and eurodollar certificates of deposit or bankers’ acceptances maturing within 12 months after the date of acquisition thereof and issued or accepted by any Lender or by any other commercial bank organized or doing business under the laws of the United States or any state thereof or the District of Columbia that has combined capital and surplus of not less than $500,000,000; (e) repurchase agreements with a term of not more than thirty (30) days for underlying securities of the types described in clauses (a) and (b) above entered into with any commercial bank meeting the requirements specified in clause (d) above or with any securities dealer of recognized national standing; (f) shares of investment companies that are registered under the Investment Company Act of 1940 and that invest solely in one or more of the types of investments referred to in clauses (a) through (e) above; and (g) in the case of any Subsidiary which is not a U.S. Person, high quality, short-term liquid Investments made by such Subsidiary in the ordinary course of managing its surplus cash position in a manner consistent with past practices.

“Cash Management Agreement” means any agreement to provide (a) cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements, (b) commercial credit card and merchant and purchasing card services, or (c) other banking products or services as may be requested by any Loan Party, other than Letters of Credit.

“Cash Management Control Agreement” means a “control agreement” entered into with respect to one or more Deposit Accounts governed by a Cash Management Control Agreement by and among the Security Agent, the Senior Secured Noteholder Collateral Agent (if applicable) and the financial institution and the Loan Party or Loan Parties party to such Cash Management Control Agreement, which control agreement shall (a) provide the Security Agent “control” (as defined in Section 9-104 of the UCC) of such Deposit Accounts, (b) be in form and substance reasonably acceptable to the Administrative Agent and the Security Agent and (c) contain terms regarding the treatment of all cash and other amounts on deposit in (or credited to) such Deposit Account that are consistent with the requirements of Section 5.15.

“Cash Management Creditors” means, collectively, each Lender and/or any Affiliate thereof that has entered into one or more Secured Cash Management Agreements, even if such Person is not or subsequently ceases to be a Lender under this Agreement and/or an Affiliate of a Lender for any reason, together with such Person’s or their Affiliate’s successors, if any, for so long as such Person or their Affiliate (or successor thereof) participates in such Secured Cash Management Agreement.

“Cash Management Obligations” means all obligations and liabilities (other than Debt) owing by any Loan Party to the Cash Management Creditors, whether now existing or hereafter incurred under, arising out of or in connection with any Secured Cash Management Agreement, whether such Secured Cash Management Agreement is now in existence or hereinafter arising.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“Change of Control” means, and shall be deemed to have occurred, if: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act shall have become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d) 5 under the Exchange Act), directly or indirectly, of more than 30% of the outstanding Voting Stock of the Borrower; and/or (b) at any time Continuing Directors shall not constitute a majority of the Board of Directors of the Borrower; and/or (c) a Specified Change of Control shall occur.  For purposes of this definition, “Continuing Director” means, as of any date of determination, an individual (i) who is a member of the Board of Directors of the Borrower on the Closing Date, (ii) who, as of such date of determination, has been a member of such Board of Directors for at least the 12 preceding months (or, if such date of determination occurs during the period comprising the first 12 months after the Closing Date, since the Closing Date), or (iii) who is recommended by at least a majority of the then Continuing Directors.

“Closing Date” has the meaning specified in Section 3.01.

“Co-Collateral Agent” and “Co-Collateral Agents” have the meanings specified in the first paragraph of this Agreement.

“Collateral” means all “Collateral” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means the Intercreditor Agreement, the Guarantee and Collateral Agreement, any Cash Management Control Agreements, the Mexican Collateral Documents, the Mortgages and any other agreement that creates or purports to create a Lien in favor of the Security Agent for the benefit of the Secured Parties.

“Collection Bank” means the Administrative Agent or any other financial institution that is (a) selected by the Funds Administrator to act as a collection bank and (b) reasonably acceptable to the Administrative Agent.

“Commingled Inventory” means Inventory of a Loan Party that is commingled (whether pursuant to a consignment, a toll manufacturing agreement or otherwise) with Inventory of another Person (other than another Loan Party) at a location owned or leased by a Loan Party to the extent that such Inventory of such Loan Party is not readily identifiable.

“Commitment” means, with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Commitment” or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 11.07(d) as such Lender’s “Commitment”, as such amount may be reduced from time to time as provided herein.  The aggregate principal amount of the Commitments on the Closing Date is $75,000,000.

“Compliance Period” means any period (x) commencing on the date on which the Excess Availability is less than or equal to the Availability Condition and (y) ending on the first date thereafter on which the Excess Availability has been greater than the Availability Condition for 45 consecutive days.

“Confidential Information” has the meaning specified in Section 11.11(a).

“Consolidated” means the consolidation of financial statements in accordance with GAAP.

“Consolidated Cash Interest Expense” means, with respect to any Person for any period, the Consolidated Interest Expense of such Person for such period less the sum of, in each case to the extent included in the definition of Consolidated Interest Expense, (a) the amortization of any deferred financing costs for such period, (b) the amortized amount of debt discount and debt issuance costs for such period, (c) any interest expense actually “paid in kind” or accreted during such period, (d) charges relating to write-ups or write-downs in the book or carrying value of existing Consolidated Total Debt and (e) other non-cash interest.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period (calculated without giving effect to (a) any extraordinary gains or losses, (b) any gains or losses attributable to any sale, transfer or other disposition or abandonment of assets (other than Inventory sold in the ordinary course of business), (c) any income or loss for such period attributable to the early extinguishment of Debt or accounts payable, (d) any non-cash gains or losses on foreign currency derivatives and any foreign currency transaction non-cash gains or losses and any foreign currency exchange translation gains or losses that arise on consolidation of integrated operations, (e) any re-evaluation of Inventory or other assets or any liabilities due to “fresh start” accounting adjustments upon the Borrower’s emergence from the Bankruptcy Proceedings and (f) mark-to-market adjustments in the valuation of derivative obligations resulting from the application of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities),

(a)         plus, in each case to the extent deducted in determining such Consolidated Net Income, and without duplication, the amount of:

(i)            total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees)) of the Borrower and its Subsidiaries for such period;

(ii)           provision for taxes based on income and foreign withholding taxes for the Borrower and its Subsidiaries for such period;

(iii)          all depreciation and amortization expense of the Borrower and its Subsidiaries for such period;

(iv)          restructuring charges or reserves for such period relating to current or anticipated future cash expenditures incurred or to be incurred by the Borrower or any Subsidiary in connection with (A) plant closures and the consolidation, relocation or elimination of operations and (B) related severance costs and other costs incurred in connection with the termination, relocation and training of employees (collectively, “Restructuring Charges”); provided that the maximum amount of all restructuring charges or reserves that may be included in EBITDA (x) during the term of this Agreement shall not exceed $25,000,000 in the aggregate or (y) in any consecutive four Fiscal Quarters shall not exceed $15,000,000 in the aggregate;

(v)           any fees and expenses incurred during such period and related to Investments permitted pursuant to Section 6.05 of this Agreement;

(vi)          any deduction for minority interest expense during such period;

(vii)         non-cash charges and expenses (but excluding any write-downs of current assets or additions to bad debt reserves or bad debt expense) incurred during such period;

(viii)        other non-recurring charges limited to $2,000,000 in the aggregate in any consecutive four Fiscal Quarters;

(ix)           costs and expenses related to the Bankruptcy Proceedings, including in connection with the termination or settlement of executory contracts, and professional and accounting fees, costs and expenses, incurred during such period relating thereto;

(x)            upfront fees and expenses paid in connection with any equity issuance or incurrence of Debt permitted by the terms of this Agreement (whether or not successful), the proceeds of which are applied (or if unsuccessful, were intended to be applied) to consummate Permitted Acquisitions or applied towards refinancing of Debt in accordance with the terms of this Agreement, incurred during such period; and

(xi)           the amount of all fees, costs, expenses, commissions and other cash charges incurred in connection with the Transaction, incurred during such period;

(b)        minus, in each case to the extent added in determining such Consolidated Net Income, and without duplication,

(i)            the amount of any non-cash income or gains for such period (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period); and

(ii)           any credit for United States federal income taxes or other taxes measured by net income received during such period,

in each case of clauses (a) and (b), determined on a Consolidated basis in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, for any period, the ratio of (a)(i) Adjusted Consolidated EBITDA for such period minus (ii) the aggregate amount of all Capital Expenditures made by the Borrower and its Subsidiaries during such period (other than Capital Expenditures to the extent financed with the Net Cash Proceeds of any sale or issuance of Equity Interests, the Net Cash Proceeds of any asset sale, the Net Cash Proceeds of any Recovery Event or the Net Cash Proceeds of any incurrence of Debt (other than the incurrence of any Advances), but including Capital Expenditures to the extent financed with proceeds of Advances to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges” means, for any period, the sum of (a) any amortization payments made during such period on all Debt of the Borrower and its Subsidiaries for such period (including the principal component of all obligations in respect of all Capitalized Leases) as determined on the first day of such period (or, with respect to a given issue of Debt incurred thereafter, on the date of the incurrence thereof) net of the proceeds of any other Debt the proceeds of which are used to make such payment (other than with proceeds of Advances), plus (b) Consolidated Cash Interest Expense of the Borrower and its Subsidiaries for such period, plus (c) the amount of all cash payments made by the Borrower and its Subsidiaries in respect of income taxes or income tax liabilities (net of cash income tax refunds) during such period (excluding such cash payments related to asset sales not in the ordinary course of business), plus (d) without duplication of any amounts included in clause (c) above, the aggregate amount of all cash restricted payments paid by the Borrower as permitted under Section 6.06 for such period, plus (e) the greater of (i) the sum of (x) actual cash pension funding payments made with respect to pension funding obligations for such period, minus (y) the profit and loss statement charge (or benefit) with respect to such pension funding obligations for such period and (ii) zero.

“Consolidated Interest Expense” means, for any period, the sum of (i) the total Consolidated interest expense of the Borrower and its Subsidiaries for such period calculated in accordance with GAAP (and without regard to any limitations on payment thereof), including all commissions, discounts and other commitment and banking fees and charges (e.g., fees with respect to letters of credit, prepayment fees, premiums or discounts) for such period, and after giving effect to the net amount of payments made or received by the Borrower and its Subsidiaries with respect to any Hedge Agreement for such period but excluding any gain or loss recognized under GAAP that results from any mark-to-market valuation of any Hedge Agreement, (as adjusted to exclude (to the extent the same would otherwise be included in the calculation above in this clause (i)) (x) the amortization of any deferred financing costs (including, without limitation, amortization of original issue discount) for such period and (y) any interest expense actually “paid in kind” or accreted during such period) plus (ii) without duplication, (x) that portion of Capitalized Leases of the Borrower and its Subsidiaries on a consolidated basis representing the interest factor for such period and (y) the “deemed interest expense” (i.e., the interest expense which would have been applicable if the respective obligations were structured as on-balance sheet financing arrangements) with respect to all Debt of the Borrower and its Subsidiaries of the type described in clause (viii) of the definition of Debt contained herein (to the extent the same does not arise from a financing arrangement constituting an operating lease) for such period.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries determined on a Consolidated basis of such period (taken as a single accounting period) in accordance with GAAP, provided that the following items shall be excluded in computing Consolidated Net Income (without duplication):  (i) the net income (or loss) of any Person in which a Person or Persons other than the Borrower and its Wholly-Owned Subsidiaries has an Equity Interest or Equity Interests to the extent of such Equity Interests held by a Person or Persons other than the Borrower and its Wholly-Owned Subsidiaries, (ii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Subsidiary and (iii) the net income of any Subsidiary to the extent that the declaration or payment of cash dividends or similar cash distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary (except to the extent of the amount of cash dividends or other cash distributions actually paid by such Subsidiary during such period which the recipient thereof is legally entitled to retain based on advice from the Borrower’s counsel, a summary of which is provided to the Administrative Agent).

“Consolidated Total Debt” means, on any date of determination, the sum of (without duplication) (i) all Debt of the Borrower and its Subsidiaries (on a Consolidated basis) that would be required to be reflected as debt or a Capitalized Lease on the liability side of a consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP, (ii) all Debt of the Borrower and its Subsidiaries of the type described in clauses (f) (including unpaid drawings thereof and reimbursement obligations relating thereto, but excluding amounts available to be drawn (i.e., unfunded amounts) in respect thereof, from any such determination) and (h) of the definition of “Debt” and (iii) all Contingent Obligations of the Borrower and its Subsidiaries in respect of Debt of any third Person of the type referred to in preceding clauses (i) and (ii), provided that the amount of Debt in respect of Hedge Agreements shall be at any time the unrealized net loss position, if any, of the Borrower and/or its Subsidiaries thereunder on a marked-to-market basis determined no more than one (1) month prior to such time.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Conversion”, “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.09 or 2.10.

“Core Concentration Account” has the meaning specified in Section 5.15(c).

“Core Concentration Account Bank” has the meaning specified in Section 5.15(c).

“DBSI” has the meaning specified in the first paragraph of this Agreement.

“DBTCA” has the meaning specified in the first paragraph of this Agreement.

“Debt” of any Person means, without duplication, (a) all indebtedness, liabilities and obligations of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables and accrued expenses incurred in the ordinary course of such Person’s business) that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), it being understood that if such Person has not assumed or otherwise become liable for such Obligations, the amount of the Debt of such Person in connection therewith shall be limited to the lesser of the face amount of the related Obligations or the fair market value of all property of such Person securing such Obligations, (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities issued for the account of such Person, (g) all Obligations of such Person in respect of Hedge Agreements, (h) all Off-Balance Sheet Liabilities of such Person, (i) all Disqualified Equity Interests issued by such Person with the amount of Debt represented by such Disqualified Equity Interests being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any, (j) all Debt of others referred to in clauses (a) through (i) above or clause (k) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss; provided that any such guaranteed Obligations shall not include endorsements of instruments for deposit or collection in the ordinary course of business, and (k) all Debt referred to in clauses (a) through (j) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt; provided that the amount of Debt of such Person under clauses (j) and (k) above shall (subject to any obligation set forth therein) be deemed to be the principal amount of the Debt guaranteed or secured thereby and, with respect to any Lien on property of such Person as described in clause (k) above, if such Person has not assumed or otherwise become liable for any such Debt, the amount of the Debt of such Person in connection therewith shall be limited to the lesser of the face amount of such Debt or the fair market value of all property of such Person securing such Debt.

For the purposes hereof, the “maximum fixed repurchase price” of any Disqualified Equity Interests which do not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were purchased on any date on which Debt shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Equity Interests, such fair market value to be determined reasonably and in good faith by the issuer of such Disqualified Equity Interests.  Notwithstanding the foregoing, “Debt” shall not include trade payables and accrued liabilities incurred in the ordinary course of business for the purchase of goods or services that are not secured by a Lien other than a Permitted Lien or a Lien permitted under Section 6.01 and that are not overdue by more than 180 days.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulted Advance” means, with respect to any Lender Party at any time, the portion of any Advance (including any Mandatory Borrowing) required to be made by such Lender Party to any Co-Borrower pursuant to Section 2.01 or 2.02 at or prior to such time that has not been made by such Lender Party or by the Administrative Agent for the account of such Lender Party pursuant to Section 2.02(g) as of such time.  In the event that a portion of a Defaulted Advance shall be deemed made pursuant to Section 2.15(a), the remaining portion of such Defaulted Advance shall be considered a Defaulted Advance originally required to be made pursuant to Section 2.01 on the same date as the Defaulted Advance so deemed made in part.

“Defaulted Amount” means, with respect to any Lender Party at any time, any amount required to be paid by such Lender Party to the Administrative Agent or any other Lender Party hereunder or under any other Loan Document at or prior to such time which has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender Party to (a) the Administrative Agent pursuant to Section 2.02(f) to reimburse the Administrative Agent for the amount of any Advance made by the Administrative Agent for the account of such Lender Party, (b) the Swingline Bank pursuant to Section 2.02(b) to purchase a Pro Rata Share of a participation in a Swingline Advance made by the Swingline Bank, (c) an Issuing Bank, either (i) pursuant to Section 2.03(d)(i) to purchase (as Participant) its Pro Rata Share in any Letter of Credit issued by such Issuing Bank or (ii) pursuant to Section 2.03(d)(iii) to fund (as Participant) its Pro Rata Share of any unreimbursed Letter of Credit Advance made by such Issuing Bank pursuant to any Letter of Credit issued by such Issuing Bank, (d) any other Lender Party pursuant to Section 2.13 to purchase any participation in Advances owing to such other Lender Party and (e) the Administrative Agent, the Swingline Bank or an Issuing Bank pursuant to Section 10.05 to reimburse the Administrative Agent, the Swingline Bank or such Issuing Bank for such Lender Party’s Pro Rata Share of any amount required to be paid by the Lender Parties to the Administrative Agent, the Swingline Bank or such Issuing Bank as provided therein.  In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.15(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.

“Defaulting Lender” means, at any time, any Lender Party that, at such time, (a) (i) owes a Defaulted Advance or a Defaulted Amount or (ii) has notified the Funds Administrator, the Administrative Agent, the Swingline Bank or any Issuing Bank, or has made a general public statement, that it does not intend to comply with its obligations under Sections 2.01(a), 2.01(b), 2.01(c) or 2.03(d) in circumstances where such non-compliance would constitute a breach of such Lender’s obligations under the respective Section (other than any circumstance where any such obligation is the subject of a good faith dispute with the relevant counterparty to such obligation, until such time as such dispute is no longer a good faith dispute or it is determined by a final non-appealable judgment of a court or arbitral tribunal of competent jurisdiction that the circumstances the subject of the good faith dispute constitute a breach of obligation by the applicable Lender Party), (b) has taken any action or become the subject of any action or proceeding of a type described in Section 9.06 (replacing references therein to any “Subsidiary of a Loan Party that is not a Debtor” with references to a “Lender”) or has notified the Funds Administrator, the Administrative Agent, the Swingline Bank or any Issuing Bank of the same or (c) has had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other Governmental Authority, or such Lender Party shall notify the Funds Administrator, the Administrative Agent, the Swingline Bank or any Issuing Bank of the same provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority; provided that, for purposes of (and only for purposes of) Section 2.03(d) and Section

2.15(e) and any documentation entered into pursuant to the Back-Stop Arrangements (and the term “Defaulting Lender” as used therein), the term “Defaulting Lender” shall also include, as to any Lender, at such time (i) any Affiliate of such Lender that has “control” (within the meaning provided in the definition of “Affiliate”) of such Lender that is deemed to have, or has, become the subject of any action or proceeding of a type described in Section 9.06 (replacing references therein to any “Subsidiary of a Loan Party that is not a Debtor” with references to a “Lender”), or has had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other Governmental Authority, or does not meet a capital adequacy or liquidity requirement applicable to such Affiliate as determined by the relevant Governmental Authority provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority, (ii) that Lender, if that Lender has previously cured a “Defaulted Advance” or a “Defaulted Amount” under this Agreement, unless such “Defaulted Advance” or “Defaulted Amount” has been cured and has subsequently ceased to exist for a period of at least ninety (90) consecutive days prior to such time, (iii) that Lender, if it is in default with respect to its obligations under any other credit facility to which it is a party and which the Administrative Agent, the Swingline Bank or any Issuing Bank believes in good faith has occurred and is continuing, and (iv) that Lender, if that Lender has failed to make available its portion of any Advance or to fund its portion of any unreimbursed payment with respect to a Letter of Credit pursuant to Section 2.03(d)(iii) within one (1) Business Day of the date (x) the Administrative Agent (in its capacity as a Lender) or (y) Lenders constituting the Majority Lenders has or have, as applicable, funded its or their portion thereof.

“Deposit Account” means a demand, time, savings, passbook or like account established by a Loan Party with a bank, savings and loan association, credit union or like organization located in the United States or a state thereof or the District of Columbia.

“Dilution” means, as of any date of determination, as to the Accounts owned by the Loan Parties, a percentage, based upon the experience of the immediately prior twelve (12) consecutive months (provided that prior to April 2011, such period shall be for the months commencing with April 2010 and ending with the most recently ended month), that is the result of dividing the U.S. Dollar amount (or the U.S. Dollar Equivalent of any amounts not denominated in U.S. Dollars) of (a) bad debt write downs, discounts, advertising allowances, credits, volume or other rebates, returns, chargebacks, aged credits or other dilutive items with respect to such Accounts during such period, by (b) billings with respect to such Accounts during such period.

“Dilution Reserve” means, as of any date of determination, as to the Accounts owned by the Co-Borrowers, an amount equal to the product of (a) the amount (if positive), expressed as a percentage, by which Dilution of the Accounts owned by the Co-Borrowers exceeds 5.00% and (b) the Eligible Accounts owned by the Co-Borrowers.

“Disbursement Account” means each Deposit Account maintained by a Loan Party for its general corporate purposes, including for the purpose of paying trade payables and other operating expenses (other than a disbursement account that is an Excluded Account).

“Discharge of Senior Secured Notes Obligations” has the meaning specified in the Intercreditor Agreement.

“Disqualified Equity Interest” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than an event which would constitute a Change of Control), (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in whole or in part, on a date on or prior to six months after the Termination Date, in each case, other than a maturity or redemption that entitles the holder of such Equity Interest to receive common stock of the Borrower as sole consideration upon maturity or redemption, or (b) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (i) debt securities or (ii) any Equity Interests referred to in clause (a) above, in each case at any time on a date on or prior to six months after the Termination Date; provided that only the portion of Equity Interests that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Equity Interests.

“Dominion Period” means any period (a) commencing on the date on which (i) an Event of Default has occurred and is continuing or (ii) the Excess Availability is less than or equal to the Availability Condition and (b) ending on the first date thereafter on which (i) no Event of Default exists and (ii) the Excess Availability has been greater than the Availability Condition for 45 consecutive days.

“Eligible Account” means, at any time, the Accounts originated by a Co-Borrower in the ordinary course of its business, that arise out of its bona fide sale of goods (other than promotional products) or rendition of services substantially in accordance with the provisions of any purchase order, contract or other document relating thereto, that comply in all material respects with each of the representations and warranties relating to Eligible Accounts made in the Loan Documents; provided, however, that Accounts originated by Bostrom Seating, Inc. or Brillion Farms, a division of Brillion Iron Works, Inc. shall only be included as “Eligible Accounts” upon the Co-Collateral Agents’ satisfaction with an auditor report in respect of the Accounts delivered to the Co-Collateral Agents after the Closing Date.  The Co-Collateral Agents shall have the right to establish, modify or eliminate reserves against Eligible Accounts from time to time in their Permitted Discretion including the right to modify or amend the exclusions set forth below. Promptly after determining that any such exercise of their Permitted Discretion is necessary or desirable, the Co-Collateral Agents shall use commercially reasonable efforts to consult with the Funds Administrator as to the need to take such action, it being understood that Co-Collateral Agents’ failure to consult shall not in any way restrict the Co-Collateral Agents from taking such action or impose any liability on the Co-Collateral Agents as a consequence of such failure.  Without limiting the Co-Collateral Agents’ discretion provided herein, Eligible Accounts shall not include any Account:

(a)                                  which is (i) not subject to a first priority perfected Lien in favor of the Security Agent for the benefit of the Secured Parties and (ii) subject to any Lien other than (x) a second priority Lien in favor of the Senior Secured Noteholder Collateral Agent on behalf of the Senior Secured Noteholders and (y) a Permitted Lien which does not have priority over the Lien in favor of the Security Agent for the benefit of the Secured Parties or the Senior Secured Noteholder Collateral Agent for the benefit of the Senior Secured Noteholders;

(b)                                 (i) with respect to which the scheduled due date is more than ninety (90) days after the original invoice date (provided that the aggregate Accounts with a scheduled due date more than ninety (90) days after the original invoice date shall not, at any time, exceed $5,000,000), (ii) is unpaid more than sixty (60) days after the original due date, or (iii) which has been written off the books of the Co-Borrower or otherwise designated as uncollectible;

(c)                                  which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor (and its Affiliated Account Debtors) are ineligible under clause (b) above;

(d)                                 which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon any Co-Borrower’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis, (vi) relates to payments of interest, or (viii) includes any other terms by reason of which the payment by an Account Debtor may be conditional;

(e)                                  for which the goods giving rise to such Account have not been shipped (or have been shipped on terms such that title to such goods has not passed to the Account Debtor) and billed to the Account Debtor or for which the services giving rise to such Account have not been performed and billed by a Co-Borrower or if such Account was invoiced more than once;

(f)                                    with respect to which (i) any check or other instrument of payment has been returned uncollected for any reason or (ii) any return, rejection or repossession of any of the merchandise giving rise to such Account has occurred, but only to the extent of the value of the check returned uncollected or the goods returned, rejected or repossessed;

(g)                                 which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state, provincial or federal bankruptcy laws, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent or (vi) ceased operation of its business;

(h)                                 which is owed by any Account Debtor which has sold all or a substantially all of its assets;

(i)                                     which is (i) owed by an Account Debtor which is not a Governmental Authority, and which (A) does not maintain its chief executive office in an Applicable Eligible Jurisdiction (provided that with respect to Accounts owed by an Account Debtor which maintains its chief executive office in Canada, the aggregate value of Accounts which may be included in the Borrowing Base as Eligible Accounts shall not, at any time, exceed $7,500,000) and (B) is not organized under applicable law of the U.S., Canada or any political subdivision thereof or (ii) designated for payment collection in Canada or any other jurisdiction outside the U.S.;

(j)                                     which is owed in any currency other than U.S. Dollars or Canadian Dollars;

(k)                                  which is owed by (i) any Governmental Authority of any country other than the U.S., unless (x) such Account is supported by an irrevocable letter of credit satisfactory to the Security Agent (as to form, substance and issuer or domestic confirming bank), such letter of credit has been delivered to the Security Agent and may be drawn directly by the Security Agent and the Security Agent has a first priority perfected security interest in such letter of credit and the related letter-of-credit rights and supporting obligations (each as defined in the UCC) or (y) such Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Security Agent or (ii) any Governmental Authority of the U.S., unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.) and any other steps necessary to perfect the Lien of the Security Agent for the benefit of the Secured Parties in such Account have been complied with to the Security Agent’s satisfaction;

(l)                                     which is owed by any Affiliate, employee, officer, director or stockholder of any Co-Borrower;

(m)                               which (i) is owed by an Account Debtor or any Affiliate of such Account Debtor which is a creditor of any Co-Borrower or has disputed its obligation to pay all or any portion of the Account or (ii) is subject to any security, deposit (including any pallet deposit), progress payment, retainage, set-off, chargeback or other similar advance made by or for the benefit of an Account Debtor, in each case only to the extent (including, without limitation, with respect to rebates, including cash rebates) of such creditor claim or amount in dispute or to the extent of such security, deposit (including any pallet deposit), progress payment, retainage, set-off, chargeback or other similar advance;

(n)                                 which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(o)                                 which is evidenced by any promissory note, chattel paper, or instrument;

(p)                                 which was partially paid and the Co-Borrower to whom such Account was owed created a new receivable for the unpaid portion of such Account, unless such new receivable is treated as having been issued on the original invoice date;

(q)                                 which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board of Governors of the Federal Reserve System of the United States;

(r)                                    which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than the Co-Borrower that originated such Account has or has had an ownership interest in such goods, or which indicates any party other than such Co-Borrower as payee or remittance party;

(s)                                  which was created on cash on delivery terms;

(t)                                    with respect to which the applicable Co-Borrower has made any agreement with any Account Debtor (i) for any deduction therefrom, except for (x) volume discounts and discounts or allowances for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto or such discount or allowances are paid on a regular periodic basis and (y) returns, rebates or credits reflected in the calculation of the face value of each such invoice (in each case, only to the extent of such discount, allowance, return, rebate or credit) or (ii) for any adjustment, extension, compromise or settlement thereof, except for adjustments, extensions, compromises and settlements made in the ordinary course of business (and not related to the creditworthiness of the Account Debtor);

(u)                                 which have not been invoiced or which are not for a sum certain;

(v)                                 for which credit insurance has been requested by a Co-Borrower and denied;

(w)                               which is not payable to any Co-Borrower;

(x)                                   with respect to which the agreements evidencing such Accounts are not governed by the laws of a jurisdiction which is not an Applicable Eligible Jurisdiction for the Accounts of such Co-Borrower;

(y)                                 which represents service charges or late fees;

(z)                                   of any Account Debtor (and its Affiliated Account Debtors) to the extent and only to the extent whose Accounts in aggregate owing to the Co-Borrowers exceed 15% of the aggregate amount of all Accounts of the Co-Borrowers (or, in the case of those Account Debtors (collectively with their respective Affiliated Account Debtors) listed on Schedule 1.01(a), the respective percentage of the aggregate amount of all Accounts of the Co-Borrowers set forth opposite the names of such Account Debtors (and their respective Affiliated Account Debtors) on Schedule 1.01(a), provided that any such percentages set forth in such Schedule as applied to a particular Account Debtor (and its Affiliated Account Debtors) is subject to reduction by the Co-Collateral Agents, in their Permitted Discretion, if the creditworthiness of such Account Debtor (and its Affiliated Account Debtors) materially deteriorates; provided, further that at the request of the Funds Administrator, and with the consent of the Co-Collateral Agents, the names of additional Account Debtors (and their respective Affiliated Account Debtors) may be added to Schedule 1.01(a) from time to time.

All percentage limitations set forth above shall apply on an aggregate basis as among all Accounts whether owing to the Borrower or any another Co-Borrower.  In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, the Co-Borrower to whom such Account was owed or the Funds Administrator shall notify the Administrative Agent, the Co-Collateral Agents and the Security Agent thereof on and at the time of submission to the Administrative Agent, the Co-Collateral Agents and the Security Agent of the next Borrowing Base Certificate.

“Eligible Assignee” means (a) (i) a Lender, (ii) an Affiliate of a Lender or a Related Fund of a Lender, (iii) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets of at least $3,000,000,000, (iv) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having total assets of at least $3,000,000,000, (v) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $3,000,000,000, so long as such bank is acting through a branch or agency located in the United States, (vi) the central bank of any country that is a member of the OECD, (vii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $250,000,000, and (viii) any other Person approved by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Funds Administrator, in each case such approval not to be unreasonably withheld or delayed and (b) with respect to the Issuing Bank, a

Person that is an Eligible Assignee under subclause (ii), (iii) or (v) of clause (a) of this definition and is approved by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Funds Administrator, in each case such approval not to be unreasonably withheld or delayed; provided, however, that no Person that is a Loan Party or an Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition.

“Eligible Inventory” means, at any time, all of the Inventory owned by a Co-Borrower reflected in the most recent Borrowing Base Certificate delivered by the Funds Administrator to the Administrative Agent, the Co-Collateral Agents and the Security Agent, that complies in all material respects with each of the representations and warranties relating to Eligible Inventory made in the Loan Documents; provided, however, that Inventory owned by either Bostrom Seating, Inc. or Brillion Farms, a division of Brillion Iron Works, Inc. shall only be included as “Eligible Inventory” upon the Co-Collateral Agents’ satisfaction with an appraisal of Inventory and a field examination report in respect of the Inventory delivered to the Co-Collateral Agents after the Closing Date.  The Co-Collateral Agents shall have the right to establish, modify or eliminate reserves against Eligible Inventory from time to time in their Permitted Discretion including the right to modify or amend the exclusions set forth below.  Promptly after determining that any such exercise of their Permitted Discretion is necessary or desirable, the Co-Collateral Agents shall use commercially reasonable efforts to consult with the Funds Administrator as to the need to take such action, it being understood that Co-Collateral Agents’ failure to consult shall not in any way restrict the Co-Collateral Agents from taking such action or impose any liability on the Co-Collateral Agents as a consequence of such failure.  Without limiting the Co-Collateral Agents’ discretion provided herein, Eligible Inventory shall not include any Inventory:

(a)                          which is (i) not subject to a first priority perfected Lien in favor of the Security Agent for the benefit of the Secured Parties and (ii) subject to any Lien other than (x) a second priority Lien in favor of the Senior Secured Noteholder Collateral Agent on behalf of the Senior Secured Noteholders and (y) a Permitted Lien which does not have priority over the Lien in favor of the Security Agent for the benefit of the Secured Parties or the Senior Secured Noteholder Collateral Agent for the benefit of the Senior Secured Noteholders or otherwise is granted in favor of bailees, landlords, suppliers, mechanics, carriers, freight handlers, freight forwarders, shippers, materialmen, warehousemen and workmen to the extent permitted by the provisions of this Agreement (it being understood and agreed that the Co-Collateral Agents in their Permitted Discretion may establish Availability Reserves for the estimated amount of any claims secured by such Liens referred to in this clause (y));

(b)                         which is, based upon the most recent Appraisal Report received by the Co-Collateral Agents, slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category, quantity and/or (without double-counting) subject to management reserves;

(c)                          which does not conform to all standards imposed by any Governmental Authority;

(d)                         in which any Person other than the applicable Co-Borrower shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure the applicable Co-Borrower’s performance with respect to that Inventory);

(e)                          which is not Finished Goods, Work-in-Process or Raw Materials, or which constitutes spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold goods, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(f)                            which is not located in the U.S. or Canada;

(g)                         which (i) is located with a vendor, a customer of a Co-Borrower or its Affiliates or on a property owned or leased by any of the foregoing, (ii) is not located on premises owned, leased or rented by a Co-Borrower unless, in the case of leased or rented premises, either (x) a Third Party Agreement has been delivered to the Co-Collateral Agents and the Security Agent or (y) a Rent Reserve reasonably satisfactory to the Co-Collateral Agents has been established with respect thereto, (iii) is stored with a bailee at a leased location, unless, either (x) a Third Party Agreement has been delivered to the Co-Collateral Agents and the Security Agent or (y) a Rent Reserve reasonably satisfactory to the Co-Collateral Agents has been established with respect thereto, (iv) is stored with a bailee or warehouseman, unless, either (x) a Third Party Agreement has been received by the Co-Collateral Agents and the Security Agent or (y) a Rent Reserve reasonably satisfactory to the Co-Collateral Agents has been established with respect thereto or (v) is located at an owned location subject to a mortgage or other security interest in favor of a creditor other than the Security Agent or the Senior Secured Noteholder Collateral Agent, unless a Third Party Agreement has been delivered to the Co-Collateral Agents and the Security Agent;

(h)                         is covered by a negotiable document of title or warehouse receipt unless all actions have been taken to create and perfect a first priority Lien in favor of the Security Agent in such document of title or warehouse receipt and the Inventory covered thereby, including, without limitation, the delivery to the Security Agent or an agent thereof of such document of title and warehouse receipt with all necessary endorsements;

(i)                             unless a Third Party Agreement has been delivered to the Security Agent with respect to the applicable location or processor, Inventory which is being processed offsite at a third party location or outside processor;

(j)                             is in transit, except for Inventory that is in transit (i) between locations in an Applicable Eligible Jurisdiction owned, leased (provided a Third Party Agreement is in place in respect of such leased location) or otherwise controlled by the Co-Borrowers to the satisfaction of the Co-Collateral Agents in their Permitted Discretion, to the extent included in current perpetual inventory reports of any Co-Borrower or (ii) from an Account Debtor of a Co-Borrower to a location in an Applicable Eligible Jurisdiction controlled by such Co-Borrower so long as an Availability Reserve has been established by the Co-Collateral Agents in their Permitted Discretion (or a contra account is established to reduce the amount owed by such Account Debtor) for the accounts payable of such Co-Borrower with respect to such Inventory in transit);

(k)                          which is a discontinued product or component thereof;

(l)                             which is the subject of a consignment by a Co-Borrower as consignor;

(m)                       which contains or bears any intellectual property rights licensed to a Co-Borrower unless the Co-Collateral Agents are satisfied that such Co-Borrower may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(n)                         which is not reflected in a current perpetual inventory report of the applicable Co-Borrower (unless such Inventory is reflected in a report to the Co-Collateral Agents as “in transit” Inventory, provided that such Inventory shall be subject to the requirements of paragraphs (j) of this definition);

(o)                         for which reclamation rights have been asserted by the seller;

(p)                         which consists of any gross profit mark-up in connection with the sale and distribution thereof to any division of any Co-Borrower or to any Affiliate of any Co-Borrower;

(q)                         which consists of goods that have been returned or rejected by the buyer or marked for return and which (x) are damaged or defective or (y) which are otherwise not in a condition fit for re-sale as “new” upon being returned;

(r)                            which is subject to any down payment or security deposit (to the extent of an amount equal to the value of such down payment or security deposit, provided that the value of such Inventory excluding the amount of such down payment or security deposit shall be included in Eligible Inventory);

(s)                          which is not of a type held for sale in the ordinary course of any Co-Borrower’s business;

(t)                            which is Commingled Inventory;

(u)                         which is subject to a license agreement, a private label agreement or other similar arrangement with a third party which, in the Co-Collateral Agents’ determination, restricts the ability of the Security Agent to exercise its rights under the Loan Documents with respect to such Inventory unless such third party has entered into an agreement in form and substance reasonably satisfactory to the Co-Collateral Agents permitting the Security Agent to exercise its rights with respect to such Inventory or the Co-Collateral Agents have otherwise agreed to allow such Inventory to be eligible in the Co-Collateral Agents’ Permitted Discretion;

(v)                         which is not covered by casualty insurance as required by the terms of this Agreement;

(w)                       which consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;

(x)                           which (i) the value of which on the Inventory is reduced by any ledger reserve or (ii) any capitalized variance to standard cost is maintained with respect thereto, but in each case, only to the extent of such reserve or variance which is in effect with respect thereto;

(y)                         the manufacturing or distribution of which was not in material compliance with applicable law, including the FLSA; or

(z)                           which consists of core (maintenance) inventory.

In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Co-Borrower that owns such Inventory or the Funds Administrator shall notify the Administrative Agent, the Co-Collateral Agents and the Security Agent thereof on and at the time of submission to the Administrative Agent, the Co-Colleteral Agents and the Security Agent of the next Borrowing Base Certificate.

“Enforcement Action” means, with respect to the Obligations to the Administrative Agent, the Co-Collateral Agents, the Security Agent and the other Lender Parties under the Loan Documents, any demand for payment or acceleration thereof, the exercise of any rights and remedies with respect to any Collateral securing such Obligations or the commencement or prosecution of enforcement of any of the rights and remedies hereunder or under any other Loan Documents, or applicable law, including without limitation the exercise of any rights of set-off or recoupment, and the exercise of any rights or remedies of a secured creditor under the UCC of any applicable jurisdiction or under the Bankruptcy Code.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation,

proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.  Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) that together with any Loan Party would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Internal Revenue Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, is treated as a single employer under Section 414 of the Internal Revenue Code.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Events of Default” has the meaning specified in Section 9.

“Excess Availability” means, as of any date of determination, the remainder of (a) the lesser of (i) the Borrowing Base at such time (calculated by reference to the most recent Borrowing Base Certificate delivered by the Funds Administrator pursuant to Section 7.12, as the same may be subsequently adjusted by (x) the establishment of any additional Availability Reserves or the modification of any existing Availability Reserves, (y) any modification to

Eligible Accounts or Eligible Inventory or (z) any other exercise by the Co-Collateral Agents of their Permitted Discretion, in each case in accordance with the terms of this Agreement after the date of such Borrowing Base Certificate, as notified by the Co-Collateral Agents to the Funds Administrator) and (ii) the Total Commitment at such time, minus (b) the Aggregate Exposure at such time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Accounts” means, collectively, (a) Deposit Accounts established solely for (i) payroll, (ii) tax payments, (iii) employee benefit programs or (iv) payment of medical and dental expenses in connection with health insurance programs for employees of the Borrower and the other Loan Parties, (b) petty cash accounts established (or otherwise maintained) by the Loan Parties that do not have cash balances at any time exceeding $100,000 for any such petty cash account, (c) fiduciary accounts and (d) trust accounts; provided that in no event shall Excluded Accounts include any Cash Collateral Accounts, Disbursement Accounts (other than those included in clause (a) above), Core Concentration Accounts, Lockbox Accounts or any other account pursuant to which a Cash Management Control Agreement or any other account control agreement has been executed and delivered to the Security Agent pursuant to this Agreement or any Collateral Document.

“Executive Order” has the meaning set forth in the definition of “Anti-Terrorism Laws.”

“Existing Borrowers” has the meaning set forth in the preliminary statement (1) to this Agreement.

“Existing Credit Agreement” means that certain Fifth Amended and Restated Credit Agreement, dated as of February 26, 2010 among the Existing Borrowers, the lenders party thereto from time to time, and DBTCA, as administrative agent.

“Existing Debt” means all Debt of the Borrower and its Subsidiaries that is identified on Schedule 4.01(s).

“Existing Senior Convertible Notes” means the 7.5% Convertible Notes issued pursuant to the Existing Senior Convertible Notes Indenture.

“Existing Senior Convertible Notes Documents” means the Existing Senior Convertible Notes, the Existing Senior Convertible Notes Indenture and all other documents executed and delivered with respect to the Existing Senior Convertible Notes or Existing Senior Convertible Notes Indenture, as in effect on the Closing Date and as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Existing Senior Convertible Notes Indenture” means the indenture, dated February 26, 2010, entered into by the Borrower in connection with the issuance of the Existing Senior Convertible Notes, together with all instruments and other agreements entered into by the Borrower and the Subsidiaries that are guarantors of the Existing Senior Convertible Notes in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 6.08.

“Facility” means the asset based revolving credit facility provided under this Agreement.

“FASB ASC 825” means Financial Accounting Standards Board Accounting Standards Codification 825 (which replaces and supersedes FAS (“Financial Accounting Standard”) 159).

“FATCA” means Section 1471 through 1474 of the Internal Revenue Code, and any Treasury Regulation promulgated thereunder or published administrative guidance implementing such Sections.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means the letter agreements dated as of the date of this Agreement, by and among the Lead Arrangers, the Administrative Agent and the Borrower.

“Finished Goods” means completed goods which require no additional processing or manufacturing to be sold to third party customers by the Loan Parties in the ordinary course of business.

“Fiscal Quarter” means any fiscal quarter of the Borrower and its Consolidated Subsidiaries that occurs within any Fiscal Year.

“Fiscal Year” means a fiscal year of the Borrower and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“FLSA” means the Fair Labor Standards Act of 1938, as amended from time to time.

“Foreign Government Scheme or Arrangement” has the meaning specified in Section 4.01(m)(ii).

“Foreign Plan” has the meaning specified in Section 4.01(m)(ii).

“Foreign Subsidiary” means any Subsidiary of the Borrower that is a corporation organized under the laws of any jurisdiction other than the United States or any state thereof.

“Funds Administrator” shall mean the Borrower in its capacity as borrowing agent and funds administrator for the Co-Borrowers hereunder and under each of the other Loan Documents.

“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), which are applicable to the circumstances as of the date of determination, subject to Section 1.03 hereof.

“Governmental Authority” means the government of the United States of America, any other nation or, in each case, any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement, dated as of the date hereof, among the Borrower, each Subsidiary Guarantor and the Security Agent, substantially in the form of Exhibit I, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodities future or option contracts for materials used in the ordinary course of business and other similar agreements.

“Hedging Reserve” means a reserve established by the Co-Collateral Agents from time to time in their Permitted Discretion in respect of any Approved Hedge Agreement Obligations, which reserve shall be in the amount of the aggregate marked to market exposure of the Borrower under the relevant Hedge Agreement as calculated from time to time by such Secured Hedge Agreement Counterparty in accordance with GAAP and notified to the Co-Collateral Agents (and acknowledged by the Administrative Agent and Security Agent) (a) at the time such Hedge Agreement is designated as an Approved Hedge Agreement Obligation and (b) from time to time thereafter, in each case, in accordance with Section 11.19 (it being understood and agreed that a reserve with respect to any Hedge Agreement designated as a Approved Hedge Agreement Obligation (i) once established may only be decreased below the marked to market exposure of the Borrower under the related Hedge Agreement with the consent of the Secured Hedge Agreement Counterparty which is party to such Hedger Agreement and (ii) may only be created or increased so long as the aggregate amount of all Hedging Reserves does not exceed

(or would not exceed following creation of, or increase in, such reserve) $10,000,000 (or such greater amount with the consent of the Co-Collateral Agents).

“Historical Excess Availability” means for the purpose of the definition of “Payment Conditions” with respect to any action or proposed action, an amount equal to (i) the sum of Monthly Excess Availability for each month during the six (6) month period immediately preceding such action or proposed action divided by (ii) six (6).  Excess Availability shall be determined on a Pro Forma Basis as if such action or proposed action and any Advances incurred (or to be incurred), Letters of Credit issued (or to be issued) or Debt repaid (or to be repaid) in connection with such action or proposed action had occurred or been incurred, issued or repaid, as the case may be, on the first day of the six (6) month period immediately preceding such action or proposed action.

“Incremental Commitment” means, for any Lender, any Commitment provided by such Lender after the Closing Date in an Incremental Commitment Agreement delivered pursuant to Section 2.16; it being understood, however, that on each date upon which an Incremental Commitment of any Lender becomes effective, such Incremental Commitment of such Lender shall be added to (and thereafter become a part of) the Commitment of such Lender for all purposes of this Agreement as contemplated by Section 2.16.

“Incremental Commitment Agreement” means each Incremental Commitment Agreement in substantially the form of Exhibit O (appropriately completed, and with such modifications as may be reasonably satisfactory to the Administrative Agent) executed and delivered in accordance with Section 2.16.

“Incremental Commitment Date” means each date upon which an Incremental Commitment under an Incremental Commitment Agreement becomes effective as provided in Section 2.16(b), as applicable.

“Incremental Commitment Requirements” means, with respect to any provision of an Incremental Commitment on a given Incremental Commitment Date, the satisfaction of each of the following conditions on the Incremental Commitment Date of the respective Incremental Commitment Agreement:  (i) no Default or Event of Default exists or would exist after giving effect thereto; (ii) all of the representations and warranties contained in the Loan Documents shall be true and correct in all material respects at such time (unless stated to relate to a specific earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date); (iii) the delivery by the Funds Administrator to the Administrative Agent of an acknowledgment, in form and substance reasonably satisfactory to the Administrative Agent and executed by each Co-Borrower and each Guarantor, acknowledging that such Commitment and all Advances subsequently incurred, and Letters of Credit issued, as applicable, pursuant to such Incremental Commitment shall constitute Obligations under the Loan Documents and shall be (and are) secured on an equal and ratable basis with the Obligations under the Collateral Documents; (iv) the delivery by the Funds Administrator to the Administrative Agent of an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Loan Parties reasonably satisfactory to the Administrative Agent and dated such date, covering such matters incident to the transactions contemplated thereby as the Administrative Agent may reasonably request; (v)

the delivery by the Funds Administrator to the Administrative Agent of such other officers’ certificates, board of director (or equivalent governing body) resolutions and evidence of good standing (to the extent available under applicable law) as the Administrative Agent shall reasonably request; (vi) the incurrence of Advances in an aggregate principal amount equal to the aggregate Incremental Commitments then being obtained shall be permitted at such time under any indenture, loan agreement or other material agreement to which any Loan Party is a party or by which it or any of its property or assets is bound or to which it may be subject; (vii) the Funds Administrator shall have delivered a certificate executed by a Responsible Officer of the Funds Administrator, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i), (ii) and (vi); and (viii) the completion by each Loan Party of such other actions as the Administrative Agent may reasonably request in connection with such Incremental Commitment in order to create, continue or maintain the security interests of the Security Agent in the Collateral and the perfection thereof (including, without limitation, any amendments to Collateral Documents, additional Collateral Documents, any mortgage amendments, title insurance policies and such other documents (including legal opinions from the Loan Parties’ counsel) reasonably requested by the Administrative Agent to be delivered in connection therewith).

“Incremental Lender” has the meaning provided in Section 2.16(b).

“Indemnified Party” has the meaning specified in Section 11.04(b).

“Individual Exposure” of any Lender means, at any time, the sum of (a) the aggregate principal amount of all Revolving Advances made by such Lender and then outstanding, (b) such Lender’s Pro Rata Share in the aggregate amount of all Swingline Advances outstanding at such time and (c) such Lender’s Pro Rata Share in the aggregate amount of all Letter of Credit Outstandings at such time.

“Initial Borrowing Base Certificate” means a certificate showing the calculation of the Borrowing Base as of the most recent month ended at least twenty (20) days prior to the Closing Date together with all attachments and supporting documentation in form and substance reasonably satisfactory to the Co-Collateral Agents and certified as true, correct and complete in all material respects by a Responsible Officer of the Funds Administrator.

“Initial Issuing Bank” means DBTCA in its capacity as such.

“Initial Lender” means each Lender identified as such on Schedule I hereto.

“Insolvency Proceeding” means any proceeding in respect of bankruptcy, insolvency, winding up, receivership, dissolution or assignment for the benefit of creditors, in each of the foregoing events whether under the Bankruptcy Code or any similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Closing Date, substantially in the form of Exhibit K, as such agreement may be amended, modified, restated and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Interest Determination Date” means, with respect to any LIBOR Advance, the second Business Day prior to the commencement of any Interest Period relating to such LIBOR Advance.

“Interest Period”  means, for each LIBOR Advance comprising part of the same Borrowing to a Co-Borrower, the period commencing on the date of such LIBOR Advance or the date of the Conversion of any Base Rate Advance into such LIBOR Advance, and ending on the last day of the period selected by the applicable Co-Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the applicable Co-Borrower pursuant to the provisions below.  The duration of each such Interest Period shall be one, two, three or six months, or, with the consent of all of the Lenders, nine or twelve months, as the applicable Co-Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third (3rd) Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a)         Interest Periods commencing on the same date for LIBOR Advances comprising part of the same Borrowing shall be of the same duration;

(b)        whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(c)         whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Inventory” means “inventory” as such term is defined in Article 9 of the UCC.

“Inventory Formula Amount” means, on any date of determination for Eligible Inventory, the lesser of (i) 65% of the Value of the Eligible Inventory; and (ii) 85% of the sum of the Net Orderly Liquidation Values of the Eligible Inventory by category.

“Inventory Reserve” means reserves established by the Co-Collateral Agents in their Permitted Discretion from time to time to reflect factors that may negatively impact the Value of Inventory of the Co-Borrowers, including:

(a)                                  any book reserves maintained by the Co-Borrowers in respect of Eligible Inventory (excluding a LIFO reserve under GAAP);

(b)                                 any change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks;

(c)                                  discrepancies that arise pertaining to inventory quantities on hand between a Co-Borrower’s perpetual accounting system, and physical counts of the inventory which will be equal to the greater of 2% or the results of the physical inventory counts taken over the past 12 months with the variance expressed as a percentage of Inventory;

(d)                                 discontinuance or speed of turnover;

(e)                                  designation for return to vendor

(f)                                    damage, quality or failure to meet customer specifications;

(g)                                 revaluation for deduction of capitalized favorable variances;

(h)                                 exclusion of revaluation for addition of unfavorable variances;

(i)                                     to reflect differences between a Co-Borrower’s actual cost to produce versus its selling price to third parties, determined on a product line basis; and

(j)                                     any other reserve established by the Co-Collateral Agents in their Permitted Discretion, from time to time.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any capital stock or other ownership or profit interest, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (j) or (k) of the definition of “Debt” in respect of such Person.

“Issuing Bank” means the Initial Issuing Bank and any other Lender reasonably acceptable to the Administrative Agent and the Borrower that agrees to issue Letters of Credit hereunder.  Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Bank (and such Affiliate shall be deemed to be an “Issuing Bank” for all purposes of the Loan Documents).

“L/C Supportable Obligations” means (a) obligations of the Borrower or any of its Subsidiaries with respect to workers compensation, surety bonds and other similar statutory obligations and (b) such other obligations of the Borrower or any of its Subsidiaries as are reasonably acceptable to the respective Issuing Bank and otherwise permitted to exist pursuant to the terms of this Agreement (other than obligations in respect of (i) the Senior Secured Notes, (ii) the Existing Senior Convertible Notes, (iii) any other Debt or other obligations that are subordinated in right of payment to the Obligations and (iv) any Equity Interests).

“Lead Arrangers” has the meaning specified in first paragraph of this Agreement.

“Leases” has the meaning specified in Section 4.01(v).

“Lender Party” means any Lender, the Swingline Bank and each Issuing Bank.

“Lenders” means the Initial Lenders and each Person that shall become a Lender or a successor Issuing Bank hereunder pursuant to Section 11.07.

“Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Funds Administrator and the Administrative Agent.

“Letter of Credit” has the meaning specified in Section 2.03(a)(i).

“Letter of Credit Advance” means an advance made by an Issuing Bank pursuant to Section 2.03(e)(i).

“Letter of Credit Back-Stop Arrangements” has the meaning specified in Section 2.15(d).

“Letter of Credit Disbursement” has the meaning specified in Section 2.03(e)(v).

“Letter of Credit Outstandings” means, at any time, the sum of (i) the Available LC Amount of all outstanding Letters of Credit at such time and (ii) the aggregate amount of all Letter of Credit Advances at such time.

“Letter of Credit Request” has the meaning specified in Section 2.03(c)(i).

“Letter of Credit Sub-Limit” means $25,000,000.

“LIBOR” means, for any Interest Period for all LIBOR Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is 2 Business Days prior to the commencement of such Interest Period by reference to the Reuters Screen LIBOR01 for deposits in Dollars (or such other comparable page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rates) for a period equal to such Interest Period; provided that to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBOR” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is 2 Business Days prior to the beginning of such Interest Period,  divided by a percentage equal to 100% minus the LIBOR Reserve Percentage for such period.  The LIBOR for any Interest Period for each LIBOR Advance comprising part of the same Borrowing shall be determined by the Administrative Agent, subject, however, to the provisions of Section 2.07.

“LIBOR Advance” means an Advance (other than a Swingline Advance) that bears interest as provided in Section 2.07(a)(ii).

“LIBOR Reserve Percentage” for any Interest Period for all LIBOR Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on LIBOR Advances is determined) having a term equal to such Interest Period.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, any agreement to give any of the foregoing, any lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, (iv) after the execution and delivery thereof pursuant to the terms of this Agreement, each additional Note, each additional Collateral Document and each Incremental Commitment Agreement and (v) each other document, instrument or agreement designated as a “Loan Document” by the Administrative Agent and the Funds Administrator, in each case as amended, supplemented or otherwise modified from time to time.

“Loan Parties” means each Co-Borrower and each Subsidiary Guarantor and “Loan Party” means any one of the Co-Borrowers or Subsidiary Guarantors.

“Lockbox Account” means each Deposit Account established at a Collection Bank subject to a Cash Management Control Agreement into which funds shall be transferred as provided in Section 5.15(b).

“Majority Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Revolving Advances (other than Swingline Advances) outstanding at such time, (b) the aggregate principal amount of the Swingline Advances outstanding at such time, (c) the aggregate Available LC Amount of all Letters of Credit outstanding at such time and (d) the aggregate Unused Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Majority Lenders at such time (i) the aggregate principal amount of the Revolving Advances (other than Swingline Advances) owing to such Lender (in its capacity as Lender) and outstanding at such time, (ii) such Lender’s Pro Rata Share of the aggregate principal amount of the Swingline Advances outstanding at such time, (iii) such Lender’s Pro Rata Share of the aggregate Available LC Amount of all Letters of Credit issued and outstanding at such time, and (iv) the Unused Commitment of such Lender at such time.  For purposes of this definition, the aggregate principal amount of Swingline Advances owing to the Swingline Bank and the aggregate principal amount of Letter of Credit Advances owing to the Issuing Bank and the Available LC Amount of each Letter of Credit shall, in each case, be considered to be owed to the Lenders ratably in accordance with their respective Commitments.

“Mandatory Borrowing” has the meaning provided in Section 2.02(b).

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations, assets or liabilities of the Borrower and its Subsidiaries taken as a whole (b) the rights and remedies of the Administrative Agent or any Lender Party under any Loan Document or (c) the ability of any Loan Party to perform its Obligations under any Loan Document to which it is or is to be a party.

“Maximum Incremental Amount” means $25,000,000.

“Measurement Period” means, as of any date of determination, the most recently completed four consecutive Fiscal Quarters ending on or immediately prior to such date, in each case taken as one accounting period.

“Mexican Collateral Documents” means the Accuride Mexican Pledge Agreement, the Bostrom Mexican Pledge Agreement and any other similar security agreements, instruments and documents executed and delivered pursuant to Section 5.11 governed by Mexican law (or the laws of any state of Mexico).

“Minimum Excess Availability Condition” means the first date following the Closing Date that the Funds Administrator delivers a certificate in form and substance reasonably satisfactory to the Administrative Agent and the Co-Collateral Agents that the Borrower is in compliance with the financial covenant set forth in Section 8 (determined for purposes of this definition only, as if a Compliance Period is then in existence).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Monthly Excess Availability” means for any month, the average Excess Availability during such month based on utilization and on Borrowing Base Certificates supplied by the Borrower from time to time.

“Mortgage” means each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Security Agent for the benefit of the Secured Parties, substantially in the form of Exhibit F (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

“Mortgage Policy” means the fully paid title insurance policies, from a title insurance company or companies reasonably acceptable to the Security Agent, in form and substance, with endorsements and in amounts reasonably acceptable to the Security Agent, issued, coinsured and reinsured by such title insurance company or companies.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which a Loan Party or an ERISA Affiliate has any obligation to contribute or within the past five years has had an obligation to contribute.

“NAIC” means the National Association of Insurance Commissioners.

“Net Cash Proceeds” means, with respect to any sale, lease, transfer or other disposition of any asset, the sale or issuance of any Equity Interests, or the incurrence or issuance of any Debt by any Person, or any Recovery Event, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration, but only as and when received) by or on behalf of such Person in connection with such transaction or event after deducting therefrom (without duplication):

(a)           reasonable and customary fees, commissions, expenses, issuance costs, discounts and other costs paid by the Borrower or any of its Subsidiaries in connection with such transaction or event;

(b)           the amount of taxes paid or estimated to be payable in connection with or as a result of such transaction or event;

(c)           the amount of the outstanding principal amount of, premium or penalty, if any, and interest on any Debt (other than Debt pursuant to this Agreement) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of any such transaction or event;

(d)           the amount of any reasonable reserves established in accordance with GAAP against any liabilities (other than taxes described in clause (b) above) that are (i) associated with the assets that are the subject of such transaction or event and (ii) retained by the Borrower or any of its Subsidiaries;

(e)           in the case of any sale, lease, transfer or other disposition of any assets (including any Asset Sale), if any part of the assets sold, leased, transferred or otherwise disposed of form part of the ABL Priority Collateral and such assets are pledged to secure the Obligations, a portion of any cash, Cash Equivalents or marketable securities received in payment for such assets in an amount equal to the book value of any such assets; and

(f)            the amount of any proceeds received from the sale, lease, transfer or other disposition of any asset pursuant to Section 6.04 or any Recovery Event to the extent that such proceeds are invested in the business within one (1) year following such sale or Recovery Event, provided that, from and after the Closing Date, the aggregate amount of proceeds (other than proceeds of asset dispositions permitted pursuant to Sections 6.04(a) or (d) and proceeds from Recovery Events) that may be so reinvested in the business shall not exceed $10,000,000 in any Fiscal Year;

provided, however, that in the event the amount of any estimated tax payable described in clause (b) above exceeds the amount actually paid, or upon any subsequent reduction in the amount of any reserve described in clause (d) above, the Borrower or its applicable Subsidiary shall be deemed to have received Net Cash Proceeds in an amount equal to such excess or reduction, at the time of payment of such taxes or on the date of such reduction, as the case may be; provided further that any portion of any proceeds received from the sale, lease, transfer or other disposition of any asset pursuant to Section 6.04 or any Recovery Event that has not been invested in the business as permitted under this Agreement within such one (1) year period shall (i) be deemed to be Net Cash Proceeds of such a sale or Recovery Event occurring on the last day of such one (1) year period and (ii) be applied to the prepayment of Advances in accordance with Section 2.06(b); provided further that, for purposes of the preceding proviso, such one (1) year period shall be extended by up to six (6) additional months from the last day of such initial one (1) year period so long as (A) such proceeds are to be invested in the business as permitted under this Agreement within such additional six (6) month period under the Borrower’s or any of its Subsidiaries’ business plan as most recently adopted in good faith by its board of directors and (B) such Person believes in good faith that such proceeds will be so reinvested within such additional six (6) month period.

“Net Orderly Liquidation Value” means the “net orderly liquidation value” determined separately for raw materials, work-in-process and finished goods Inventory by an unaffiliated valuation company reasonably acceptable to the Co-Collateral Agents after performance of an inventory valuation to be done at the Co-Collateral Agents’ request and the Co-Borrowers’ expense, less the amount estimated by such valuation company for marshalling, reconditioning, carrying, and sales expenses designated to maximize the resale value of such Inventory on an “as is” basis and assuming that the time required to dispose of such Inventory is customary with respect to such Inventory and expressed as a percentage of the net book value of such raw materials, work-in-process and finished goods Inventory.

“Note” means a Revolving Note or a Swingline Note.

“Notice of Revolving Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Swingline Borrowing” has the meaning specified in Section 2.02(b).

“Notice of Swingline Redemption” has the meaning specified in Section 2.02(b).

“NPL” means the National Priorities List under CERCLA.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any Insolvency Proceeding referred to in Section 9.06. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the unpaid principal of and interest on the Advances, reimbursement obligations in respect of Swingline Advances, Letters of Credit, Letter of Credit Advances and other Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by any Loan Party under any Loan Document (including, without limitation, interest accruing at the then applicable rate provided herein after the maturity of the Advances and reimbursement obligations in respect of Swingline Advances, Letter of

Credit Advances and Letters of Credit and Post-Petition Interest and Expenses) to the Administrative Agent, the Co-Collateral Agents, the Security Agent or any Lender Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the other Loan Documents, any Letter of Credit or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, the Co-Collateral Agents, the Security Agent or to the Lender Parties that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements) and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“OECD” means the Organization for Economic Cooperation and Development.

“OFAC” has the meaning set forth in the definition of “Anti-Terrorism Laws.”

“Off-Balance Sheet Liabilities” of any Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability of such Person under any sale and leaseback transactions that does not create a liability on the balance sheet of such Person (other than an operating lease), (c) any obligation under a Synthetic Lease or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Other Permitted Debt” has the meaning specified in Section 6.02(s).

“Other Permitted Debt Documents” means all agreements, indentures and instruments pursuant to which Other Permitted Debt is issued.

“Other Taxes” has the meaning specified in Section 2.12(b).

“Participant” has the meaning specified in Section 2.03(d)(i).

“Payment Conditions” means that at the time of each action or proposed action and after giving effect thereto each of the following conditions are satisfied:  (a) no Default or an Event of Default shall have occurred and be continuing, (b) Excess Availability (on the date of such action or proposed action after giving effect to any Advances incurred (or to be incurred) or Letters of Credit issued (or to be issued) on such date in connection with such action or proposed action) and Historical Excess Availability, calculated on a pro forma basis in accordance with the definition thereof, shall exceed the greater of (A) $15,000,000 and (B) 25% of the Total Commitment as then in effect, (c) the Consolidated Fixed Charge Coverage Ratio shall be not less than 1.25:1.00 for the Measurement Period then most recently ended for which financial statements are available calculated on a Pro Forma Basis as if such action or proposed action had occurred on the first day of such Measurement Period, and (d) the Funds Administrator shall have delivered to the Administrative Agent, the Co-Collateral Agents and the Security Agent a certificate of a Responsible Officer of the Funds Administrator certifying as to compliance with preceding clauses (a) through (c) and demonstrating (in reasonable detail) the calculations required by preceding clauses (b) and (c).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Acquired Debt” has the meaning given to it in Section 6.02(r).

“Permitted Acquisition” means the acquisition by the Borrower or a Wholly-Owned Subsidiary of the Borrower which is a Subsidiary Guarantor of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business with and into the Borrower (so long as the Borrower is the surviving corporation) or a Wholly-Owned Subsidiary of the Borrower which is a Subsidiary Guarantor (so long as the surviving Person is or becomes a Subsidiary Guarantor)), provided that (in each case):

(a)         the consideration paid or to be paid by the Borrower or such Wholly-Owned Subsidiary consists solely of cash (including proceeds of Revolving Advances or Swingline Advances), the issuance or incurrence of Debt otherwise permitted by Section 6.02 and the assumption/acquisition of any Permitted Acquired Debt (calculated at face value) which is permitted to remain outstanding in accordance with the requirements of Section 6.02;

(b)        the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition would not cause the Borrower to be in breach of the covenant set forth in Section 5.05 (Conduct of Business); and

(c)         all requirements of Sections 5.11 and 5.19 applicable to Permitted Acquisitions are satisfied.

Notwithstanding anything to the contrary contained in this definition, an acquisition which does not otherwise meet the requirements set forth above shall constitute a Permitted Acquisition if, and to the extent, the Majority Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Discretion” means the exercise of the Administrative Agent’s, the Co-Collateral Agents’ or the Security Agent’s good faith judgment, as the case may be, (from the perspective of a secured asset-based lender) in consideration of any factor which will or is reasonably likely to (a) adversely affect the value of any ABL Priority Collateral, the enforceability or priority of the Liens thereon or the amount that the Secured Parties would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation thereof, (b) suggest that any collateral report or financial information delivered to the Administrative Agent, the Co-Collateral Agents, the Security Agent or the Lenders by any Person on behalf of the Borrower or any other Loan Party is incomplete, inaccurate or misleading in any material respect, (c) materially increase the likelihood that the Lenders would not receive payment in full in cash for all of the Obligations or (d) otherwise materially adversely affect the interests of the Secured Parties.  In exercising such judgment, the Administrative Agent, the Co-Collateral Agents or the Security Agent may consider such factors already included in or tested by the definition of Eligible Accounts or Eligible Inventory, as well as any of the following:  (a) the changes in collection history and Dilution or collectability with respect to the Accounts; (b) changes in demand for, pricing of, or product mix of Inventory; (c) changes in any concentration of risk with respect to the Borrower’s or any other Co-Borrower’s Accounts or Inventory; and (d) any other factors that change the credit risk of lending to the Borrower or any other Co-Borrower on the security of the Borrower’s or any other Co-Borrower’s Accounts Accounts or Inventory.

“Permitted Equity Documents” means all agreements, indentures and instruments pursuant to which Equity Interests other than Disqualified Equity Interests are issued.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:  (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.02 hereof; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business outstanding at any time (i) that secure indebtedness that is not overdue for a period of more than 45 days or (ii) which are being contested in good faith by appropriate proceedings, provided that (x) such proceedings have the effect of preventing or suspending any proceedings for the forfeiture or sale of, or exercise of other enforcement remedies with respect to, the property or assets subject to any such Lien and (y) full provision for the payment of such Liens has been made on the books of such Person if and to the extent required by GAAP; (c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 9.07); (d) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business; (e) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located; (f) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Borrower and its Subsidiaries taken as a whole; (g) any interest or title of a lessor or secured by a lessor’s interest under any lease permitted by this Agreement and any Liens arising from any financing statement filed in connection with such lease; (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (i) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Subsidiaries; provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 6.02(o); and (j) leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole.

“Permitted Refinancing Debt” means any Debt of the Borrower and its Subsidiaries issued or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace, substitute or refund Debt permitted under clause (ii) of Section 6.02, or any Debt issued to so extend, renew, refinance, replace, substitute or refund any such Debt, so long as (a) such Debt matures no earlier than six months after the Termination Date and does not have any mandatory prepayment obligations prior to such maturity date (other than pursuant to customary asset sale and change of control provisions) and otherwise contains terms and conditions which are similar to the Senior Secured Notes, (b) such Debt has a weighted average life to maturity greater than or equal to the weighted average life to maturity of the Debt being refinance, and (c) such refinancing or renewal does not (i) increase the principal amount of such Debt outstanding immediately prior to such refinancing or renewal other than as a result of the refinancing of accrued unpaid interest, premiums (including applicable prepayment premiums) or fees and the costs of issuing such refinancing Debt or (ii) add guarantors, obligors or security from that which applied to such Debt being refinance or renewed.

“Permitted Subordinated Debt” has the meaning specified in Section 6.02(d).

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means any multiemployer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding five plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments of) any Loan Party or an ERISA Affiliate.

“Post-Petition Interest and Expenses” means interest accruing at the then applicable rate provided herein after the filing of any petition in bankruptcy, or the commencement of any Insolvency Proceeding, relating to any Co-Borrower, and expenses reimbursable hereunder which are incurred after the filing of any petition in bankruptcy or the commencement of any such Insolvency Proceeding, whether or not a claim for such post-filing or post-petition interest or expenses is allowed in such proceeding.

“Primary Obligations” means (i) all Obligations under the Loan Documents other than Secondary Obligations, including all other premiums, fees and interest on, all Advances and all Letter of Credit Outstandings and (ii) Approved Hedge Agreement Obligations (other than, indemnities, fees (including, without limitation, attorneys’ fees) and similar obligations and liabilities) for which a Hedging Reserve has been established in an aggregate amount not to exceed the lesser of (a) the then current amount of all Hedging Reserves so established and (b) $10,000,000.

“Prime Rate” means the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Rate to change when and as such prime lending rate changes.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Pro Forma Basis” means, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (a) the incurrence of any Debt (other than revolving Debt, except to the extent the same is incurred to refinance other outstanding Debt or to finance a Permitted Acquisition) after the first day of the relevant Measurement Period, as if such Debt had been incurred (and the proceeds thereof applied) on the first day of such Measurement Period, (b) the permanent repayment of any Debt (other than revolving Debt, except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Measurement Period, as if such Debt had been retired or repaid on the first day of such Measurement Period, and (c) any Permitted Acquisition or any Significant Asset Sale then being consummated as well as any other Permitted Acquisition or any other Significant Asset Sale if consummated after the first day of the relevant Measurement Period and on or prior to the date of the respective Permitted Acquisition or Significant Asset Sale, as the case may be, then being effected, with the following rules to apply in connection therewith:

(i)            all Debt (x) (other than revolving Debt, except to the extent the same is incurred to refinance other outstanding Debt or to finance Permitted Acquisitions) incurred or issued after the first day of the relevant Measurement Period (whether incurred to finance a Permitted Acquisition, to refinance Debt or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Measurement Period and remain outstanding through the date of determination (and thereafter, in the case of projections pursuant to Section 5.19(a)) and (y) (other than revolving Debt, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Measurement Period shall be deemed to have been retired or redeemed on the first day of such Measurement Period and remain retired through the date of determination (and thereafter, in the case of projections pursuant to Section 5.19(a));

(ii)           all Debt assumed to be outstanding pursuant to the preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) the rates which would have been applicable thereto during the respective period when the same was deemed outstanding, in the case of floating rate Debt (although interest expense with respect to any Debt for periods while the same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while the same was actually outstanding); provided that all Debt (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions; and

(iii)          in making any determination of Consolidated EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Permitted Acquisition or any Significant Asset Sale if effected during the relevant Measurement Period, as applicable, (or thereafter, for purposes of determinations pursuant to Section 5.19 and the definition of “Applicable Margin” only) as if the same had occurred on the first day of the relevant Measurement Period.

For purposes of this definition, “relevant Measurement Period” means the Measurement Period most recently ended prior to the date of such calculation, or, as applicable, the Permitted Acquisition, Significant Asset Sale or other event requiring such Pro Forma Basis calculation, for which financial statements have been delivered to the Lenders pursuant to Section 7.01 or 7.02, as applicable.

“Pro Rata Share” of any amount means the product of such amount times a fraction the numerator of which is the amount of such Lender’s Commitment, at such time and the denominator of which is the Total Commitment; provided that if the Pro Rata Share of any Lender is to be determined after the Total Commitment has been terminated, then the Pro Rata Share of such Lender shall be determined immediately prior (and without giving effect) to such termination but after giving effect to any assignments and/or assumptions after such termination.

“Raw Materials” means any items or materials used or consumed in the manufacture of goods to be sold by the Loan Parties in the ordinary course of business.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries.

“Refinancing” means the refinancing transactions described in Section 3.01(c)(i) and (ii).

“Register” has the meaning specified in Section 11.07(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Documents” means the Existing Senior Convertible Notes Documents, the Senior Secured Notes Documents and any Subordinated Debt Documents.

“Related Fund” means any Person that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person or an Affiliate of a Person that administers or manages a Lender.

“Rent Reserve” means a reserve established by the Co-Collateral Agents in respect of rent payments made by the Borrower or a Co-Borrower for each location at which Inventory of the Borrower or a Co-Borrower is located that is not subject to a Third Party Agreement equal to three times the monthly gross rent or warehouse payments for each such location, as adjusted from time to time by the Co-Collateral Agents in their Permitted Discretion; provided that in lieu of providing a Rent Reserve for any location, the Borrower or such other Co-Borrower, as applicable, may elect to exclude all Inventory at that location.

“Reportable Event” means an event described in Section 4043 of ERISA and the regulations thereunder.

“Requirements of Law” means, with respect to any Person, all laws, constitutions, statutes, treaties, ordinances, rules and regulations, all orders, writs, decrees, injunctions, judgments, determinations or awards of an arbitrator, a court or any other governmental authority, and all governmental authorizations, binding upon or applicable to such Person or to any of its properties, assets or businesses.

“Responsible Officer” means any officer of any Loan Party or any of its Subsidiaries.

“Restricted” means, when referring to cash or Cash Equivalents of the Borrower or any of its Subsidiaries, that such cash or Cash Equivalents (a) appears (or would be required to appear) as “restricted” on a Consolidated balance sheet of the Borrower or of any such Subsidiary (unless such appearance is related to the Loan Documents or Liens created thereunder), (b) are subject to any Lien in favor of any Person other than the Administrative Agent for the benefit of the Secured Parties or the Senior Secured Noteholder Collateral Agent for the benefit of the Senior Secured Noteholder Secured Parties or (c) are not otherwise generally available for use by the Borrower or such Subsidiary.

“Restricted Party” means any person listed:

(a)           in the Annex to the Executive Order;

(b)           on the “Specially Designated Nationals and Blocked Persons” list maintained by the OFAC;

(c)           in any successor list to either of the foregoing; or

(d)           any person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order.

“Restructuring Charges” has the meaning set forth in the definition of “Consolidated EBITDA.”

“Revolving Advance” has the meaning specified in Section 2.01(a).

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Advances of the same Type made by the Lenders.

“Revolving Note” means a promissory note of the applicable Co-Borrower payable to the order of any Lender, in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the applicable Co-Borrower to such Lender resulting from the Revolving Advance made by such Lender.

“S&P” means Standard & Poor’s Ratings Services and any successor thereto.

“Secondary Obligations” means all Cash Management Obligations under Secured Cash Management Agreements and all Secured Hedging Obligations (other than Approved Hedge Agreement Obligations not exceeding the limit set forth in clause (ii) of the definition of “Primary Obligations”).

“Secured Cash Management Agreement” means each Cash Management Agreement entered into by a Loan Party with any Cash Management Creditor.

“Secured Hedge Agreement Counterparty” means, collectively, each Lender and/or any Affiliate thereof that has entered into one or more Hedge Agreements, even if such Person is not or subsequently ceases to be a Lender and/or any Affiliate thereof under this Agreement for any reason, together with such Person’s or their Affiliate’s successors, if any, for so long as such Person or their Affiliate (or successor thereof) participates in such Hedge Agreement.

“Secured Hedging Obligations” means all obligations and liabilities of the Co-Borrowers to any Secured Hedge Agreement Counterparty, whether now existing or hereafter incurred under, arising out of or in connection with such Hedge Agreement, that are secured by the Collateral.

“Secured Parties” means the Administrative Agent, the Co-Collateral Agents, the Security Agent, the Lead Arrangers, the Lender Parties, the Secured Hedge Agreement Counterparties and the Cash Management Creditors.

“Security Agent” means the Administrative Agent acting as security agent for the Secured Parties pursuant to the Collateral Documents.

“Senior Secured Noteholder Collateral Agent” means Deutsche Bank Trust Company Americas in its capacity as noteholder collateral agent under the Senior Secured Notes Documents, and its successors and assigns in such capacity.

“Senior Secured Noteholder Obligations” has the meaning specified in the Intercreditor Agreement.

“Senior Secured Noteholder Secured Parties” has the meaning specified in the Intercreditor Agreement.

“Senior Secured Noteholders” means the holders of the Senior Secured Notes.

“Senior Secured Notes” means the Borrower’s 9.5% Senior Secured Notes due August 1, 2018, issued pursuant to the Senior Secured Note Indenture, as in effect on the Closing Date and as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Senior Secured Notes Documents” means the Senior Secured Notes, the Senior Secured Notes Indenture, the Senior Secured Notes Security Documents and all other documents executed and delivered with respect to the Senior Secured Notes or Senior Secured Notes Indenture, as in effect on the Closing Date and as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Senior Secured Notes Indenture” means the Indenture, dated as of the date hereof, among the Borrower as issuer, the Subsidiary Guarantors as guarantors and Wilmington Trust FSB, as trustee, as in effect on the Closing Date and as thereafter amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Senior Secured Notes Obligations Termination Date” means the date upon which the Discharge of Senior Secured Notes Obligations shall have occurred with respect to the Senior Secured Noteholder Obligations.

“Senior Secured Notes Priority Collateral” means any and all Collateral other than the ABL Priority Collateral.

“Senior Secured Notes Security Documents” means the “Security Documents” as defined in the Senior Secured Notes Indenture.

“Settlement Date” has the meaning provided in Section 2.02(g)(i).

“Significant Asset Sale” means each Asset Sale which generates Net Cash Proceeds of at least $40,000,000.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Change of Control” means a “Change of Control” (or any other defined term having a similar purpose), as defined in any Senior Secured Notes Document, any Subordinated Debt Document or any Permitted Equity Document.

“Subordination Agreement” has the meaning provided in Section 6.02(p).

“Subordinated Debt” means (a) the Debt evidenced by the Existing Senior Convertible Notes, (b) any other Debt of the Borrower containing terms substantially similar to the Existing Senior Convertible Notes or containing covenants, events of default and credit support that is reasonably customary for market offerings of subordinated debt by issuers with a credit rating comparable to the Borrower, that in each case is effectively subordinated to the Obligations of the Borrower under the Loan Documents either (i) in a manner no less favorable to the Lender Parties than the subordination applicable to the Existing Senior Convertible Notes, or (ii) on customary terms for market offerings of non-convertible subordinated debt by issuers with a credit rating comparable to the Borrower, such terms to be reasonably acceptable to the Administrative Agent (whose approval shall not be unreasonably withheld or delayed) or (iii) otherwise on terms satisfactory to the Majority Lenders; provided that any subordination terms previously agreed to or found acceptable shall be deemed acceptable for future issuances of Subordinated Debt and (c) guaranty Obligations of any Loan Party in respect of any such Debt referred to in the foregoing clauses (a) and (b), so long as such guaranty Obligations are effectively subordinated to the Obligations of such Loan Party under the Loan Documents either in a manner no less favorable to the Lender Parties than those applicable to the guaranty

Obligations of such Loan Party in respect of the Existing Senior Convertible Notes or otherwise on terms satisfactory to the Majority Lenders.

“Subordinated Debt Documents” means the Existing Senior Convertible Notes Indenture and all other agreements, indentures and instruments pursuant to which Permitted Subordinated Debt is issued.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Subsidiary Guarantors” means the Subsidiaries of the Co-Borrowers that are U.S. Subsidiaries, and each other U.S. Subsidiary of any Co-Borrower that shall be required to deliver an Assumption Agreement pursuant to this Agreement.

“Supermajority Lenders” means those Lenders which are not Defaulting Lenders which would constitute the Majority Lenders under, and as defined in, this Agreement, if the reference to “a majority” contained therein were changed to “70.0%”.

“Swingline Advance” has the meaning specified in Section 2.01(b).

“Swingline Back-Stop Arrangements” has the meaning specified in Section 2.15(f).

“Swingline Bank” means the Administrative Agent, in its capacity as Swingline Bank hereunder.

“Swingline Expiry Date” means that date which is five Business Days prior to the Termination Date.

“Swingline Note” means a promissory note of the Borrower payable to the order of the Swingline Bank, in substantially the form of Exhibit A-2 hereto, with blanks appropriately completed in conformity with this Agreement, evidencing the aggregate indebtedness of the Borrower to the Swingline Bank resulting from the Swingline Advances made by the Swingline Bank.

“Swingline Sub-Limit” means $10,000,000.

“Syndication Agent” means Credit Suisse Securities (USA) LLC.

“Synthetic Lease” means a lease transaction under which the parties intend that (a) the lease will be treated as an “operating lease” by the lessee and (b) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Taxes” has the meaning specified in Section 2.12(a).

“Termination Date” means the earliest of (i) July 29, 2014, (ii) the date on which the outstanding principal amount of the Advances become due and payable, the Commitments of the Lenders and their obligations to make Advances hereunder terminate, the obligation of any Issuing Bank to issue Letters of Credit hereunder terminates and the cancellation and/or cash collateralization of all outstanding Letters of Credit is required pursuant to Part I of Article IX and (iii) the date of prepayment in full by the Borrower of the Advances and the cancellation and/or cash collateralization of all outstanding Letters of Credit and the permanent reduction of the Commitments to zero dollars ($0) in accordance with Section 2.05.

“Third Party Agreement” means (a) an agreement, in form and substance reasonably acceptable to the Co-Collateral Agents and the Security Agent, pursuant to which a landlord, warehouseman, processor, shipper, customs broker or freight forwarder, repairman, mechanic, consignee, bailee or other third party who stores, processes, maintains or holds Collateral acknowledges, among other things, the Security Agent’s Lien on such Collateral, the Security Agent’s ability to enforce its Lien on such Collateral and the subordination of any Lien held by such landlord, warehouseman, processor, shipper, customs broker or freight forwarder, repairman, mechanic, consignee, bailee or other third party on such Collateral to the Security Agent’s Lien thereon or (b) an agreement, in form and substance reasonably acceptable to the Co-Collateral Agents, pursuant to which a holder of a Lien on premises of any Co-Borrower where Eligible Inventory is located agrees and acknowledges, among other things, that the Security Agent may without interference from such Lien holder (i) gain access to, remove and exercise its rights against any Inventory located at such premises after an Event of Default, and that such Lien holder may not remove or exercise any remedies against such Inventory except as agreed, (ii) for a period of time not less than ninety (90) days (or such shorter time period as the Security Agent may agree in its sole discretion) after the Security Agent shall have taken possession of such Inventory, (A) store such Inventory at such premises and (B) conduct a sale of such Inventory at such premises and (iii) examine and make copies of books and records of any Co-Borrower located at such premises with respect to such Inventory.

“Total Commitment” means, at any time, the sum of all Commitments of the Lenders at such time.  The initial aggregate amount of the Total Commitment of the Lenders on the Closing Date is $75,000,000.

“Total Leverage Ratio” means, on any date of determination, the ratio of (x) Consolidated Total Debt of the Borrower on such date to (y) Consolidated EBITDA of the Borrower for the Measurement Period most recently ended on or prior to such date.

“Total Unused Commitment” means at any time the amount equal to the remainder of (x) the Total Commitment as in effect at such time minus (y) the Aggregate Exposure at such time.

“Transaction” means (a) the consummation of the Refinancing, (b) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the making of Revolving Advances and the use of the proceeds thereof and the issuance of Letters of Credit hereunder, in each case on the Closing Date, (c) the execution, delivery and performance by each Loan Party of the Senior Secured Notes Documents to which it is a party, the issuance of the Senior Secured Notes and the use of proceeds thereof, in each case, on the Closing Date and (d) the payment of all costs and expenses associated with the foregoing.

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the LIBOR.

“UCC” means the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unfunded Current Liability” of any Plan means the amount, if any, by which the present value of the accumulated benefits under the Plan as of the close of its most recent plan year, determined in accordance with Statement of Financial Accounting Standards No. 87 as in effect on the date hereof, exceeds the fair market value of the assets allocable thereto; provided that upon the direction of the Administrative Agent (acting in its own discretion or at the request of any Lender), the Unfunded Current Liability of each Plan shall be calculated as set forth above but the present value of the accumulated benefits under such Plan as of the close of its most recent plan year shall be based upon the actuarial assumptions that would be used by the Plan’s actuary in a termination of such Plan.

“United States” and “U.S.” each mean the United States of America.

“Unmatured Surviving Obligations” means Obligations under the Loan Documents which by their terms survive the termination of this Agreement or any other Loan Document, as applicable, and which, at the relevant time, are not then due and payable.

“Unrestricted” means, when referring to cash or Cash Equivalents of the Borrower or any of its Subsidiaries, that such cash or Cash Equivalents are not Restricted.

“Unused Commitment” means, with respect to any Lender at any time, (a) such Lender’s Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Advances, made by such Lender and outstanding at such time, plus (ii) such Lender’s Pro Rata Share of (A) the aggregate principal amount of all Swingline Advances made by the Swingline Bank pursuant to Section 2.01(b) and outstanding at such time, (B) the aggregate Available LC Amount of all Letters of Credit outstanding at such time and (C) the aggregate principal amount of all Letter of Credit Advances made by each Issuing Bank pursuant to Section 2.03(e) and outstanding at such time.

“U.S. Dollar Equivalent” of an amount denominated in a currency other than U.S. Dollars means, at any time for the determination thereof, the amount of U.S. Dollars which could be purchased with the amount of such currency involved in such computation at the spot exchange rate therefor as quoted by the Administrative Agent as of 11:00 A.M. (New York time) on the date two Business Days prior to the date of any determination thereof for purchase on such date.

“U.S. Person” means any Person which is organized under the laws of a jurisdiction of the United States.

“U.S. Subsidiary” means each Subsidiary of the Borrower incorporated or organized in the United States or any State or territory thereof.

“USA Patriot Act” means USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 109-177 (as signed into law March 9, 2009) (as amended from time to time).

“Value” means for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first out basis, and excluding any reserves established by the Co-Borrowers and any portion of cost attributable to intercompany profit among the Co-Borrowers.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Wholly-Owned Subsidiary” means, as to any Person, (i) any corporation 100% of whose Equity Interests (other than director’s qualifying shares and/or other nominal amounts of shares required by applicable law to be held by Persons other than such Person) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% Equity Interest at such time.

“Wholly-Owned U.S. Subsidiary” means, as to any Person, any Wholly-Owned Subsidiary of such Person which is also a U.S. Subsidiary of such Person.

“Work-in-Process” means Inventory which consists of work-in-process including, without limitation, materials other than Raw Materials, or Finished Goods, title to which and sole ownership of which is vested in a Co-Borrower.

“$” or “U.S. Dollars” means the lawful currency of the United States of America.

Section 1.02  Computation of Time Periods.  In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.03  Accounting Terms.  The financial statements to be furnished to the Lender Parties pursuant hereto shall be made and prepared in accordance with GAAP and all computations and all definitions (including accounting terms) used in determining compliance with Article VI and Article VIII shall utilize GAAP; provided that if GAAP and related policies are not in conformity with those used to prepare the financial statements referred to in Section 4.01(f)(i), then either the Borrower or the Majority Lenders may request an amendment to this Agreement to take into account such changes in GAAP or related policies and until such amendment becomes effective then such computations and definitions used in determining compliance with Article VI and Article VIII shall utilize GAAP and related policies in conformity with those used to prepare the financial statements referred to in Section 4.01(f)(i).

Section 1.04  FASB ASC 825.  Notwithstanding any other provision contained herein or in any other Loan Document, all terms of an accounting or financial nature used herein or in any other Loan Document shall be construed, and all computations of amounts and ratios referred to herein or in any other Loan Document shall be made at all times hereafter, without giving effect to any election under FASB ASC 825 (or any other accounting principle having a similar result or effect) to value any Debt or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein.

Section 1.05  Currency Equivalent.  For purposes of construction of the terms hereof, the equivalent in another currency of an amount in U.S. Dollars shall be determined by using the quoted spot rate at which DBTCA’s principal office in New York City offers to purchase such other currency with the equivalent in dollars in New York City at 9:00 A.M. (New York City time) on the date on which such equivalent is to be determined.

Section 1.06  Uniform Commercial Code.  Unless otherwise defined herein or in the other Loan Documents, terms used herein which are defined in the UCC as in effect in the State of New York from time to time are used herein as therein defined.

ARTICLE II

Amounts and Terms of the Advances and the Letters of Credit

Section 2.01  Revolving Advances and Swingline Advances.

(a)           Revolving Advances.  Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a “Revolving Advance”) to the Co-Borrowers from time to time on any Business Day during the period from the Closing Date until the Termination Date; provided that a Revolving Advance shall not be made (and shall not be required to be made) by any Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause (i) the Individual Exposure of such Lender to exceed the amount of its Commitment at such time, (ii) the Aggregate Exposure (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) to exceed the lesser of the Total Commitment at such time and the Borrowing Base at such time or (iii) until, but not following, such time as the Minimum Excess Availability Condition is satisfied, the Aggregate Exposure to exceed the Adjusted Total Commitment.  Each Borrowing shall be in an aggregate amount of $1,000,000 or an integral multiple of $250,000 in excess thereof (other than a Borrowing the proceeds of which shall be used solely to repay or prepay in full outstanding Swingline Advances or Letter of Credit Advances) and shall consist of Revolving Advances made simultaneously by the Lenders ratably according to their Commitments.  The Co-Borrowers may borrow under this Section 2.01, prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01 in accordance with the provisions of this Agreement.

(b)           Swingline Advances.  The Funds Administrator may request the Swingline Bank to make, and the Swingline Bank shall make, on the terms and conditions hereinafter set forth, a revolving loan or revolving loans (each, a “Swingline Advance” and collectively, the “Swingline Advances”) to the applicable Co-Borrowers from time to time on any Business Day during the period from the Closing Date until the Swingline Expiry Date in an aggregate amount not to exceed at any time outstanding the lesser of (i) the Swingline Sub-Limit and (ii) an amount that would not cause the Aggregate Exposure (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) to exceed the lesser of (x) until, but not following, such time as the Minimum Excess Availability Condition is satisfied, the Adjusted Total Commitment, (y) the Total Commitment at such time and (z) the Borrowing Base at such time.  No Swingline Advance shall be used for the purpose of funding the payment of principal of any other Swingline Advance.  Each Swingline Advance shall be in an amount of $500,000 or an integral multiple of $100,000 in excess thereof and shall be made as a Base Rate Advance.  Within the limits of the Swingline Sub-Limit and within the limits referred to in clause (ii) above, the Co-Borrowers may borrow under this Section 2.01(b), repay pursuant to Section 2.04(b) or prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(b).

(c)           In the event that the Co-Borrowers are unable to comply with the conditions precedent to the making of Revolving Advances set forth in Section 3.02 (including, without limitation, the Borrowing Base limitations set forth in Section 3.02(d)), the Lenders, subject to the immediately succeeding proviso, hereby authorize the Administrative Agent, for the account of the Lenders, to make Revolving Advances to the applicable Co-Borrower solely in the event that the Administrative Agent or the Security Agent in its respective Permitted Discretion deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of repayment of the Obligations under the Loan Documents, or (iii) to pay any other amount chargeable to the applicable Co-Borrower pursuant to the terms of this Agreement; provided that such Revolving Advances may only be made as Base Rate Advances, as determined by the Administrative Agent or Security Agent (each, an “Agent Advance”), for a period commencing on the date the Administrative Agent or Security Agent first receives a Notice of Revolving Borrowing requesting an Agent Advance until the earliest of (x) the twentieth (20th) Business Day after such date, (y) the date the respective Co-Borrower is again able to comply with the applicable Borrowing Base limitations and the conditions precedent to the making of Revolving Advances, or obtain an amendment or waiver with respect thereto and (z) the date the Majority Lenders instruct the Administrative Agent or the Security Agent, as the case may be, to cease making Agent Advances (in each case, the “Agent Advance Period”); provided further that the Administrative Agent and the Security Agent shall not make any Agent Advance to the extent that at the time of the making of such Agent Advance, (I) the amount of such Agent Advance when added to the aggregate outstanding amount of all other Agent Advances made to, if such Agent Advance is a Revolving Advance, the Borrower at such time, would exceed 5% of the Borrowing Base at such time (each, an “Agent Advance Amount”), (II) until, but not following, such time as the Minimum Excess Availability Condition is satisfied, the amount of such Agent Advance (after giving effect to thereto) would cause the Aggregate Exposure to exceed the Adjusted Total Commitment at such time or (III) the amount of such Agent Advance (after giving effect to thereto) would cause the Aggregate Exposure to exceed the Total Commitment at such time.  Agent Advances may be made by the Administrative Agent or the Security Agent in its sole discretion and the Co-

Borrowers shall not have any right whatsoever to require that any Agent Advances be made, provided that the Administrative Agent or the Security Agent, as the case may be, shall promptly notify the Funds Administrator following the occurrence of an Agent Advance.  Agent Advances will be subject to periodic settlement with the applicable Lenders pursuant to Section 2.02(g).

Section 2.02  Making Revolving Advances and Swingline Advances.

(a)           Revolving Advances.  Each Borrowing shall be made on notice, given not later than 12:00 P.M. (New York City time) on the third (3rd) Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of LIBOR Advances, or the first Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances (including Agent Advances, but excluding for this purpose Swingline Advances and Revolving Advances made pursuant to a Mandatory Borrowing) by the Funds Administrator (or, in the case of Agent Advances, the Administrative Agent) to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier or electronic mail.  Each such notice of a Borrowing (a “Notice of Revolving Borrowing”) shall be by telephone, confirmed immediately in writing by telecopier or electronic mail in PDF format, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing (including whether the Revolving Advances made pursuant to such Borrowing constitute Agent Advances (it being understood that the Administrative Agent and the Security Agent shall be under no obligation to make such Agent Advance)) and (iii) aggregate amount of such Borrowing.  Each Lender shall, before 12:00 P.M. (New York City time) on the date of such Borrowing, make available for the account of its Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments of such Lender and the other Lenders.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the applicable Co-Borrower by crediting the Borrower’s Account, for onward transmission to the bank account notified to the Administrative Agent by the Co-Borrower from time to time into which monies are permitted to be deposited in accordance with the provisions of this Agreement; provided, however, that the Administrative Agent shall first make a portion of such funds equal to the aggregate principal amount of any Swingline Advances made by the Swingline Bank or any Letter of Credit Advances made by any Issuing Bank and outstanding on the date of such Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to the Swingline Bank or to such Issuing Bank, as the case may be, for repayment of such Swingline Advances or such Letter of Credit Advances.

(b)           Swingline Advances. Each Swingline Advance shall be made on notice, given not later than 1:00 P.M. (New York City time) on the date of the proposed Swingline Advance, by the Funds Administrator to the Swingline Bank and the Administrative Agent.  Each such notice of a Swingline Advance (a “Notice of Swingline Borrowing”) shall be made by telephone, and confirmed immediately in writing by telecopier or electronic mail in PDF format, in substantially the form of Exhibit C-1 hereto, and shall specify in each case (i) the date of such Swingline Advance, (ii) the amount of such Swingline Advance and (iii) the maturity of such Swingline Advance (which maturity shall be no later than the Swingline Expiry Date).  The Swingline Bank will make the amount thereof available to the Administrative Agent at the

Administrative Agent’s Account, in same day funds.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the applicable Co-Borrower by crediting the Borrower’s Account, for onward transmission to the bank account notified to the Administrative Agent by such Co-Borrower from time to time into which monies are permitted to be deposited in accordance with the provisions of this Agreement.  On any Business Day, (x) the Swingline Bank may, in its sole discretion, give notice to the Lenders, with a copy of notice to the Administrative Agent, and (y) any Lender may, in its sole discretion, give written notice (a “Notice of Swingline Redemption”) in substantially the form of Exhibit C-2 hereto to the Administrative Agent, with a copy of such notice to the Swingline Bank and to the other Lenders, that the Swingline Bank’s outstanding Swingline Advances shall be funded with one or more Borrowings of Revolving Advances (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Part I of Article IX or upon the exercise of any of the remedies provided in the last paragraph of Part I of Article IX), in which case one or more Borrowings of Revolving Advances constituting Base Rate Advances (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all Lenders pro rata based on each such Lender’s Pro Rata Share as of the date of such demand (determined before giving effect to any termination of the Commitments pursuant to the last paragraph of Part I of Article IX) and the proceeds thereof shall be applied directly by the Swingline Bank to repay the Swingline Bank for such outstanding Swingline Advances.  Each Lender hereby irrevocably agrees to make Revolving Advances upon one (1) Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Bank or the applicable Lender, as the case may be, notwithstanding (i) the amount of the Mandatory Borrowing may not comply with any minimum borrowing amount otherwise required hereunder, (ii) whether any conditions specified in Article III are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing, and (v) the amount of the Total Commitment at such time.  In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above, then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the applicable Co-Borrower on or after such date and prior to such purchase) from the Swingline Bank, and the Swingline Bank shall sell and assign to each such other Lender, such participations in the outstanding Swingline Advances as shall be necessary to cause the Lenders to share in such Swingline Advances ratably based upon their respective Pro Rata Share as of the date of such demand (determined before giving effect to any termination of the Commitments pursuant to the last paragraph of Part I of Article IX), by making available for the account of its Lending Office to the Administrative Agent for the account of the Swingline Bank, by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to the portion of the participation in the outstanding principal amount of such Swingline Advance to be purchased by such Lender, provided that (x) all interest payable on the Swingline Advances shall be for the account of the Swingline Bank until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay the Swingline Bank interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to Revolving Advances maintained as Base Rate Advances hereunder for each day thereafter.  Each Co-Borrower hereby agrees to each such sale and assignment of participations in Swingline Advances.  Each Lender agrees to purchase its Pro Rata Share of a participation in an outstanding Swingline Advance on (i) the Business Day on which demand therefor is made by the Swingline Bank or the applicable Lender, as the case may be; provided that notice of such demand is given not later than 1:00 P.M. (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time.  Upon any such assignment by the Swingline Bank to any other Lender of a participation in a Swingline Advance, the Swingline Bank represents and warrants to such other Lender that the Swingline Bank is the legal and beneficial owner of such participation being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such participation in such Swingline Advance, the Loan Documents or any Loan Party.

(c)           Mandatory Borrowings shall be made upon the notice specified in Section 2.02(b) above, with the applicable Co-Borrower irrevocably agreeing, by its incurrence of any Swingline Advance, to the making of the Mandatory Borrowings as set forth in Section 2.02(b) above.

(d)           Anything in subsection (a) above to the contrary notwithstanding, (i) a Co- Borrower may not select LIBOR Advances for any Borrowing if the aggregate amount of such Borrowing is less than $1,000,000 or if the obligation of the Lenders to make LIBOR Advances shall then be suspended pursuant to Section 2.09 or Section 2.10 and (ii) the Revolving Advances made on any date may not be outstanding on any date as part of more than ten separate Borrowings.

(e)           Each Notice of Revolving Borrowing and Notice of Swingline Borrowing shall be irrevocable and binding on the applicable Co-Borrower.  In the case of any Borrowing that the related Notice of Revolving Borrowing specifies is to be comprised of LIBOR Advances, the Co-Borrowers shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Revolving Borrowing for such Borrowing, the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the LIBOR Advance to be made by such Lender as part of such Borrowing when such LIBOR Advance, as a result of such failure, is not made on such date, other than any such failure that results from the Administrative Agent giving a notice under Section 2.07(d) or a Lender giving notice pursuant to Section 2.10(c).

(f)            Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) or (b) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Co-Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and each Co-Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the applicable Co-Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Co-Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of the Lender, the Federal Funds Rate.  If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Revolving Advance as part of such Borrowing for all purposes.

(g)           Agent Advances made pursuant to Section 2.01(c) shall be subject to periodic settlement as follows:

(i)            The amount of each Lender’s Pro Rata Share, as the case may be, of Revolving Advances shall be computed weekly (or more frequently in the Administrative Agent’s sole discretion) and shall be adjusted upward or downward on the basis of the amount of outstanding Revolving Advances as of 5:00 P.M. (New York City time) on the last Business Day of each week, or such other period specified by the Administrative Agent (each such date, a “Settlement Date”).  The applicable Lenders shall transfer to the Administrative Agent, or the Administrative Agent shall transfer to the applicable Lenders, such amounts as are necessary so that (after giving effect to all such transfers) the amount of Revolving Advances made by each Lender shall be equal to such Lender’s Pro Rata Share, as the case may be, of the aggregate amount of Revolving Advances outstanding as of such Settlement Date.  If a notice from the Administrative Agent of any such necessary transfer is received by a Lender on or prior to 12:00 Noon (New York City time) on any Business Day, then such Lender shall make transfers described above in immediately available funds no later than 3:00 P.M. (New York City time) on the day such notice was received; and if such notice is received by a Lender after 12:00 Noon (New York City time) on any Business Day, such Lender shall make such transfers no later than 1:00 P.M. (New York City time) on the next succeeding Business Day.  The obligation of each of the Lenders to transfer such funds shall be irrevocable and unconditional and without recourse to, or without representation or warranty by, the Administrative Agent.  Each of the Administrative Agent and each Lender agrees and the Lenders agree to mark their respective books and records on each Settlement Date to show at all times the dollar amount of their respective Pro Rata Share, as the case may be, of the outstanding Revolving Advances on such date.

(ii)           To the extent that the settlement described in preceding clause (i) shall not yet have occurred with respect to any particular Settlement Date, upon any repayment of Revolving Advances by any Co-Borrower prior to such settlement, the Administrative Agent may apply such amounts repaid directly to the amounts that would otherwise be made available by the Administrative Agent pursuant to this Section 2.02(g).

(iii)          Because the Administrative Agent on behalf of the Lenders may be advancing and/or may be repaid Revolving Advances prior to the time when such Lenders will actually advance and/or be repaid such Revolving Advances, interest with respect to such Revolving Advances shall be allocated by the Administrative Agent as Base Rate Advances to each such Lender and the Administrative Agent in accordance with the amount of such Revolving Advances actually advanced by and repaid to each such Lender and the Administrative Agent and shall accrue from and including the date such Revolving Advances are so advanced to but excluding the date such Revolving Advances are repaid by any Co-Borrower, in accordance with the terms of this Agreement or actually settled by the Administrative Agent or the applicable Lender as described in this Section 2.02(g).

(h)           The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

Section 2.03  Issuance of and Drawings and Reimbursements Under Letters of Credit.

(a)           Letters of Credit.

(i)            Subject to and upon the terms and conditions set forth herein, the Funds Administrator may request that an Issuing Bank issue, at any time and from time to time on and after the Closing Date and prior to the 5th Business Day prior to the Termination Date, for the account of the applicable Co-Borrower and for the benefit of (x) any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Obligations, an irrevocable standby letter of credit, in a form customarily used by such Issuing Bank or in such other form as is reasonably acceptable to such Issuing Bank, and (y) sellers of goods to the Co-Borrowers or any of their Subsidiaries, an irrevocable trade letter of credit, in a form customarily used by such Issuing Bank or in such other form as has been approved by such Issuing Bank (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”).  All Letters of Credit shall be denominated in U.S. Dollars and shall be issued on a sight basis only.

(ii)           Subject to and upon the terms and conditions set forth herein, each Issuing Bank agrees that it will, at any time and from time to time on and after the Closing Date and prior to the 5th Business Day prior to the Termination Date, following its receipt of the respective Letter of Credit Request, issue for the account of the applicable Co-Borrower (or renew or extend), one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default, provided that no Issuing Bank shall be under any obligation to issue (or renew or extend) any Letter of Credit of the types described and permitted above if at the time of such issuance (or renewal or extension):

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Bank from issuing such Letter of Credit or any requirement of law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect with respect to such Issuing Bank on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Bank as of the date hereof and which such Issuing Bank reasonably and in good faith deems material to it; or

(B)           such Issuing Bank shall have received from the applicable Co-Borrower, any other Loan Party or the Majority Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of Section 2.03(c)(ii).

(b)           Maximum Letter of Credit Outstandings; Final Maturities.  Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit shall be issued the Available LC Amount of which, when added to the Letter of Credit Outstandings (exclusive of Letter of Credit Advances which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed the lesser of (x) the Letter of Credit Sub-Limit at such time, (y) an amount that would cause the Aggregate Exposure (after giving effect to such issuance) to exceed the Total Commitment at such time and (z) until, but not following, such time as the Minimum Excess Availability Condition is satisfied, an amount that would cause the Aggregate Exposure (after giving effect to such issuance) to exceed the Adjusted Total Commitment, (ii) no Letter of Credit shall be issued (or required to be issued) at any time when the Aggregate Exposure exceeds (or would after giving effect to such issuance exceed) 100% of the Borrowing Base (or, during an Agent Advance Period, 105%) at such time and (iii) each Letter of Credit (whether being issued for the first time or being renewed or extended) shall by its terms terminate (x) in the case of standby Letters of Credit, on or before the earlier of (A) the date which occurs 12 months after the date of issuance (or renewal or extension) thereof and (B) five Business Days prior to the Termination Date and (y) in the case of trade Letters of Credit, on or before the earlier of (A) the date which occurs 180 days after the date of issuance (or renewal or extension) thereof and (B) five (5) Business Days prior to the Termination Date.  Notwithstanding anything to the contrary contained in this Section 2.03(b), the Issuing Banks shall be permitted to issue standby Letters of Credit that are automatically renewed (unless such Issuing Bank provides a notice of non-renewal) for a period that ends on the earlier of (x) the date which occurs 12 months after the date of such renewal and (y) five (5) Business Days prior to the Termination Date.

(c)           Letter of Credit Requests, Minimum Stated Amount.

(i)            Whenever a Co-Borrower desires that a Letter of Credit be issued for its account, the Funds Administrator shall give the Administrative Agent and the respective Issuing Bank at least five Business Days’ (or such shorter period as is acceptable to such Issuing Bank) written notice thereof (including by way of telecopier or email).  Each notice shall be in the form of Exhibit D, appropriately completed (each, a “Letter of Credit Request”).

(ii)           The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the applicable Co-Borrower to the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 2.03(b).  Unless the respective Issuing Bank has received notice from the Funds Administrator, any Co-Borrower, any other Loan Party or the Majority Lenders before it issues a Letter of Credit that one or more of the conditions specified in Article III are not then satisfied, or that the issuance of such Letter of Credit would violate Section 2.03(b), then such Issuing Bank shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of the applicable Co-Borrower in accordance with such Issuing Bank’s usual and customary practices.  Upon the issuance of any Letter of Credit, or modification or amendment to any standby Letter of Credit, each Issuing Bank shall promptly notify the Funds Administrator and the Administrative Agent, in writing of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be.  Promptly after receipt of such notice, the Administrative Agent shall notify the Participants, in writing, of such issuance, modification or amendment.  On the first Business Day of each week, each Issuing Bank shall furnish the Administrative Agent with a written (including via telecopier or email) report of the daily aggregate outstandings of trade Letters of Credit issued by such Issuing Bank for the immediately preceding week.  The initial Available LC Amount of each Letter of Credit shall not be less than $100,000 or such lesser amount as is acceptable to the respective Issuing Bank.

(d)           Letters of Credit Participations.

(i)            Immediately upon the issuance by an Issuing Bank of any Letter of Credit, such Issuing Bank shall be deemed to have sold and transferred to each Lender, and each such Lender (in its capacity under this Section 2.03(d), a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s Pro Rata Share, in such Letter of Credit, each drawing or payment made thereunder and the obligations of the applicable Co-Borrower under this Agreement with respect thereto, and any security therefor or guarantee pertaining thereto.  Upon any change in the Commitments or Pro Rata Shares of the Lenders pursuant to Section 11.07, it is hereby agreed that, with respect to all outstanding Letters of Credit and Letter of Credit Advances relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 2.03(d) to reflect the new Pro Rata Shares of the assignor and assignee Lender, as the case may be.  Further, if any Letter of Credit expires without being drawn or replaced or if the original of any Letter of Credit is returned to the Issuing Bank without such Letter of Credit being drawn or replaced, then the aggregate amount of participations pursuant to this Section 2.03(d) shall be automatically and permanently reduced by the Available LC Amount of such Letter of Credit and each such reduction shall be made ratably among the Participants.

(ii)           In determining whether to pay under any Letter of Credit, no Issuing Bank shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by an Issuing Bank under or in connection with any Letter of Credit issued by it shall not create for such Issuing Bank any resulting liability to any Co-Borrower, any other Loan Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of such Issuing Bank (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(iii)          In the event that an Issuing Bank makes a Letter of Credit Advance under any Letter of Credit issued by it and the applicable Co-Borrower shall not have reimbursed such amount in full to such Issuing Bank pursuant to Section 2.03(e)(i), such Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such lack of reimbursement, and each Participant shall promptly and unconditionally pay to such Issuing Bank the amount of such Participant’s Pro Rata Share of such unreimbursed payment in U.S. Dollars and in same day funds.  If the Administrative Agent so notifies, prior to 12:00 Noon (New York City time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the respective Issuing Bank in U.S. Dollars such Participant’s Pro Rata Share of the amount of such payment on such Business Day in same day funds.  If and to the extent such Participant shall not have so made its Pro Rata Share of the amount of such payment available to the respective Issuing Bank, such Participant agrees to pay to such Issuing Bank, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Bank at the overnight Federal Funds Rate for the first three days and at the interest rate applicable to Base Rate Advances for each day thereafter.  The failure of any Participant to make available to an Issuing Bank its Pro Rata Share of any payment under any Letter of Credit issued by such Issuing Bank shall not relieve any other Participant of its obligation hereunder to make available to such Issuing Bank its Pro Rata Share of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to such Issuing Bank such other Participant’s Pro Rata Share of any such payment.

(iv)          Whenever an Issuing Bank receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to Section 2.03(d)(iii) above, such Issuing Bank shall pay to each such Participant that has paid its Pro Rata Share thereof, in U.S. Dollars and in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(v)           Upon the request of any Participant, each Issuing Bank shall furnish to such Participant copies of any Letter of Credit issued by it and such other documentation as may reasonably be requested by such Participant.

(vi)          The obligations of the Participants to make payments to each Issuing Bank with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(A)          any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(B)           the existence of any claim, setoff, defense or other right which any Co-Borrower or any of their Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Co-Borrower or any Subsidiary of any Co-Borrower and the beneficiary named in any such Letter of Credit);

(C)           any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(D)          the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

(E)           the occurrence of any Default or Event of Default.

(e)           Agreement to Repay Letter of Credit Advances.

(i)            Not later than 12:00 Noon (New York City time) on the first Business Day (the “LC Payment Date”) following receipt by the Funds Administrator of notice of any payment or disbursement made by such Issuing Bank under any Letter of Credit issued by it (each such amount, so paid until reimbursed by the Borrower, a “Letter of Credit Advance”), either (x) the applicable Co-Borrowers shall reimburse the Issuing Bank, by making payment in an amount in U.S. Dollars equal to such Letter of Credit Advance to the Administrative Agent in immediately available funds at its Lending Office on the LC Payment Date, for the account of such Issuing Bank, or (y) to the extent such reimbursement is not made prior to 12:00 Noon (New York City time) on the LC Payment Date, the Funds Administrator shall be deemed to have given a timely Notice of Revolving Borrowing to the Administrative Agent requesting Lenders with Commitments to make Base Rate Advances on the LC Payment Date in an amount in U.S. Dollars equal to the amount of such Letter of Credit Advance, and Lenders with Commitments shall, on the LC Payment Date, make Base Rate Advances in the amount of such Letter of Credit Advance, the proceeds of which shall be applied directly by the Administrative Agent to reimburse such Issuing Bank for the amount of such Letter of Credit Advance.

(ii)           Each Lender hereby irrevocably agrees to make Base Rate Advances in the amount and in the manner specified in the preceding clause (i) on the LC Payment Date (A) notwithstanding that the amount of the Base Rate Advance may not comply with any minimum borrowing amount otherwise required hereunder, (B) whether any conditions specified in Section 3.02 are then satisfied, (C) whether a Default or an Event of Default then exists and (D) notwithstanding any failure by the Funds Administrator to provide any actual timely Notice of Revolving Borrowing.

(iii)          In the event that any Base Rate Advance cannot for any reason be made on the LC Payment Date as required under clauses (i) and (ii) above, then each Lender hereby agrees that it shall forthwith purchase a Participation in such Letter of Credit Advance (as of the LC Payment Date) from the Issuing Bank in accordance with the requirements set out in Section 2.03(d)(iii) but adjusted for any payments received from the applicable Co-Borrower on or after such date and prior to such purchase.

(iv)          Interest on the amount paid or disbursed by the Issuing Bank, to the extent not reimbursed to the Issuing Bank prior to 12:00 Noon (New York City time) on the date of such payment or disbursement, shall accrue from and including the date paid or disbursed to but excluding the date such Issuing Bank is reimbursed by the Co-Borrowers or by the Administrative Agent therefor pursuant to clause (i) or (ii) above, at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin as in effect from time to time for Base Rate Advances and shall be payable by the Co-Borrowers on demand.  Each Issuing Bank shall give the Funds Administrator prompt written notice of each Letter of Credit Disbursement (as defined below) under any Letter of Credit issued by it, provided that the failure to give any such notice shall in no way affect, impair or diminish the Co-Borrowers’ obligations hereunder.

(v)           The obligations of the Co-Borrowers under this Section 2.03(e) to reimburse each Issuing Bank with respect to drafts, demands and other presentations for payment under Letters of Credit issued by them (each, a “Letter of Credit Disbursement”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that any Co-Borrower or any Subsidiary of any Co-Borrower may have or have had against any Lender (including in its capacity as an Issuing Bank or as a Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or mis-application by the beneficiary of the proceeds of such Letter of Credit Disbursement; provided, however, that the Co-Borrowers shall not be obligated to reimburse any Issuing Bank for any wrongful payment made by such Issuing Bank under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Bank (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(f)            Cash Collateralization.  If cash collateralization of any Letter of Credit is required pursuant to Section 2.06(b), then the applicable Co-Borrower will cash collateralize such Letter of Credit in the amount required pursuant to Section 2.06(b).  If any Letter of Credit remains outstanding on the Termination Date or an Event of Default has occurred and is continuing, and arrangements satisfactory to the Administrative Agent and the applicable Issuing Banks have not been made for a “backstop letter of credit” facility, then the Funds Administrator shall, at each Issuing Bank’s or the Administrative Agent’s request, on the next Business Day cause the applicable Co-Borrower to cash collateralize the Available LC Amount of all outstanding Letters of Credit by depositing in the Cash Collateral Account an amount in cash equal to 105% of the Available LC Amount as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, if any Letters of Credit remain outstanding and undrawn on the Termination Date and a “backstop letter of credit” reasonably acceptable to each Issuing Bank shall not have been provided as collateral for such Letters of Credit.  Such deposit shall be held by the Security Agent as collateral for the payment and performance of the Obligations of the Co-Borrowers under this Agreement.  The Security Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such Cash Collateral Account.  Any funds standing to the credit of such Cash Collateral Account shall be applied by the Security Agent to reimburse the relevant Issuing Bank for Letter of Credit Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Co-Borrowers for the Available LC Amount at such time. If the Co-Borrowers fail to provide any cash collateral as required hereunder, the Lenders may (and shall upon direction of the Administrative Agent) advance, as Revolving Advances, the amount of the cash collateral required (whether or not the Termination Date shall have occurred or the conditions in Article III are not are satisfied).

Section 2.04  Mandatory Repayment of Advances.

(a)           Revolving Advances.  Each Co-Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Termination Date the aggregate outstanding principal amount of the Revolving Advances then outstanding.

(b)           Swingline Advances.  Each Co-Borrower shall repay to the Administrative Agent for the account of the Swingline Bank the outstanding principal amount of each Swingline Advance made by it on the earlier of the maturity date specified in the applicable Notice of Swingline Borrowing and the Termination Date.

Section 2.05  Termination or Reduction of Commitments.

(a)           Optional.  The Funds Administrator may, upon at least three Business Days’ notice to the Administrative Agent, terminate in whole or reduce in part the Unused Commitments; provided, however, that each partial reduction of the Commitments (i) shall be in an aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess thereof and (ii) shall be made ratably among the Lenders in accordance with their Commitments.

(b)           Mandatory.  This Agreement (and the Commitment of each Lender) shall terminate in its entirety on the Termination Date.

Section 2.06  Prepayments.

(a)           Optional.  The Funds Administrator may, on one (1) Business Day’s notice in the case of Base Rate Advances and three Business Day’s notice in the case of LIBOR Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the applicable Co-Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof, (ii) if any prepayment of a LIBOR Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 11.04(c) and (iii) if any prepayment is to be made in connection with the closing of one or more transactions, such prepayment may be conditioned on the closing of such transaction or transactions.

(b)           Mandatory.  (i) On any day on which (A) (w) until, and only until, the Minimum Excess Availability Condition is satisfied, the Aggregate Exposure at such time exceeds the Adjusted Total Commitment, and/or (x) the Aggregate Exposure at such time exceeds the Total Commitment at such time, and/or (y) the aggregate Swingline Advances outstanding at such time exceeds the Swingline Sub-Limit and/or (z) the aggregate Letter of Credit Outstandings at such time exceeds the Letter of Credit Sub-Limit or (B) the Aggregate Exposure exceeds 100% of the Borrowing Base at such time (or during an Agent Advance Period, 105%), the Borrower shall repay the Advances in an amount equal to or greater than such excess (and if the amount of such excess is greater than the then aggregate outstanding principal amount of the Advances and the Letter of Credit Outstandings, the Borrower shall cash collateralize outstanding Letters of Credit in accordance with Section 2.03(f) to the extent necessary) so that the Aggregate Exposure at such time no longer exceeds, until the Minimum Excess Availability Condition is satisfied, the Adjusted Total Commitment at such time, and thereafter, the Total Commitment at such time, the aggregate Swingline Advances outstanding at such time no longer exceed the Swingline Sub-Limit, the aggregate Letter of Credit Outstandings at such time no longer exceed the Letter of Credit Sub-Limit or the Aggregate Exposure no longer exceeds 100% of the Borrowing Base (or during an Agent Advance Period, 105%), as the case may be.

(ii)           Prepayments made pursuant to clause (i) of this Section 2.06(b), and the application of all collected amounts held in the Core Concentration Account during any Dominion Period shall be applied, first, to prepay Swingline Advances then outstanding until such Swingline Advances are paid in full, second, to prepay Letter of Credit Advances then outstanding until such Letter of Credit Advances are paid in full, third, ratably to prepay Revolving Advances then outstanding comprising part of the same Borrowings until all Revolving Advances are paid in full, fourth, to the Cash Collateral Account until the Available LC Amount of all outstanding Letters of Credit is cash collateralized to the extent required pursuant to Section 2.03(f), and, fifth, unless an Event of Default is continuing, to the Funds Administrator for use by the Co-Borrowers in accordance with Section 2.14.

(iii)          All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

(iv)          Notwithstanding any of the other provisions of this Section 2.06(b), so long as no Default under Section 9.01 or Event of Default shall have occurred and be continuing, if any prepayment of LIBOR Advances is required to be made under this Section 2.06(b) other than on the last day of the Interest Period therefor, the Funds Administrator may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made hereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Funds Administrator) to apply such amount to the prepayment of such Advances in accordance with this Section 2.06(b).

Section 2.07  Interest.

(a)           Scheduled Interest.  The Co-Borrowers shall pay interest on the unpaid principal amount of each Advance owing by it to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)            Base Rate Advances.  During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable (x) in arrears on the first Business Day of each calendar quarter during such periods for the interest accrued through the last day of the previous calendar quarter and (y) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, subject, however, to the provisions of subsection (b) of this Section 2.07.

(ii)           LIBOR Advances.  During such periods as such Advance is a LIBOR Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) LIBOR for such Interest Period for such Advance plus (B) the Applicable Margin in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such interest period every three months from the first day of such Interest Period and on the date such LIBOR Advance shall be Converted, subject, however, to the provisions of subsection (b) of this Section 2.07.

(b)           Default Interest.  At the election of the Majority Lenders, upon the occurrence and continuation of an Event of Default, to the extent permitted by law, principal and interest in respect of each Advance and any other amount payable hereunder and under any other Loan Document shall, in each case, bear interest at a rate per annum equal to the greater of (x) in the case of principal and interest in respect of an Advance, the rate which is 2% in excess of the rate then borne by such Advances or Letters of Credit and (y) in all other cases, the rate which is 2% in excess of the rate otherwise applicable to Base Rate Advances from time to time.  Interest that accrues under this Section 2.07(b) shall be payable on demand.

(c)           Notice of Interest Rate.  Promptly after receipt of a Notice of Revolving Borrowing pursuant to Section 2.02(a), the Administrative Agent shall give notice to the Funds Administrator and each Lender to which such Notice of Revolving Borrowing of the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (ii) of this Section 2.02.

(d)           Interest Rate Determination.  Upon each Interest Determination Date, the Administrative Agent shall determine LIBOR for each Interest Period applicable to the respective LIBOR Advances and shall promptly notify the Funds Administrator and the Lenders thereof.  Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.  If on any Interest Determination Date, the Administrative Agent determines that, by reason of any changes arising after the date of this Agreement affecting the interbank eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR, the Administrative Agent shall forthwith notify the Funds Administrator and the Lenders that the interest rate cannot be determined for such LIBOR Advances and (i) each such LIBOR Advance will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and (ii) the obligation of the Lenders to make, or to Convert Advances into, LIBOR Advances shall be suspended until the Administrative Agent shall notify the Funds Administrator and the Lenders that the circumstances causing such suspension no longer exist.

Section 2.08  Fees.

(a)           Commitment Fee.  The Co-Borrowers shall pay to the Administrative Agent for the account of each Lender having a Commitment a commitment fee, from the date hereof in the case of each Initial Lender and from the Closing Date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date, payable in arrears on the first Business Day of each calendar quarter for the fees accrued through the last day of the previous calendar quarter and on the Termination Date, at the rate per annum equal to the Applicable Percentage on the sum of the daily Unused Commitment plus in respect of each Lender, other than the Swingline Bank, its Pro Rata Share of the daily outstanding Swingline Advances during such month; provided, however, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(b)           Letter of Credit Fees, Etc.  (i) The Co-Borrowers shall pay to the Administrative Agent for the account of each Lender a commission, payable in arrears on the first Business Day of each calendar quarter for the fees accrued through the last day of the previous calendar quarter and on the Termination Date, on such Lender’s Pro Rata Share of the daily aggregate Available LC Amount of all Letters of Credit outstanding from time to time at a rate per annum equal to the Applicable Margin for LIBOR Advances under this Agreement then in effect.

(ii)           The Co-Borrowers shall pay to each Issuing Bank, for its own account, (A) a fronting fee, payable in arrears on the first Business Day of each calendar quarter for the fees accrued through the last day of the previous calendar quarter and on the Termination Date, on the daily aggregate Available LC Amount of all Letters of Credit outstanding from time to time issued by it at the rate of 0.25% per annum and (B) such other reasonable and customary commissions, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Funds Administrator and such Issuing Bank shall agree.

(c)           Administrative Agent’s Fees.  The Co-Borrowers shall pay to the Administrative Agent for its own account such fees as may from time to time be agreed between the Funds Administrator and the Administrative Agent in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Funds Administrator and the Administrative Agent).

(d)           Other Fees.  The Co-Borrowers shall pay to the Administrative Agent for the account of the Lead Arrangers and the Initial Lenders entitled thereto, respectively, such fees as may from time to time be agreed between the Funds Administrator and the Lead Arrangers and the Initial Lenders in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Funds Administrator and the Administrative Agent).

Section 2.09  Conversion of Advances.  (a)  Optional.  The Funds Administrator may on any Business Day, upon notice given to the Administrative Agent not later than 12:00 P.M. (New York City time) on the third (3rd) Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.10, Convert all or any portion of the Advances of one Type owed by it comprising the same Borrowing into Advances of the other Type (other than Swingline Advances which may not be Converted pursuant to this Section 2.09); provided, however, that (i) any Conversion of LIBOR Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such LIBOR Advances, (ii) any Conversion of Base Rate Advances into LIBOR Advances shall be in an amount not less than the minimum amount specified in Section 2.02(d), (iii) no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(d) and (iv) each Conversion of Advances comprising part of the same Borrowing shall be made ratably among the Lenders in accordance with their Commitments.  Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into LIBOR Advances, the duration of the initial Interest Period for such Advances.  Each notice of Conversion shall be irrevocable and binding on the applicable Co-Borrower.

(b)           Mandatory.  (i) On the date on which the aggregate unpaid principal amount of LIBOR Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000, such LIBOR Advances shall automatically Convert into Base Rate Advances.

(ii)           Upon the occurrence and during the continuance of any Default under Section 9.01, (x) each LIBOR Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, LIBOR Advances shall be suspended.

(iii)          If the Funds Administrator shall fail to select the duration of any Interest Period for any LIBOR Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Funds Administrator and the Lenders, whereupon each such LIBOR Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

Section 2.10  Increased Costs, Etc.  (a)  In the event that, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the LIBOR Reserve Percentage) in or in the interpretation or administration of any applicable law or regulation after the Closing Date, (ii) the compliance with any applicable guideline or request from the NAIC or any central bank or other Governmental Authority (whether or not having the force of law) or (iii) any other circumstance affecting the interbank Eurodollar market or the position of any Lender Party in such market which leads such Lender Party to reasonably determine that LIBOR for any Interest Period for any LIBOR Advance made by such Lender Party will not adequately reflect the cost to such Lender Party of making, funding or maintaining such LIBOR Advance for such Interest Period, there shall be any increase in the cost to or reduction in the amount received or receivable by any Lender Party as a result of agreeing to make or of making, funding or maintaining LIBOR Advances or of agreeing to issue or of issuing or maintaining Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances (excluding for purposes of this Section 2.10 any such increased costs resulting from taxes as to which Section 2.12 shall govern), then the Co-Borrowers shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender Party, in its reasonable discretion, shall determine) sufficient to compensate such Lender Party for such increased cost; provided, however, that a Lender Party claiming additional amounts under this Section 2.10(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office for any Advances affected by such event if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue; provided that such designation is made on terms that such Lender Party and its Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of this subsection (a).  A certificate as to the amount of such increased cost and showing in reasonable detail the basis for the calculation thereof, submitted to the Funds Administrator by such Lender Party at the time of demand, shall be conclusive and binding for all purposes, absent manifest error.

(b)           If, due to either (i) the introduction of or any change in or in the interpretation or administration of any applicable law or regulation after the Closing Date or (ii) the compliance with any applicable guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the amount of capital required or expected to be maintained by any Lender Party or any corporation controlling such Lender Party which has or would have the effect of reducing the rate of return on such Lender Party’s capital or assets as a result of or based upon the existence of such Lender Party’s commitments and obligations under this Agreement to a level below that which such Lender Party could have achieved but for such change or compliance (taking into consideration such Lender Party’s or any corporation controlling such Lender Party’s policies with respect to capital adequacy), then, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), the applicable Co-Borrowers shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, it being understood and agreed that a Lender Party shall not be entitled to such compensation as a result of such Lender Party’s compliance with, or pursuant to any request or directive to comply with, any such law, regulation, guideline or request in effect on the Closing Date.  Any amount payable pursuant to this Section 2.10(b) shall be payable only to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party’s commitment to lend or to issue Letters of Credit hereunder or to the issuance or maintenance of any Letters of Credit.  A certificate as to such amounts and showing in reasonable detail the basis for the calculation thereof submitted to the Funds Administrator by such Lender Party at the time of demand shall be conclusive and binding for all purposes, absent manifest error.

(c)           Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Lending Office to perform its obligations hereunder to make LIBOR Advances or to continue to fund or maintain LIBOR Advances hereunder, with respect to any LIBOR Advance affected by circumstances described in this subsection (c), the Funds Administrator will, and with respect to any LIBOR Advance affected by circumstances described in subsections (a) or (b) above, the Funds Administrator may, either (i) on the last day of the then existing Interest Period therefor, convert each LIBOR Advance affected by such circumstances into a Base Rate Advance or (ii) if the affected LIBOR Advance is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Funds Administrator was notified by a Lender Party pursuant to subsection (a) or (b) above or this subsection (c) (as applicable); provided that if more than one Lender Party is affected at any time, then all affected Lender Parties must be treated in the same manner pursuant to this Section 2.10(c).  In the event of an illegality as described in this subsection (c) the obligation of the Lenders to make, or to Convert Advances into, LIBOR Advances shall be suspended until the Administrative Agent shall notify the Funds Administrator that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender Party agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office for any Advances affected by such event if the making of such a designation would allow such Lender Party or its Lending Office to continue to perform its obligations to make LIBOR Advances or to continue to fund or maintain LIBOR Advances; provided that such designation is made on terms that such Lender Party and its Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of this subsection.

(d)           Anything in this Agreement to the contrary notwithstanding, to the extent any notice under Section 2.10, Section 2.12 or Section 11.04(c) is given by any Lender Party more than 180 days after such Lender Party has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Section 2.10, Section 2.12 or Section 11.04(c), as the case may be, such Lender Party shall not be entitled to compensation under such Section for any such amounts incurred or accruing prior to the giving of such notice to the Funds Administrator.

Section 2.11  Payments and Computations.  (a)  Each Co- Borrower shall make each payment owed by it hereunder and under the Notes, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.15), not later than 12:00 P.M. (New York City time) on the day when due in U.S. Dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds.  The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by such Co-Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the Notes to more than one Lender Party, to such Lender Parties for the account of their respective Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by such Co-Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 11.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)           If the Administrative Agent or the Security Agent receives funds for application to the Obligations under the Loan Documents under circumstances for which the Loan Documents do not specify the Advances to which, or the manner in which, such funds are to be applied, the Administrative Agent or the Security Agent may, but shall not be obligated to, elect to distribute such funds to each Lender Party ratably in accordance with such Lender Party’s proportionate share of the principal amount of all outstanding Advances and all Letter of Credit Outstandings, in repayment or prepayment of such of the outstanding Advances or other Obligations owed to such Lender Party as the Administrative Agent or the Security Agent shall direct.

(c)           Each Co-Borrower hereby authorizes each Lender Party, if and to the extent payment owed to such Lender Party is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time against any or all of such Co-Borrower’s accounts with such Lender Party any amount so due.

(d)           All computations of interest, fees and commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable; provided that (i) interest in respect of which the rate of interest is calculated on the basis of clause (a) of the definition of “Base Rate” contained in Section 1.01, (ii) commitment fees payable pursuant to Section 2.08(a) and (iii) Letter of Credit fees payable pursuant to Section 2.08(b) shall be calculated on the basis of a year of 365 (or 366, as the case may be) days for the actual number of days elapsed.  Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(e)           Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of LIBOR Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(f)            Unless the Administrative Agent shall have received notice from the Funds Administrator prior to the date on which any payment is due to any Lender Party hereunder that a Co-Borrower will not make such payment in full, the Administrative Agent may assume that such Co-Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due to such Lender Party.  If and to the extent that any Co-Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section 2.12  Taxes.  (a)  Any and all payments by the Co-Borrowers hereunder or under the Notes shall be made in accordance with Section 2.11, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) in the case of each Lender Party and the Administrative Agent, (A) taxes that are imposed on its net income, or net profits (and, in each case, franchise taxes imposed in lieu thereof) and branch profits or similar taxes imposed by the United States or by the state, province or other jurisdiction (or in each case, any political subdivision thereof) under the laws of which such Lender Party or the Administrative Agent (as the case may be) is organized or in which the Administrative Agent or such Lender Party maintains its principal office or is otherwise doing business, (B) other than in the case of an assignee pursuant to a request by the Borrower under Section 11.08, any withholding tax that is imposed on any payment by the Borrower hereunder or under the Notes to the Administrative Agent or any Lender Party pursuant to any law in effect at the time the Administrative Agent or such Lender Party becomes a party to this Agreement (or designates a new Lending Office), except to the extent that the Administrative Agent or such Lender Party (or its assignor, if any) was entitled, at the time of designation of a new applicable Lending Office (or assignment) to receive additional amounts with respect to such withholding tax pursuant to this Section 2.12(a), (C) any United States federal withholding tax that would not have been imposed but for a failure by such recipient (or any financial institution through which any payment is made to such recipient) to comply with the applicable requirements of FATCA. or (D) any withholding tax (including backup withholding tax) that is attributable to such Person’s failure to comply with Section 2.12(e) (unless such failure is as a result of a change in law after the date such Person becomes a party to this Agreement) and (ii) in the case of each Lender Party, taxes that are imposed on its overall net income or net profits (and in each case, franchise taxes imposed in lieu thereof) by the state, province or other jurisdiction of such Lender Party’s Lending Office (other than a Lending Office that became a Lending Office pursuant to Section 2.12(h)) or any political subdivision thereof (all such non excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”) unless the Co-Borrowers are required by law or the interpretation or administration thereof to withhold or deduct Taxes.  If the Co-Borrowers shall be required by law or the interpretation or administration thereof by the relevant taxing authority to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender Party or the Administrative Agent, (x) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender Party or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (y) the Co-Borrowers shall make such deductions and (z) the Co-Borrowers shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law.

(b)                                 In addition, the Co-Borrowers shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made by any of them hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as “Other Taxes”).

(c)                                  The Co-Borrowers shall indemnify each Lender Party and the Administrative Agent for and hold it harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.12, imposed on or paid by such Lender Party or the Administrative Agent (as the case may be), and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto that would not have arisen but for the Co-Borrowers’ failure to pay any Taxes or Other Taxes when due to the appropriate taxing authority .  This indemnification shall be made within thirty (30) days from the date the Borrower received from such Lender Party or the Administrative Agent (as the case may be) a written demand setting forth in reasonable detail the basis for such indemnification therefore.

(d)                                 Promptly after the date of any payment of Taxes, the Funds Administrator shall furnish to the Administrative Agent, at its address referred to in Section 11.02, the original or a certified copy of a receipt evidencing such payment or such other evidence of payment that is reasonably satisfactory to the Administrative Agent.

(e)                                  On or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender or Initial Issuing Bank, as the case may be, and on the date on which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as requested in writing by the Funds Administrator (but only so long thereafter as such Lender Party remains lawfully able to do so), (I) each Lender Party organized under the laws of a jurisdiction outside the United States shall provide each of the Administrative Agent and the Funds Administrator with (A) two original properly completed and duly executed Internal Revenue Service Forms W-8BEN or W-8ECI, or successor form, or in the case of a Lender Party that has certified in writing to the Administrative Agent that it is not (i) a “bank” (as defined in Section 881(c)(3)(A) of the Internal Revenue Code), (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of any Co-Borrower or (iii) a controlled foreign corporation related to any Co-Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code) (a “non-bank certification”), Internal Revenue Service Form W-8BEN, or successor form, as appropriate or other form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes or, in the case of a Lender Party that has provided the non-bank certification, certifying that such Lender Party is a foreign corporation, partnership, estate or trust and (B) will use reasonable efforts (subject to the overall good faith policy considerations of such Lender Party) to provide any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the applicable Co-Borrower to determine the withholding or deduction required to be made and (II) the Administrative Agent and each Lender Party that is a “United States person” (within the meaning of Section 7701(a)(30) of the Internal Revenue Code) and is not an exempt recipient based on the indicators described by Treasury Regulation Section 1.6049-4(c)(1)(ii), shall deliver to the Co-Borrowers and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-9, or successor form.  Each such Lender Party hereby agrees, from time to time after the initial delivery by such Lender Party of such forms or certificates, whenever a lapse in time or change in circumstances renders such forms or certificates obsolete or inaccurate in any material respect, that such Lender Party shall promptly (i) deliver to the Funds Administrator and the Administrative Agent two new original copies of Internal Revenue Service Forms W-9, W-8BEN (together with a non-bank certificate, if applicable) or W-8ECI, as appropriate, properly completed and duly executed by such Lender Party or (ii) notify the Administrative Agent and the Funds Administrator of its inability to deliver any such forms or certificates.

(f)                                    Notwithstanding any other provision of Section 2.12(e) or this Section 2.12(f), a Lender shall not be required to deliver any form that such Lender is not legally able to deliver.  In addition, if a payment made to a Lender hereunder would be subject to U.S. federal withholding tax imposed by FATCA if such Lender fails to comply with the reporting requirements of FATCA, such Lender shall deliver to the Administrative Agent and Co-Borrowers such forms, documentation, or other information as shall be prescribed by the Internal Revenue Service to demonstrate that such Lender has complied with such applicable reporting requirements.

(g)                                 If a Lender Party becomes subject to Taxes because of its failure to deliver a form, certificate or other document required under Sections 2.12(e) and (f), the Funds Administrator shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

(h)                                 Any Lender Party claiming any additional amounts payable pursuant to this Section 2.12 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Lending Office or designate a different Lending Office if the making of such a change or designation would eliminate, or reduce the amount of, any such additional amounts that may thereafter accrue; provided that such change or designation is made on terms that such Lender Party and its Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of subsection (a) or (c) above; provided further that nothing in this subsection (h) shall affect or postpone any of the obligations of any Co-Borrower or the rights of any Lender Party pursuant to this Section 2.12.

(i)                                     If any Lender Party or the Administrative Agent, as applicable, receives a refund of a tax for which a payment has been made by any Co-Borrower pursuant to this Section, then the Lender Party or the Administrative Agent, as the case may be, shall remit such refund to the relevant Co-Borrower, net of all out-of-pocket expenses of the Lender Party or the Administrative Agent, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund).  If a Lender Party or the Administrative Agent is required to return all or a portion of any refund for which reimbursement was made under the preceding sentence to the taxing authority that granted such refund, the Funds Administrator shall pay over, or cause to be paid over by the applicable Co-Borrower, to such Lender Party or the Administrative Agent, as the case may be, such refund or portion of a refund, as applicable, plus any penalties, interest or other charges imposed by the relevant taxing authority, to such Lender Party or the Administrative Agent, as applicable.  Notwithstanding any provision in this Agreement or any other Loan Document, nothing in this Agreement or any other Loan Document shall interfere with the right of a Lender or the Administrative Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or the Administrative Agent to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or the Administrative Agent to do anything that would prejudice its ability to benefit from any other reliefs, remissions or repayments to which it may be entitled.

Section 2.13  Sharing of Payments, Etc.  Subject to the priority of payments specifically set forth herein or in any other Loan Document and subject to the provisions of Sections 2.15 and 11.07(g)(vi) hereof, if any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set off, or otherwise) (a) on account of Obligations due and payable to such Lender Party hereunder and under the Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the Loan Documents at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the Loan Documents at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Loan Documents at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such participations in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered.  Each Co-Borrower agrees that any Lender Party so purchasing a participation from another Lender Party pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender Party were the direct creditor of the applicable Co-Borrowers in the amount of such participation.

Section 2.14  Use of Proceeds.  The proceeds of the Revolving Advances, Swingline Advances and issuances of Letters of Credit shall be available (and the Co-Borrowers agree that they shall use the proceeds of such Advances and request the issuance of Letters of Credit):

(a)                                  on the Closing Date to pay fees and expenses incurred by the Loan Parties in connection with the Transaction; provided that not more than $15,000,000 of the Advances may be utilized on the Closing Date to pay amounts owing to finance the Refinancing (including the issuance of letters of credit to replace or support letters of credit outstanding under the Existing Credit Agreement) or to pay fees and expenses incurred in connection with the Transaction;

(b)                                 for working capital requirements and general corporate purposes relating to the Borrower’s and each other Loan Party’s operations (and in the case of issuance of Letters of Credit, to replace, or in substitution for, letters of credit issued under the Existing Credit Agreement, and otherwise in accordance with the requirements of Section 2.03), provided that no portion of any Advance or any Letter of Credit shall be used directly or indirectly, to purchase or carry any Margin Stock, directly or indirectly, or to extend credit for the purpose of purchasing or carrying any such Margin Stock for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any Borrowing or the issuance of any Letter of Credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation T, U or X or otherwise violate any of the Regulations of the Board.

Section 2.15  Defaulting Lenders.  (a)  In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Advance to any Co-Borrower and (iii) such Co-Borrower shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then such Co-Borrower may, so long as no Default shall occur or be continuing at such time and to the fullest extent permitted by applicable law, set off and otherwise apply the Obligation of such Co-Borrower to make such payment to or for the account of such Defaulting Lender against the obligation of such Defaulting Lender to make such Defaulted Advance.  In the event that, on any date, such Co-Borrower shall so set off and otherwise apply its obligation to make any such payment against the obligation of such Defaulting Lender to make any such Defaulted Advance on or prior to such date, the amount so set off and otherwise applied by such Co-Borrower shall constitute for all purposes of this Agreement and the other Loan Documents an Advance by such Defaulting Lender made on the date pursuant to which such Defaulted Advance was originally required to have been made pursuant to Section 2.01.  Such Advance shall be a Base Rate Advance and shall be considered, for all purposes of this Agreement, to comprise part of the Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section 2.01, even if the other Advances comprising such Borrowing shall be LIBOR Advances on the date such Revolving Advance is deemed to be made pursuant to this subsection (a).  The Funds Administrator shall notify the Administrative Agent any time that a Co-Borrower exercises its right of set-off pursuant to this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Advance required to be made by such Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this subsection (a).  Any portion of such payment otherwise required to be made by a Co-Borrower to or for the account of such Defaulting Lender which is paid by such Co-Borrower, after giving effect to the amount set off and otherwise applied by such Co-Borrower pursuant to this subsection (a), shall be applied by the Administrative Agent as specified in subsection (b) or (c) of this Section 2.15.

(b)                                 In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to the Administrative Agent or any of the other Lender Parties and (iii) any Co-Borrower shall make any payment hereunder or under any other Loan Document to the Administrative Agent for the account of such Defaulting Lender, then the Administrative Agent may, on its behalf or on behalf of such other Lender Parties and to the fullest extent permitted by applicable law, apply at such time the amount so paid by that Co-Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount.  In the event that the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date.  Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Lender Parties, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Administrative Agent and such other Lender Parties and, if the amount of such payment made by that Co-Borrower shall at such time be insufficient to pay all such Defaulted Amounts owing by each such Defaulting Lender at such time to the Administrative Agent and the other Lender Parties, in the following order of priority.

(A)                              first, to the Administrative Agent for any such Defaulted Amount then owing by each such Defaulting Lender to the Administrative Agent; and

(B)                                second, to any other Lender Parties for any such Defaulted Amounts then owing by each such Defaulting Lender to such other Lender Parties, ratably in accordance with such respective Defaulted Amounts then owing to such other Lender Parties.

Any portion of such amount paid by such Co-Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Administrative Agent pursuant to this subsection (b), shall be applied by the Administrative Agent as specified in subsection (c) of this Section 2.15.

(c)                                  In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) any Co-Borrower, the Administrative Agent or any other Lender Party shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then such Co-Borrower or such other Lender Party shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by applicable law, in escrow or the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it.  Any funds held by the Administrative Agent in escrow under this subsection (c) shall be deposited by the Administrative Agent in an account with DBTCA, in the name and under the control of the Administrative Agent, but subject to the provisions of this subsection (c).  The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be DBTCA’s standard terms applicable to escrow accounts maintained with it.  Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the provisions of, this subsection (c).  The Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Administrative Agent or any other Lender Party, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:

(A)                              first, to the Administrative Agent for any amount then due and payable by such Defaulting Lender to the Administrative Agent hereunder;

(B)                                second, to any other Lender Parties for any amount then due and payable by such Defaulting Lender to such other Lender Parties hereunder, ratably in accordance with such respective amounts then due and payable to such other Lender Parties; and

(C)                                third, to the Funds Administrator for any Advance then required to be made by such Defaulting Lender pursuant to the Commitment of such Defaulting Lender.

In the event that any Lender Party that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Lender Party shall be distributed by the Administrative Agent to such Lender Party and applied by such Lender Party to the Obligations owing to such Lender Party at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, in the event that any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, renew, extend or amend any Letter of Credit, unless such Issuing Bank has entered into arrangements satisfactory to it and the Borrower to eliminate such Issuing Bank’s risk with respect to each Defaulting Lender’s participation in Letters of Credit issued by such Issuing Bank (which arrangements are hereby consented to by the Lenders), including by cash collateralizing each Defaulting Lender’s Pro Rata Share of the Letter of Credit Outstandings with respect to such Letters of Credit (such arrangements, the “Letter of Credit Back-Stop Arrangements”).

(e)                                  If any Lender becomes a Defaulting Lender at any time that any Letter of Credit issued by any Issuing Bank is outstanding, the Borrower shall enter into the applicable Letter of Credit Back-Stop Arrangements with such Issuing Bank no later than 10 Business Days after the date such Lender becomes a Defaulting Lender.

(f)                                    Notwithstanding any provision to the contrary contained in Section 2.01(b), (i) the Swingline Bank shall not be obligated to make any Swingline Advances at a time when any Lender is a Defaulting Lender unless the Swingline Bank has entered into arrangements satisfactory to it and the Borrower to eliminate the Swingline Bank’s risk with respect to each Defaulting Lender’s participation in such Swingline Advances, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding Swingline Advances (such arrangements, the “Swingline Back-Stop Arrangements”), and (ii) the Swingline Bank shall not make any Swingline Advance after it has received written notice from the Borrower, any other Loan Party or the Majority Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Bank shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or an Event of Default.

(g)                                 The rights and remedies against a Defaulting Lender under this Section 2.15 are in addition to other rights and remedies that any Co-Borrower may have against such Defaulting Lender with respect to any Defaulted Advance and that the Administrative Agent or any Lender Party may have against such Defaulting Lender with respect to any Defaulted Amount.

Section 2.16  Incremental Loan Commitments.  (a)  The Funds Administrator shall have the right, in consultation and coordination with the Administrative Agent as to all of the matters set forth below in this Section 2.16, but without requiring the consent of the Administrative Agent (except as otherwise provided in this Section 2.16) or the Lenders, to request at any time and from time to time after the Closing Date (or, if later, after the satisfaction of any condition previously agreed to among the Administrative Agent and the Funds Administrator) and prior to the Termination Date that one or more Lenders (and/or one or more other Persons which are Eligible Assignees and which will become Lenders) provide Incremental Commitments and, subject to the applicable terms and conditions contained in this Agreement and the relevant Incremental Commitment Agreement, make Advances and participate in Letters of Credit and Swingline Advances pursuant thereto; provided that (i) no Lender shall be obligated to provide an Incremental Commitment, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental Commitment and executed and delivered to the Administrative Agent, the Funds Administrator and the Co-Borrowers an Incremental Commitment Agreement as provided in clause (b) of this Section 2.16, such Lender shall not be obligated to fund any Advances in excess of its Commitment (if any) or participate in any Letters of Credit or Swingline Advances in excess of its Pro Rata Share, in each case, as in effect prior to giving effect to such Incremental Commitment provided pursuant to this Section 2.16, (ii) any Lender (including any Person which is an Eligible Assignee who will become a Lender) may so provide an Incremental Commitment without the consent of the Administrative Agent or any other Lender; provided that any Person that is not a Lender prior to the effectiveness of its Incremental Commitment shall require the consent of the Administrative Agent, the Swingline Bank and each Issuing Bank (which consents shall not be unreasonably withheld) to provide an Incremental Commitment in accordance with this Section 2.16, (iii) the aggregate amount of each request (and provision therefor) for Incremental Commitments shall be in a minimum aggregate amount for all Lenders which provide an Incremental Commitment pursuant to a given Incremental Commitment Agreement pursuant to this Section 2.16 (including Persons who are Eligible Assignees and will become Lenders) of at least $10,000,000, or, if less, the remaining unutilized balance of the Maximum Incremental Amount (or such lesser amount that is acceptable to the Administrative Agent), (iv) the aggregate amount of all Incremental Commitments permitted to be provided pursuant to this Section 2.16 shall not exceed the Maximum Incremental Amount, (v) the Funds Administrator shall not increase the Commitment pursuant to this Section 2.16 more than 3 times, (vi) such Incremental Commitments shall have the same terms (other than any arrangement fees, upfront fees or original issue discount) payable at the time of and in connection with the applicable Incremental Commitment Agreement) as the Commitments, (vii) all Advances incurred pursuant to an Incremental Commitment (and all interest, fees and other amounts payable thereon) shall be Obligations under this Agreement and the other applicable Loan Documents and shall be secured by the relevant Collateral Documents, and guaranteed under the Guarantee and Collateral Agreement and each other relevant guarantee, on a pari passu basis with all other Advances secured by each relevant Collateral Document and guaranteed under the Guarantee and Collateral Agreement and each other relevant guarantee, and (viii) each Lender (including any Person which is an Eligible Assignee who will become a Lender) agreeing to provide an Incremental Commitment pursuant to an Incremental Commitment Agreement shall, subject to the satisfaction of the relevant conditions set forth in this Agreement, participate in Letters of Credit pursuant to Sections 2.03 and 2.04, respectively, and make Advances as provided in Section 2.02 and such Advances shall constitute Advances for all purposes of this Agreement and the other applicable Loan Documents.

(b)                         At the time of the provision of Incremental Commitments pursuant to this Section 2.16, (i) the Co-Borrowers, each Subsidiary Guarantor, the Administrative Agent and each such Lender or other Eligible Assignee which agrees to provide an Incremental Commitment (each, an “Incremental Lender”) shall execute and deliver to the Funds Administrator and the Administrative Agent an Incremental Commitment Agreement, appropriately completed (with the effectiveness of the Incremental Commitment provided therein to occur on the date set forth in such Incremental Commitment Agreement, which date in any event shall be no earlier than the date on which (w) all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid, (x) all Incremental Commitment Requirements have been satisfied, (y) all conditions set forth in this Section 2.16 shall have been satisfied and (z) all other conditions precedent that may be set forth in such Incremental Commitment Agreement shall have been satisfied) and (ii) the Co-Borrowers, each

Subsidiary Guarantor and the Administrative Agent and each Incremental Lender (as applicable) shall execute and deliver to the Administrative Agent such additional Collateral Documents and/or amendments to the Collateral Documents which are necessary to ensure that all Advances incurred pursuant to the Incremental Commitments are secured by each relevant Collateral Document (the “Incremental Collateral Documents”).  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Commitment Agreement and, at such time, Schedule I shall be deemed modified to reflect the Incremental Commitments of such Incremental Lenders.

(c)                          It is understood and agreed that the Incremental Commitments provided by an Incremental Lender or Incremental Lenders, as the case may be, pursuant to each Incremental Commitment Agreement shall constitute part of, and be added to, the Total Commitment and each Incremental Lender shall constitute a Lender for all purposes of this Agreement and each other applicable Loan Document.

(d)                         At the time of any provision of Incremental Commitments pursuant to this Section 2.16, the Funds Administrator shall, in coordination with the Administrative Agent, repay outstanding Advances of certain of the Lenders, and incur additional Advances from certain other Lenders (including the Incremental Lenders), in each case to the extent necessary so that all of the Lenders participate in each outstanding Borrowing of Advances pro rata on the basis of their respective Commitments (after giving effect to any increase in the Total Commitment pursuant to this Section 2.16) and with the Co-Borrowers being obligated to pay to the respective Lenders any costs of the type referred to in Section 2.10 in connection with any such repayment and/or Borrowing.

ARTICLE III

Conditions of Effectiveness of Lending

Section 3.01  Conditions Precedent to Closing Date.  The obligation of each Lender to make an Advance, the obligation of the Swingline Bank to make a Swingline Advance and the obligation of the Initial Issuing Bank to issue one or more Letters of Credit is subject to the satisfaction or waiver of the following conditions precedent before or concurrently with the date (the “Closing Date”) when the following conditions shall have been satisfied:

(a)                                  Executed Credit Agreement.  The Administrative Agent shall have received this Agreement, executed and delivered by the Co-Borrowers, each of the Initial Lenders, the Swingline Bank, the Initial Issuing Bank, the Administrative Agent, the Co-Collateral Agents and the Security Agent.

(b)                                 Consummation of Financing Transactions; etc.  (i)  On or prior to the Closing Date, the Borrower shall have (x) issued $310,000,000 of an aggregate principal amount of the Senior Secured Notes and (y) utilized (and caused its Subsidiaries to utilize) the full amount of the cash proceeds received by it to pay fees and expenses incurred in connection with the issuance of the Senior Secured Notes and to make payments owing in connection with the

Transaction prior to the utilization by the Borrower of any proceeds of Advances for such purpose.

(ii)                                  On the Closing Date, the issuance of the Senior Secured Notes shall have been consummated in accordance with the terms and conditions of the Senior Secured Notes Documents and all applicable law.  On the Closing Date, (x) the Administrative Agent shall have received true and correct copies of all Senior Secured Notes Documents certified as such by a Responsible Officer of the Borrower, (y) all such Senior Secured Notes Documents and all terms and conditions thereof shall be in form and substance reasonably satisfactory to the Administrative Agent and the Majority Lenders and (z) all such Documents shall be in full force and effect.  All conditions precedent to the consummation of the issuance of the Senior Secured Notes, as set forth in the relevant documents therefor, shall have been satisfied, and not waived unless consented to by the Administrative Agent and the Majority Lenders, to the reasonable satisfaction of the Administrative Agent and the Majority Lenders.

(c)                                  Consummation of the Refinancing.  (i)  On or prior to the Closing Date and concurrently with the incurrence of any Advances and the use of any such Advances to finance the Refinancing on such date, all Debt of the Borrower and its Subsidiaries under the Existing Credit Agreement shall have been repaid in full, together with all fees and other amounts owing thereon, all commitments under the Existing Credit Agreement shall have been terminated, all guarantees and security in respect thereof shall have been terminated and all letters of credit issued pursuant to the Existing Credit Agreement shall have been terminated or other arrangements satisfactory to the issuer of such letters of credit shall have been made.

(ii)                                  On the Closing Date and concurrently with the incurrence of any Advances on such date, all guarantees and security interests in respect of, and Liens securing, the Debt under the Existing Credit Agreement created pursuant to the security documentation relating to the Existing Credit Agreement shall have been terminated and released, and the Administrative Agent shall have received all such releases as may have been requested by the Administrative Agent, which releases shall be in form and substance reasonably satisfactory to the Administrative Agent.  Without limiting the foregoing, there shall have been delivered to the Administrative Agent (x) proper termination statements (Form UCC-3 or the appropriate equivalent) for filing under the UCC or equivalent statute or regulation of each jurisdiction where a financing statement or application for registration (Form UCC-1 or the appropriate equivalent) was filed with respect to the Borrower or any of its Subsidiaries in connection with the security interests created with respect to the Existing Credit Agreement, (y) terminations or reassignments of any security interest in, or Lien on, any patents, trademarks, copyrights, or similar interests of  the Borrower or any of its Subsidiaries on which filings have been made and (z) terminations of all mortgages, leasehold mortgages, hypothecs and deeds of trust created with respect to property of the Borrower or any of its Subsidiaries, in each case, to secure the obligations under the Existing Credit Agreement, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(iii)                               On the Closing Date and after giving effect to the consummation of the Transaction, the Borrower and its Subsidiaries shall have no outstanding Disqualified

Equity Interests or Debt, except for (i) Debt pursuant to or in respect of the Loan Documents, (ii) the Senior Secured Notes, (iii) the Existing Debt and (iv) intercompany Debt permitted pursuant to Section 6.02.  On and as of the Closing Date, all of the Existing Debt shall remain outstanding after giving effect to the Transaction without any material breach, required repayment, required offer to purchase, default, event of default or termination rights existing thereunder or arising as a result of the Transaction.

(d)                                 No Litigation.  There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) would reasonably be likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement, any Note, the Existing Senior Convertible Notes Documents, any other Loan Documents, the Senior Secured Notes Documents or the consummation of the transactions contemplated hereby.

(e)                                  Consents and Approvals.  All governmental and third party consents and approvals necessary in connection with the Transaction and the Loan Documents and the transactions contemplated thereby shall have been obtained (without the imposition of any conditions that are not reasonably acceptable to the Administrative Agent) and shall remain in effect; all applicable waiting periods shall have expired without any action being taken by any competent authority; and no law or regulation shall be applicable in the reasonable judgment of the Administrative Agent that restrains, prevents or imposes materially adverse conditions upon the Transaction and the Loan Documents and the transactions contemplated thereby.

(f)                                    Payment of Fees.  The Administrative Agent shall have received, for its own account and for the account of the Initial Lenders, the fees owing under the Fee Letters.

(g)                                 Payment of Costs and Expenses.  The Administrative Agent, White & Case LLP, special New York counsel and Mexican counsel, and Stikeman Elliott LLP, Canadian counsel, as legal advisors to the Administrative Agent, shall each have received all reasonable and documented costs and expenses (including reasonable fees for professional services incurred or rendered, as the case may be, by any of them) required to be paid, and for which invoices have been presented, before the Closing Date.

(h)                                 Corporate Documents; Officer’s Certificates; Copies of Documents; Etc.  The Administrative Agent shall have received on or before the Closing Date the following, each dated such day (unless otherwise specified), in form and substance reasonably satisfactory to the Administrative Agent (unless otherwise specified):

(i)                                     Notes.  A Note payable to the order of the Swingline Bank or each Lender that has requested the same.

(ii)                                  Resolutions.  Certified copies of the resolutions of the board of directors (or other applicable governing body) of the Borrower and each other Loan Party approving each Loan Document to which it is or is to be a party and the transactions contemplated thereby, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the Transaction, this Agreement, the Notes and each other Loan Document.

(iii)                               Good Standings.  (A) For each Loan Party, a copy of a certificate of the Secretary of State of the jurisdiction of its incorporation or formation dated reasonably near the Closing Date, listing the charter (or other formation document) of such Loan Party and each amendment thereto on file in his office and certifying that (x) such amendments are the only amendments to such Loan Party’s charter (or other formation document) on file in his office, (y) each Loan Party has paid all franchise taxes to the date of such certificate and (z) each Loan Party is duly incorporated or formed and in good standing under the laws of the state of its incorporation or formation.

(iv)                              Officers’ Certificates.  A certificate of the Borrower and each other Loan Party, signed on behalf of the Borrower and such other Loan Party by its President or a Vice President and its Secretary or any Assistant Secretary (or in the case of any Loan Party that is a limited liability company or limited partnership, by a duly authorized officer of either such Loan Party or the general partner, manager or managing member of such Loan Party), dated the Closing Date (the statements made in which certificate shall be true on and as of the Closing Date), certifying as to (A) the absence of any amendments to the charter (or other formation document) of such Loan Party since the date of the certificate referred to in Section 3.01(h)(iii), (B) attaching the bylaws (or other organizational documents of such Loan Party and certifying the absence of any amendments to such bylaws (or other organizational document) of such Loan Party delivered to the Administrative Agent and as in effect on the Closing Date, (C) the absence of any proceeding for the dissolution or liquidation of such Loan Party, (D) the truth and accuracy in all material respects of the representations and warranties contained in the Loan Documents as though made on and as of the Closing Date after giving effect to the Transaction and (E) the absence of any event occurring and continuing, or resulting from the effectiveness of this Agreement that constitutes a Default.

(v)                                 Incumbency.  A certificate of the Secretary or an Assistant Secretary of each Loan Party (or in the case of any Loan Party that is a limited liability company or limited partnership, by a duly authorized officer of either such Loan Party or the general partner, manager or managing member of such Loan Party) certifying the names and true signatures of the directors and/or officers of such Loan Party (or in the case of any Loan Party that is a limited liability company or limited partnership, by a duly authorized officer of either such Loan Party or of the general partner, manager or managing member of such Loan Party) authorized to sign this Agreement, the Notes and each other Loan Document to which they are or are to be parties and the other documents to be delivered hereunder and thereunder.

(vi)                              Guarantee and Collateral Agreement.  The Guarantee and Collateral Agreement, duly executed by the Borrower and each other Loan Party, together with:

(A)                              delivery to the Senior Secured Noteholder Collateral Agent of the certificates representing the issued and outstanding capital stock, limited liability company interests, partnership interests or other ownership or profit interest owned by the Loan Parties and required to be pledged under the Collateral Documents, accompanied by undated stock powers executed in blank; provided that, no more than 66% of the issued and outstanding voting stock and 100% of the non-voting stock of any first-tier Foreign Subsidiaries of the Borrower or any Loan Party shall be required to be pledged,

(B)                                copies of proper financing statements thereto, to be duly filed on or before the Closing Date under the UCC of all jurisdictions that the Security Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Guarantee and Collateral Agreement, covering the Collateral described therein,

(C)                                certified and completed copies of requests for information, dated on or before the Closing Date, listing all other effective financing statements filed in the jurisdictions where the Loan Parties are incorporated and, to the extent that perfection of security requires filing where assets are located, where the Loan Parties’ assets are located that name the Borrower or any other Loan Party as debtor, together with copies of such other financing statements,

(D)                               evidence of the completion of recordings and filings, if any, of or with respect to the Guarantee and Collateral Agreement that the Security Agent may reasonably deem necessary or desirable in order to perfect and protect the Liens created thereby, and

(E)                                 evidence that all other action that the Security Agent may reasonably deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under any of the Collateral Documents (including, without limitation, any action so deemed necessary or desirable as a result of changes in the names or corporate structure of any of the Borrower’s subsidiaries) has been taken and remains in full force and effect.

(vii)                           Financial Statements.  True and correct copies of the historical financial statements referred to in Section 4.01(f).

(viii)                        Borrowing Base Certificate.  The Initial Borrowing Base Certificate in form and substance satisfactory to the Co-Collateral Agents.

(ix)                                Appraisal Report and Collateral Examination.  (x) An Appraisal Report in respect of the Inventory of the Loan Parties in a form satisfactory to the Co-Collateral Agents, and (y) a field examination and auditor report in respect of the Accounts and Inventory of the Loan Parties in a form satisfactory to the Co-Collateral Agents.

(x)                                   Accuride Mexican Pledge Agreement.  A duly authorized and executed Accuride Mexican Pledge Agreement dated as of the date hereof together with evidence of the completion of all recordings, filings and other actions necessary under Mexican law to perfect and protect the second priority pledge created by the Accuride Mexican Pledge Agreement.

(xi)                                Bostrom Mexican Pledge Agreement.  A duly authorized and executed Bostrom Mexican Pledge Agreement dated as of the date hereof together with evidence of the completion of all recordings, filings and other actions necessary under Mexican law to perfect and protect the second priority pledge created by the Bostrom Mexican Pledge Agreement.

(xii)                             [Reserved].

(xiii)                          Mortgages.  Fully executed Mortgages covering the properties listed on Schedule 3.01(h)(xiii) hereto to the extent necessary to secure the Obligations of the applicable Loan Parties under this Agreement or any other Loan Document, together with:  (A) a policy of title insurance issue by a nationally recognized title insurance company, insuring the Lien of each Mortgage as a valid Lien on the property subject thereto, free of any Liens other than Permitted Liens, in form and substance reasonably satisfactory to the Security Agent, together with such endorsements, coinsurance and reinsurance as reasonably requested by the Security Agent; (B) a survey of  each  property subject to a Mortgage in a form sufficient for the title insurance company to delete the standard survey exception and issue all survey-related endorsements requested by the Security Agent, (C) “life of loan” Federal Emergency Management Standard Flood Hazard Determinations with respect to each parcel of real property covered by a Mortgage (together with notice about special flood hazard area status, duly executed by the applicable Loan Party, and evidence of flood insurance, in the event any such real property is located in a special flood hazard area), and (D) an opinion of local counsel from each state where a Mortgage is being recorded, in form and substance reasonably satisfactory to the Security Agent.

(xiv)                         Solvency Certificate.  A certificate, in substantially the form of Exhibit G hereto, attesting to the Solvency of the Loan Parties after giving effect to the Transaction, from the Borrower’s chief financial officer.

(xv)                            Intercreditor.  The Intercreditor Agreement, duly executed and delivered by the Loan Parties, the Security Agent on behalf of the Secured Parties and the Senior Secured Noteholder Collateral Agent on behalf of the Senior Secured Noteholders.

(xvi)                         Legal Opinions.  A favorable opinion of (i) Latham and Watkins LLP, U.S. counsel, in substantially the form of Exhibit H-1 hereto and (ii) internal counsel of the Borrower, in substantially the form of Exhibit H-2 hereto.

(i)                                     Insurance.  The Administrative Agent shall be satisfied that the insurance coverage in effect on the Closing Date pertaining to the assets of the Borrower and each other Loan Party satisfies the requirements set forth in Section 5.03.

(j)                                     Know Your Customer Documentation.  The Administrative Agent shall have received, by the date which is three days prior to the Closing Date, all documentation and other information mutually agreed to be required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, including the information described in Section 11.13.

(k)                                  Excess Availability; Cash.  On the Closing Date, (x) after giving effect to the Transaction, Excess Availability will be greater than $35,000,000 and (y) the Consolidated Unrestricted cash and Cash Equivalents of the Borrower shall be greater than $35,000,000.

Section 3.02  Conditions Precedent to Each Borrowing and Issuance.  Except as otherwise provided in this Agreement, the obligation of each Lender to make an Advance (other than a Letter of Credit Advance made by an Issuing Bank pursuant to Section 2.03(e)(i)) on the occasion of each Borrowing, the obligation of the Swingline Bank to make a Swingline Advance and the obligation of each Issuing Bank to issue Letters of Credit or renew or extend a Letter of Credit and the right of the Funds Administrator to request a Swingline Advance, shall be subject to the further conditions precedent that on the date of such Borrowing or issuance or renewal or extension of a Letter of Credit:

(a)                                  Notice of Revolving Borrowing; Notice of Swingline Borrowing; Letter of Credit Request.  The following statements shall be true in all material respects (and each of the giving of the applicable Notice of Revolving Borrowing, Notice of Swingline Borrowing or Letter of Credit Request, and the acceptance by the applicable Co-Borrower of the proceeds of such Borrowing or the issuance of such Letter of Credit or the renewal or extension of such Letter of Credit shall constitute a representation and warranty by the Co-Borrowers that both on the date of such notice or deemed notice and on the date of such Borrowing or issuance or renewal such statements are true):

(i)                                     the representations and warranties contained in each Loan Document are correct in all material respects on and as of such date, before and after giving effect to such Borrowing or issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing or issuance or renewal, in which case, as of such specific date; and

(ii)                                  no event has occurred and is continuing, or would result from such Borrowing or issuance or renewal or from the application of the proceeds therefrom, that constitutes a Default.

(b)                                 Anti-Cash Hoarding Condition.  At the time of each Revolving Borrowing (but not the time of each issuance or renewal or extension of any Letter of Credit), and also after giving effect thereto, the aggregate amount of cash and Cash Equivalents (excluding cash and Cash Equivalents held in Excluded Accounts and Cash Collateral Accounts) owned or held by the Loan Parties and their respective Subsidiaries (as reflected in the books and records of the Loan Parties and their respective Subsidiaries and determined after giving pro forma effect to the making of each such Revolving Advance and the application of the proceeds from such Revolving Advance (to the extent that such proceeds are actually utilized by the Borrower and/or any of its Subsidiaries)) shall not exceed $20,000,000; provided that, notwithstanding the foregoing, until the first anniversary of the Closing Date, the Borrower and its Subsidiaries may hold cash and Cash Equivalents in an amount exceeding $20,000,000 so long as the aggregate principal amount of all Advances outstanding under this Agreement is less than or equal to 50% of the Borrowing Base in effect at such time.

(c)                                  Delivery of Borrowing Base Certificate.  The Administrative Agent and the Co-Collateral Agents shall have received the most recent Borrowing Base Certificate, as required under Section 7.12, except that the Initial Borrowing Base Certificate shall be delivered no later than the Closing Date.

(d)                                 Compliance with Borrowing Base.  Notwithstanding anything to the contrary set forth herein, it shall be a condition precedent to each Revolving Borrowing, or issuance or renewal of a Letter of Credit, that after giving effect thereto (and the use of the proceeds thereof) the Aggregate Exposure would not exceed the Borrowing Base at such time.

Section 3.03  Determinations Under Section 3.01.  For purposes of determining compliance with the conditions specified in Section 3.01, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties, in each case upon such Lender Party’s release of its signature page to this Agreement from escrow (which release may be made by written email confirmation or telephone call from such Lender Party or through any counsel designated for such Lender Party).

ARTICLE IV

Representations and Warranties

Section 4.01  Representations and Warranties of the Borrower.  The Borrower represents and warrants as follows:

(a)                                  Loan Parties. Due Organization and Formation; Good Standing; Corporate, Company and Partnership Power and Authority; Capital Stock.  Each Loan Party (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified and in good standing as a foreign entity in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to be so qualified or in good standing has not had or would not reasonably be likely to have a Material Adverse Effect and (iii) has all requisite power and authority (including, without limitation, all material governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.  All of the outstanding capital stock of the Borrower has been validly issued and is fully paid and non-assessable.

(b)                                 Loan Parties’ Subsidiaries;  Due Organization and Formation; Good Standing; Corporate, Limited Liability Company or Partnership Authorization and Authority; Capital Stock, Membership Interests, Partnership Interests.  Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party as of the date of such schedule, showing as of the date thereof (as to each such Subsidiary) the jurisdiction of its incorporation or formation, the number of limited liability company membership interests or partnership interests or shares of each class of capital stock authorized, and the number outstanding, on the date thereof and the percentage of the outstanding limited liability company membership interests, partnership interests and shares of each such class owned (directly or indirectly) by such Loan Party and the number of limited liability company membership interests, partnership interests or shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof.  All of the outstanding capital stock, limited liability company membership interests and partnership interests of all of such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens, except those created under the Loan Documents and those created under the Senior Secured Notes Documents.  Each such Subsidiary (i) is a corporation, limited liability company or partnership (as applicable) duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) is duly qualified and in good standing as a foreign corporation or other entity in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to be so qualified or in good standing has not had or would not reasonably be likely to have a Material Adverse Effect and (iii) has all requisite corporate, limited liability company or partnership (as applicable)  power and authority (including, without limitation, all material governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

(c)                                  Due Authorization of Loan Documents; Non-Contravention, Etc.  The execution, delivery and performance of each Loan Document and each Senior Secured Notes Document have been duly authorized by all necessary corporate, limited liability company or partnership (as applicable) action on the part of each Loan Party that is a party thereto, and do not (i) contravene such Loan Party’s charter or bylaws, partnership agreement or limited liability company agreement, as the case may be, or any of its other constitutive documents, (ii) violate any applicable provision of any material law (including, without limitation, the Exchange Act and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award applicable to the Borrower or to its Subsidiaries, (iii) result in a breach of, or constitute a default under, any loan agreement, indenture, mortgage, deed of trust or other financial instrument, or any contract or agreement, binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties except to the extent that such breach or default would not result in a Material Adverse Effect or (iv) except for the Liens created under the Loan Documents and the Senior Secured Notes Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries.

(d)                                 Governmental and Third Party Approvals.  Other than those that would not reasonably be expected to have a Material Adverse Effect, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan Document or any Senior Secured Notes Document to which it is or is to be a party and (ii) the consummation of the transactions contemplated by the Loan Documents and the Senior Secured Notes Documents.

(e)                                  Due Execution and Delivery; Binding Obligation.  Each of the Loan Documents has been duly executed and delivered by each Loan Party thereto and is the legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditor’s rights generally or by general principles of equity.

(f)                                    Historical Financial Statements.  (i)  The audited Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2009, and the related Consolidated statements of income and cash flow of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Deloitte & Touche LLP, independent public accountants and (ii) the unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as at March 31, 2010, and the related Consolidated statements of income and cash flow of the Borrower and its Subsidiaries for the nine month period then ended, in each case certified by the chief financial officer of the Borrower, and copies of which have been furnished to each Lender Party, fairly present in all material respects, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates.  All such financial statements have been prepared in accordance with GAAP applied on a consistent basis (unless otherwise expressly noted therein) subject, in the case of the unaudited financial statements, to normal year-end and audit adjustments and the absence of footnotes.

(g)                                 Anti-Terrorism Laws.  To the best knowledge of the Loan Parties, no such Loan Party nor any Subsidiary thereof: (i) is, or is controlled by or is acting on behalf of, a Restricted Party; (ii) has received funds or other property from a Restricted Party; or (iii) is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law.

(h)                                 Forecasts.  The Consolidated forecasted balance sheets, income statements and cash flows statements of the Borrower and its Subsidiaries delivered to the Lender Parties prior to the Closing Date or pursuant to Section 7.05 were prepared in good faith on the basis of the estimates and assumptions stated therein, which estimates and assumptions were believed to be reasonable and fair in the light of conditions existing at the time made, it being understood by the Lender Parties that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

(i)                                     No Material Adverse Effect.  After giving effect to the Transaction (but for this purpose assuming that the Transaction and the related financing had occurred prior to December 31, 2009), since December 31, 2009, nothing has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

(j)                                     Other Information.  No information, exhibit or report furnished by any Loan Party to the Administrative Agent or any Lender Party in writing in connection with the negotiation of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made herein and therein, taken as a whole, not misleading at such time in light of the circumstances in which the same were made, it being understood that for purposes of this Section 4.01(j), such factual information does not include projections and pro forma financial information.

(k)                                  Litigation, Etc.  There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or, to the knowledge of any Co-Borrower, threatened before any court, governmental agency or arbitrator that (i) could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement, any Note, any other Loan Document or any Related Document or the consummation of the transactions contemplated hereby.

(l)                                     Compliance with Margin Regulations.  (i) No Co-Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or any drawing under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(ii)                                  Following application of the proceeds of each Advance or drawing under each Letter of Credit, not more than 25 percent of the value of the assets (either of any Co-Borrower only or of any Co-Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 6.01 or 6.04 or subject to any restriction contained in any agreement or instrument between any Co-Borrower and any Lender or any Affiliate of any Lender relating to Debt and within the scope of Section 9.05 will be Margin Stock.

(m)                               Employee Benefit Plans and ERISA Related Matters.  (i)  Each Plan is in compliance with ERISA, the Internal Revenue Code and any applicable Requirement of Law, except to the extent that any non-compliance could not reasonably be expected to result in material liability to any Loan Party; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan other than in connection with the Bankruptcy Proceedings; no Multiemployer Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to the Borrower, any Subsidiary or any ERISA Affiliate; each Plan is in compliance with the minimum funding standards of Section 412 and 430 of the Internal Revenue Code and Section 302 of ERISA, and has not applied for or received a waiver of the minimum funding standard or an extension of any amortization period, within the meaning of Section 412 of the Internal Revenue Code or Section 303 or 304 of ERISA; neither any Loan Party nor any ERISA Affiliate has incurred (or is reasonably expected to incur) any liability to or on account of a Plan pursuant to Section 515, 4062, 4063, 4064 or 4069 of ERISA or Section 4971 or 4975 of the Internal Revenue Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan, and no Loan Party has incurred (or is reasonably expected to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i) or 502(l) of ERISA or Section 436(f) of the Internal Revenue Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; no Loan Party or any ERISA Affiliate has incurred (or is reasonably expected to incur) any liability under Sections 4201, 4204 or 4212 of ERISA to a Multiemployer Plan or has been notified in writing that it will incur any liability under any of the foregoing sections with respect to any Multiemployer Plan; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to any Loan Party or any ERISA Affiliate; and no lien imposed under the Internal Revenue Code or ERISA on the assets of any Loan Party or any ERISA Affiliate exists on account of any Plan (or is reasonably likely to exist) nor has any Loan Party or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of any Loan Party or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the foregoing representations and warranties in this Section 4.01(m)(i) would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect.  No Plan has an Unfunded Current

Liability that would be reasonably likely to have a Material Adverse Effect.

(ii)                                  With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee pension or benefit plan maintained or contributed to by any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”), except as in the aggregate could not reasonably be expected to have Material Adverse Effect:

(A)                              Any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or if applicable, accrued, in accordance with normal accounting practices.

(B)                                The fair market value of the assets of each funded Foreign Plan in Canada that is a registered pension plan and each other funded Foreign Plan, together with any accrued contributions, is sufficient, in the case of each Canadian funded Foreign Plan that is a registered pension plan and each other funded Foreign Plan to provide for the accrued benefits determined on a solvency basis, as of the date hereof, with respect to all current and former participants in each such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan.

(C)                                Each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(n)                                 Environmental Matters.  (i) Other than instances of non-compliance that could not reasonably be expected to have a Material Adverse Effect: (A) the Borrower and its Subsidiaries are in compliance with all Environmental Laws and all Environmental Permits in all jurisdictions in which the Borrower and each of its Subsidiaries are currently doing business (including, without limitation having obtained all material Environmental Permits required under Environmental Laws); and (B) the Borrower will comply and cause each of its Subsidiaries to comply, in all material respects, with all such Environmental Laws (including, without limitation, all Environmental Permits required under Environmental Laws).

(ii)                                  Neither the Borrower nor any of its Subsidiaries has treated, stored, transported or disposed of Hazardous Materials at or from any currently or formerly owned real estate or facility relating to its business in a manner that could reasonably be expected to result in a Material Adverse Effect.

(iii)                               Except for non-compliance that could not reasonably be expected to result in a Material Adverse Effect and except as disclosed in Schedule 4.01(n), all past non-compliance with Environmental Laws and Environmental Permits has been resolved without ongoing material obligations or costs, and no circumstances exist to the knowledge of the Borrower or any of its Subsidiaries that could (A) form the basis of an Environmental Action against the Borrower or any of its Subsidiaries or any of the properties described in the Mortgages that could reasonably be expected to result in a

Material Adverse Effect or (B) cause any such property respectively owned by any of them to be subject to any material restrictions on ownership, occupancy, current use or transferability under any Environmental Law.

(iv)                              Except as disclosed in Schedule 4.01(n), as of the Closing Date, none of the properties currently or formerly owned or operated by the Borrower or any of its Subsidiaries is listed or proposed for listing on the NPL or any analogous foreign, state or local list or, to the knowledge of Borrower or any of its Subsidiaries, is adjacent to any such property.

(v)                                 Except as disclosed in Schedule 4.01(n) and except for events or conditions that could not reasonably be expected to result in a Material Adverse Effect, (A) neither the Borrower, any of its Subsidiaries nor, to the knowledge of the Borrower or any of its Subsidiaries, any other Person has owned or operated any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by the Borrower or any of its Subsidiaries or described in the Mortgages or, to their knowledge, on any property formerly owned or operated by the Borrower or any of its Subsidiaries, (B) there is no asbestos or asbestos-containing material on any property currently owned or operated by the Borrower or any of its Subsidiaries or described in the Mortgages, (C) there are no wetlands or any areas subject to any legal requirement or restriction in any way related to wetlands (including, without limitation, requirements or restrictions related to buffer or transition areas or open waters) at or affecting any property currently owned or operated by the Borrower or any of its Subsidiaries or described in the Mortgages, and (D) neither the Borrower, any of its Subsidiaries, nor, to the knowledge of the Borrower or any of its Subsidiaries, any other Person has released or discharged Hazardous Materials on any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries or described in any of the Mortgages.

(vi)                              Except as disclosed in Schedule 4.01(n) and except for investigations, assessments or actions that could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries is undertaking, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of material quantities or concentrations of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries or described in the Mortgages have been disposed of in a manner not reasonably expected to result in a Material Adverse Effect.

(o)                                 Securities Laws.  Neither any Loan Party nor any of its Subsidiaries is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

(p)                                 Solvency.  The Loan Parties are, taken as a whole on a Consolidated basis, Solvent.

(q)                                 Taxes.  Each Loan Party has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all taxes, assessments and governmental charges or levies required to have been paid by it, except (i) taxes, assessments and governmental charges or levies that are being contested in accordance with the proviso to Section 5.02, or (ii) to the extent that the failure to do so would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect. As of the date hereof, no Co-Borrower is a party to any tax sharing or similar arrangement with any Subsidiary Guarantor or any Affiliate of a Subsidiary Guarantor.

(r)                                    Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (i) there are no strikes or other labor disputes against the Borrower or any other Subsidiary pending or, to the knowledge of the Borrower, threatened in writing; (ii) hours worked by and payment made to employees of the Borrower or any other Subsidiary have not been in violation of the FLSA or any other equivalent and applicable law dealing with such matters; and (iii) all payments due from the Borrower or any other Subsidiary on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Person.

(s)                                  Existing Debt.  Set forth on Schedule 4.01(s) hereto is a complete and accurate list of all Existing Debt, showing as of the date of such Schedule the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule therefor, and such principal amount has not been increased from that amount shown on such Schedule.

(t)                                    Owned Real Property.  Set forth on Schedule 4.01(t) hereto is a complete and accurate list as of the Closing Date of all real property owned by the Borrower or any of its Subsidiaries, showing as of the Closing Date the street address, county or other relevant jurisdiction, state and record owner thereof.  The Borrower or such Subsidiary has good, marketable and insurable fee simple title to such real property, free and clear of all Liens, other than Permitted Liens and Liens created under the Loan Documents.  To the best of the Borrower’s knowledge, except as set forth on Schedule 4.01(t), all of the improvements located on the properties listed on Schedule 4.01(t) lie entirely within the boundaries of such properties and none of such improvements violate any minimum setback requirements, other dimensional regulations or restrictions of record.

(u)                                 Leased Real Property.  Set forth on Schedule 4.01(u) hereto is a complete and accurate list as of the Closing Date of all material leases of real property under which the Borrower or any of its Subsidiaries is the lessee, showing as of the Closing Date the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof.  Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

(v)                                 Leases of Real Property.  Set forth on Schedule 4.01(v) hereto is a complete and accurate list as of the Closing Date of all material leases (the “Leases”) of real property under which the Borrower or any of its Subsidiaries is the landlord, showing as of the Closing Date the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof.  Each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

(w)                               Intellectual Property.  Set forth on Part A of Schedule 4.01(w) hereto is a complete and accurate list as of the Closing Date of all U.S. registered patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof, of the Loan Parties, showing as of the Closing Date the jurisdiction in which registered and the registration numbers.  Set forth on Part B of Schedule 4.01(w) hereto is a list, which is complete and accurate in all material respects, as of the Closing Date of all other registered patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof, of the Loan Party, showing as of the Closing Date the jurisdiction in which registered and the registration numbers.

(x)                                   Senior Indebtedness; Subordination.  (i) The Obligations of the Borrower under the Loan Documents constitute “Senior Indebtedness” and “Designated Senior Indebtedness” of the Borrower under and as defined in the Subordinated Debt Documents.  The Obligations of each Subsidiary Guarantor under the Guarantee and Collateral Agreement constitute “Guarantor Senior Indebtedness” of such Subsidiary Guarantor under and as defined in the Subordinated Debt Documents and (ii) the subordination provisions contained in the Subordinated Debt Documents are enforceable against the Borrower and/or the other Loan Parties, to the extent such provisions are applicable to them, and the holders of such Debt, in each case except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

(y)                                 Collateral Matters.

(i)                                     After taking the actions specified for perfection therein, each Collateral Document, when executed and delivered, will be effective under applicable law to create in favor of the Security Agent for the ratable benefit of the Secured Parties a valid and enforceable security interest in the Collateral subject thereto (the enforceability of the security interest in which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law), and will, constitute a fully perfected Lien on and security interest in all right, title and interest of the Loan Parties in the Collateral subject thereto, prior and superior to the rights of any other Person, except for rights and obligations secured by Permitted Liens and subject to claims with a preference as a matter of law (it being understood that no representation is made under this clause as to the creation, perfection or priority of any

Lien to the extent that such creation, perfection or priority is determined under the law of a jurisdiction outside of the jurisdiction governing the laws of the applicable Collateral Document purporting to create, perfect or establish the priority of any such Liens).

(ii)                                  Each Mortgage, upon execution and delivery by the parties thereto, will create in favor of the Security Agent (or such other trustee as may be required or desired under local law), for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in and mortgage lien on the all the applicable mortgagor’s right, title and interest in and to the properties subject thereto and the proceeds thereof, and when the Mortgages have been filed or registered in the appropriate jurisdiction, the Mortgages will constitute a fully perfected security interest in and mortgage lien on all right, title and interest of the mortgagors in the properties and the proceeds thereof, prior and superior in right to any other Person (but subject to (i) Liens or other encumbrances for which exceptions are taken in the policies of title insurance delivered in respect of the mortgaged properties and (ii) Permitted Lien.

(z)                                   Borrowing Base Calculation.  The calculation of the Borrowing Base pursuant to the most recent Borrowing Base Certificate delivered pursuant to Section 7.12 and the valuation thereunder is complete and accurate in all material respects.

(aa)                            Accounts.  The Administrative Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by the Loan Parties with respect thereto.  Each Co-Borrower hereby warrants, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that such Account is an Eligible Account.

(bb)                          Inventory.  The Administrative Agent may rely, in determining which Inventory is Eligible Inventory, on all statements and representations made by the Loan Parties with respect thereto.  Each Co-Borrower hereby warrants, with respect to any Inventory at the time it is shown as being Eligible Inventory in a Borrowing Base Certificate, that such Inventory is Eligible Inventory.

(cc)                            Flood Insurance.  With respect to parcels of real property covered by the Mortgages which lie in an area designated as having special flood hazards by the Federal Emergency Management Agency or any successor agency thereto, the Loan Parties maintain flood insurance in an amount which complies with the National Flood Insurance Program, as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

ARTICLE V

Affirmative Covenants

Section 5  Affirmative Covenants.  So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will:

Section 5.01  Compliance with Laws, Etc.  Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, except such as may be contested in good faith or as to which a bona fide dispute may exist and except to the extent that noncompliance therewith could not reasonably be expected to have a Material Adverse Effect.

Section 5.02  Payment of Taxes, Etc.  Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property prior to the date on which material penalties attach thereto, and (ii) all lawful material claims that, if unpaid, might by law become a material Lien upon the property of the Borrower or its Subsidiaries not otherwise expressly permitted under this Agreement; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim (x) that is being contested in good faith and by proper proceedings and as to which appropriate reserves (in the good faith judgment of its management) are being maintained in accordance with GAAP or (y) to the extent the non-payment would not result in a Material Adverse Effect.

Section 5.03  Maintenance of Insurance.  (i) Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (at the time the relevant coverage is placed or renewed) in such amounts and covering such risks as is usually carried by companies engaged in the same or similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates and (ii) furnish to the Security Agent, upon its request therefor, full information as to the insurance carried.  Such insurance shall include physical damage insurance on all real and personal property (whether now owned or hereafter acquired) and business interruption insurance.  The provisions of this Section 5.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Collateral Documents that require the maintenance of insurance.  If the Loan Parties shall fail to maintain insurance in accordance with this Section 5.03, or if the Loan Parties shall fail to so endorse and deposit all policies or certificates with respect thereto, the Security Agent shall have the right (but shall be under no obligation) to procure such insurance and each Co-Borrower jointly and severally agrees to reimburse the Security Agent for all costs and expenses of procuring such insurance.

Section 5.04  Preservation of Corporate, Limited Liability Company and Partnership Existence, Etc.  Preserve and maintain, and cause each of its  Subsidiaries to preserve and maintain, its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation or amalgamation permitted under Section 6.03 and provided further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right, permit, license, approval, privilege or franchise if the Board of Directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower or such Subsidiary, as the case may be, or the Lender Parties.

Section 5.05  Conduct of Business.  From and after the Closing Date, engage, and cause its Subsidiaries (taken as a whole) to engage, primarily in (i) the vehicle component business and any activity or business incidental, directly related or similar thereto, or any other lines of business carried on by the Borrower and its Subsidiaries on the Closing Date or utilizing the Borrower’s or Subsidiaries’ manufacturing capabilities on the Closing Date and (ii) other businesses or activities that constitute a reasonable extension, development or expansion thereof or that are ancillary or reasonably related thereto.

Section 5.06  Visitation Rights.  At any reasonable time and from time to time, upon reasonable notice and during normal business hours, permit any authorized representatives designated by the Co-Collateral Agents, the Security Agent or any Lender (provided that, unless an Event of Default shall have occurred and is continuing, no more than two such visits and inspections may be made in any one year and provided further that, to the extent practicable, the Co-Collateral Agents or the Security Agent, as applicable, will coordinate any such visits and inspections with visits and inspections), to examine and make copies of and abstracts from the records and books of account of, and visit the properties, plants and facilities of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants; provided that the Borrower may, if it so chooses, be present at or participate in any such discussion.

Section 5.07  Appraisals and Field Exams.  Permit, and cause each Co-Borrower to permit, employees and designated representatives of the Co-Collateral Agents, in each case at the Co-Borrowers’ expense at reasonable times and (except during the continuance of an Event of Default) upon reasonable notice, to conduct appraisals of Inventory and field exams, in each case, at such times as the Co-Collateral Agents reasonably deem necessary or appropriate (it being acknowledged that a single field exam, appraisal or inspection may entail visits to multiple locations of books, records and assets of the Co-Borrowers); provided that during (A) the Fiscal Year ending December 31, 2010, the Co-Collateral Agents shall not request that any appraisals of Inventory or field exams be conducted unless an Event of Default exists and is continuing or Excess Availability falls below $30,000,000 and (B) each Fiscal Year after the Fiscal Year ending December 31, 2010, the Co-Collateral Agents shall not request that more than two appraisals of Inventory and two field exams be conducted; provided further that (x) if a Compliance Period exists, the Co-Collateral Agents may request one additional appraisal of Inventory and one additional field exam be conducted and (y) if an Event of Default exists and is continuing, none of the foregoing limitations shall apply.  In connection with any such appraisal or field exam, such employees and designated representatives of the Co-Collateral Agents shall be permitted (i) to visit and inspect, in consultation with officers of the Funds Administrator (other than during an Event of Default, in which case, no such consultation shall be required) any properties or facilities of any Co-Borrower, (ii) to examine the books of account of any Co-Borrower and discuss the affairs, finances and accounts of any Co-Borrower with, and be advised as to the same by, its officers and independent accountants (provided that an officer of the Funds Administrator may attend such discussions with such accountants) and (iii) to verify Eligible Accounts and/or Eligible Inventory (subject to reasonable requirements of confidentiality, including requirements imposed by law or contract).  The Co-Collateral Agents shall have no duty to any Co-Borrower to make any inspection, or to share any results of any inspection, appraisal or report with, the Co-Borrowers.  The Co-Borrowers and each of the Subsidiary Guarantors acknowledge that all inspections, appraisals and reports are prepared by the Security Agent for the benefit of the Lenders and for their purposes, and neither the Co-Borrowers nor any of the Subsidiary Guarantors shall be entitled to rely upon them.

Section 5.08  Keeping of Books.  Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with GAAP.

Section 5.09  Maintenance of Properties, Etc.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business (including intellectual property) in good working order and condition, ordinary wear and tear excepted, in each case consistent with past practice, and will from time to time make or cause to be made all appropriate repairs, renewals and replacements thereof, except where the failure to do so would not reasonably be likely to have a Material Adverse Effect.

Section 5.10  Transactions with Affiliates.  Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate, other than (i) transactions between or among the Loan Parties and any Subsidiaries of the Borrower; (ii) reasonable and customary fees paid to members of the Borrower’s board of directors; (iii) the transactions permitted by Section 6.06; (iv) transactions otherwise expressly permitted hereunder.

Section 5.11  Covenant to Guarantee Obligations and to Give Security.  When (a) any new Subsidiary of the Borrower is formed or acquired by the Borrower or any of its Subsidiaries, or (b) the acquisition of any property, real or personal, by any Loan Party is made, and such property, in the judgment of the Administrative Agent, shall not already be subject to a perfected first priority security interest in favor of the Security Agent for the benefit of the Secured Parties, then, in each case at the expense of the Borrower:

(i)                                     within twenty (20) days after such formation or acquisition or such longer period as the Security Agent may agree, in the case of a new Subsidiary that is a U.S. Subsidiary of the Borrower or any of its Subsidiaries or a Co-Borrower, cause each such Subsidiary to duly execute and deliver to the Security Agent an Assumption Agreement under which such Subsidiary becomes a Subsidiary Guarantor and a Grantor (as defined in the Guarantee and Collateral Agreement) and/or a Co-Borrower; provided that no Subsidiary which is not wholly-owned (directly or indirectly) by the Borrower and the organizational documents or agreements with other shareholders of which prohibit the execution, delivery or performance of any such Assumption Agreement shall be required to execute, deliver or perform such Assumption Agreement if, after using its reasonable efforts, the Borrower has failed to obtain any necessary consents or approvals for the issuance of such Assumption Agreement,

(ii)                                  within twenty (20) days after such formation or acquisition in the case of a wholly-owned Subsidiary which is a first-tier Subsidiary of (x) the Borrower or (y) any other Subsidiary that is a U.S. Subsidiary, cause the Borrower (or other relevant Subsidiary) or such longer period as the Security Agent may agree, to pledge the stock or other equity interests of each such Subsidiary and to duly execute and deliver such amendments to the Guarantee and Collateral Agreement or such other documents as the Security Agent deems necessary or advisable to grant to the Security Agent, for the benefit of the Secured Parties, a security interest in 100% of the issued and outstanding stock or other equity interests of such Subsidiary owned by the Borrower or such other Loan Party, together with delivery to the Senior Secured Notes Collateral Agent of certificates representing such pledged stock or other equity interests accompanied by undated stock powers or other appropriate powers or assignments executed in blank; provided, in the case of a first-tier Subsidiary which is a Foreign Subsidiary, the Borrower (or other relevant Subsidiary) shall not be required to pledge more than 66% of the issued and outstanding voting stock or other equity interests of such Subsidiary, and provided further that the stock of any Subsidiary which is not wholly-owned (directly or indirectly) will be owned by a wholly-owned Subsidiary of the Borrower whose stock or other equity interests have been pledged in accordance with the Loan Documents,

(iii)                               within twenty (20) days after such request, formation or acquisition or such longer period as the Security Agent may agree, furnish to the Security Agent all necessary information with respect to such Subsidiary and its Subsidiaries which may be required to update the applicable Schedules to this Agreement and to the Collateral Documents, respectively,

(iv)                              within thirty (30) days after such request, formation or acquisition or such longer period as the Security Agent may agree, in the case of a new Subsidiary that is a U.S. Subsidiary of the Borrower or any of its Subsidiaries, duly execute and deliver, and cause each such Subsidiary, and cause each direct and indirect parent of such Subsidiary to duly execute and deliver to the Security Agent Mortgages, pledges, proper financing statements, assignments, assumption agreements and other security agreements, as specified by and in form and substance reasonably satisfactory to the Security Agent, securing payment of all the Obligations of the Loan Parties under the Loan Documents and constituting Liens on all such properties in each case to the extent permitted by, and in accordance with the terms of, the Intercreditor Agreement; provided that, no Subsidiary which is not wholly-owned (directly or indirectly) by the Borrower and the organizational documents or agreements with other shareholders of which prohibit the execution, delivery or performance of any such Mortgages, pledges, proper financing statements, assignments, assumption agreements and other security agreements shall be required to execute, deliver or perform such Mortgages, pledges, proper financing statements, assignments, assumption agreements and other security agreements if, after using its reasonable efforts, any Co-Borrower has failed to obtain any necessary consents or approvals for the execution, delivery or performance of such Mortgages, pledges, proper financing statements, assignments, assumption agreements and other security agreements,

(v)                                 within thirty (30) days after such request, formation or acquisition or such longer period as the Security Agent may agree, duly execute and deliver, and cause each such Subsidiary, and cause each direct and indirect parent of such Subsidiary (other than any Foreign Subsidiary) to take whatever action (including, without limitation, the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Security Agent to vest in the Security Agent (or in any representative of the Security Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the mortgages, pledges, assignments, assumption agreements and other security agreements delivered pursuant to this Section 5.11, enforceable against all third parties in accordance with their terms,

(vi)                              as promptly as practicable after such request, formation or acquisition, deliver, upon the reasonable request of the Security Agent, to the Security Agent with respect to each parcel of real property owned, leased or held by the entity that has a fair market value in excess of $2,000,000 and is the subject of such request, formation or acquisition a Mortgage, Mortgage Policy, survey (if available), environmental assessment report (if available) and, to the extent available, engineering, soils and other reports, each in scope, form and substance reasonably satisfactory to the Security Agent in each case to the extent permitted by, and in accordance with the terms of, the Intercreditor Agreement and if any such real property lies in an area designated as having special flood hazards by the Federal Emergency Management Agency or any successor agency thereto, deliver to the Security Agent evidence in form and substance reasonably satisfactory to the Security Agent that the applicable Loan Party maintains flood insurance on such real property in an amount which complies with the National Flood Insurance Program, as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time; provided, however, that (1) to the extent that the Borrower or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall promptly after the receipt thereof be delivered to the Security Agent, and (2) the Security Agent may, in its sole discretion, waive any of the foregoing requirements with respect to any such parcels of real property owned, leased or held (other than the requirement to maintain flood insurance),

(vii)                           at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Security Agent may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, mortgages, pledges, assignments, security agreements and assumption agreements,

(viii)                        cause any Subsidiary that guarantees the Borrower’s Obligations under the Senior Secured Notes Documents or the Existing Senior Convertible Notes Documents to take any and all actions under this Section 5.11 as the Security Agent may deem necessary or advisable; and

(ix)                                within sixty (60) days after such request or such longer period as the Security Agent may agree, deliver to the Administrative Agent, the Co-Collateral Agents and the Security Agent a signed copy of a favorable opinion, addressed to the Administrative Agent, the Co-Collateral Agents and the Security Agent, of counsel for the Borrower reasonably acceptable to the Security Agent as to the matters contained in this Section 5.11, as to such guarantees and security agreements being legal, valid and binding obligations of the Borrower and its Subsidiaries enforceable in accordance with their terms and as to such other matters as the Security Agent may reasonably request.

Section 5.12  Compliance with Environmental Laws.  Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties in accordance, in all material respects, with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to conduct any investigation, study, sampling and testing, or to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith or as to which a bona fide dispute may exist and except to the extent that non-compliance therewith could not reasonably be expected to result in a Material Adverse Effect.

Section 5.13  Preparation of Environmental Reports.  At the request of the Administrative Agent from time to time if the Administrative Agent reasonably believes the Borrower has failed to comply with the provisions of Section 5.12, provide to the Lender Parties within sixty (60) days after such request, at the expense of the Borrower, an environmental site assessment report for any of its or its Subsidiaries’ properties described in such request, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request, to the Administrative Agent, the Lender Parties, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter upon reasonable notice onto its or their respective properties to undertake such an assessment.

Section 5.14  Know Your Customer Requests.  If:

(a)                                  a change in any Requirement of Law occurs after the Closing Date;

(b)                                 any change in the status of a Loan Party or the composition of the shareholders of a Loan Party after the Closing Date; or

(c)                                  a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, and this obliges the Administrative Agent or any Lender (or, in the case of paragraph (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, promptly upon the request of the Administrative Agent, in its capacity as a Lender or on behalf of any Lender, to the Funds Administrator supply, or procure the supply of, such documentation and other evidence as is reasonably requested in good faith by the Administrative Agent (for itself or on behalf of any Lender, or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Lender) in order for the Administrative Agent, such Lender or, in the case of the event described in paragraph (c) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

Section 5.15  Restricted Accounts.  At all times after the Closing Date, with respect to the Loan Parties only, cause to be maintained a system of Deposit Accounts complying with each of the requirements set forth below:

(a)                                  Cash Management Control Agreement.  With respect to each Deposit Account (other than an Excluded Account), the Loan Parties shall deliver to the Security Agent a Cash Management Control Agreement (and each such Cash Management Control Agreement may cover more than one Deposit Account) with respect to such Deposit Account, which Cash Management Control Agreement shall be delivered (i) with respect to any such Deposit Account in existence on the Closing Date or opened prior to the date thirty (30) days after the Closing Date, on or prior to such thirtieth (30th) day, and (ii) with respect to any such Deposit Account opened after such thirtieth (30th) day, on the date such new Deposit Account is opened.

(b)                                 Lockbox Accounts.  Each Loan Party shall instruct all Account Debtors of such Loan Party to remit all payments with respect to all Accounts of such Account Debtor to the applicable “P.O. Boxes” or “Lockbox Addresses” of a Collection Bank, which remittances shall be collected by the applicable Collection Bank and deposited in the applicable Lockbox Account.  All amounts received by any Loan Party and any Collection Bank in respect of any Account shall upon receipt be deposited into a Lockbox Account or directly into the Core Concentration Account.  At the close of each Business Day, the Funds Administrator will cause all credit balances in each Lockbox Account to be transferred to the Core Concentration Account.  During a Dominion Period, the Cash

Management Control Agreements with each Collection Bank shall provide that such Collection Bank will follow instructions received from the Security Agent with respect to its Lockbox Accounts.  The Funds Administrator and each Loan Party agrees that it will not cause any proceeds of any Lockbox Account to be otherwise redirected.  The Security Agent agrees that it will not send notices of control to any Collection Bank unless a Dominion Period exists or an Event of Default exists and is continuing.

(c)                                  Core Concentration Account.  (A) The Borrower will maintain a Deposit Account with DBTCA or a financial institution reasonably acceptable to the Administrative Agent (DBTCA or such financial institution, the “Core Concentration Account Bank”) in the name of the Borrower (the “Core Concentration Account”), which shall be under the “control” (as defined in Section 9-104 of the UCC) of the Security Agent.  The Loan Parties agree that (A) no amounts shall be deposited in the Core Concentration Account except as expressly contemplated by Section 5.15(b) and Section 5.15(e); (B) at any time in which no Dominion Period exists or an Event of Default exists and is continuing, the Funds Administrator may cause the amounts held in the Core Concentration Account to be withdrawn and applied in accordance with this Agreement; (C) during any Dominion Period, the Cash Management Control Agreement relating to the Core Concentration Account shall provide that upon notice from the Security Agent to the Core Concentration Account Bank, all collected amounts held in the Core Concentration Account shall be sent by ACH or wire transfer no less frequently than once per Business Day to an account maintained by the Administrative Agent for application pursuant to the instructions of the Administrative Agent towards repayment of Advances or towards satisfaction of the Obligations (but not to cash collateralize Letters of Credit unless an Event of Default is continuing) in all cases subject to and as required under Section 2.06(b)(ii); and, so long as the Core Concentration Account Bank has not received notice that any Event of Default shall then be continuing, any balance remaining after such application shall be released to the Borrower subject to and in accordance with Section 2.06(b)(ii); and (D) at any time when an Event of Default exists and is continuing, the Cash Management Control Agreement relating to the Core Concentration Account shall provide that upon notice from the Security Agent to the Core Concentration Account Bank, all collected amounts held in the Core Concentration Account shall be sent by ACH or wire transfer no less frequently than once per Business Day to an account maintained by the Administrative Agent for application pursuant to the instructions of the Administrative Agent in accordance with the requirements set forth in this Agreement and (to the extent applicable) the Intercreditor Agreement towards repayment of Advances or towards satisfaction of the Obligations (including to cash collateralize Letters of Credit).  The Funds Administrator and each Loan Party agrees that it will not cause any proceeds of the Core Concentration Account to be otherwise redirected.  The Security Agent agrees that it will not send notices of control to any Core Concentration Account Bank unless a Dominion Period exists or an Event of Default exists and is continuing.

(d)                                 Cash Collateral Account.  The Loan Parties will, on or prior to the date thirty (30) days after the Closing Date, or such longer period as agreed to by the Security Agent, establish one or more Deposit Accounts with DBTCA (which shall be interest bearing accounts at market rates) (each a “Cash Collateral Account” and collectively the

“Cash Collateral Accounts”), under the “control” (as defined in Section 9-104 of the UCC) of the Security Agent, into which (i) all cash received constituting payments in respect of Collateral (other than Accounts) received after the exercise of remedies under this Agreement or any other Loan Document or the taking of any Enforcement Action shall be deposited by the Borrower and (ii) amounts shall be deposited by the Co-Borrowers as required pursuant to Section 2.03(f).

(e)                                  Other Amounts.  All amounts received in cash from any other source that do not constitute payments in respect of Accounts of any Loan Parties or payments in respect of other Collateral, shall upon receipt be deposited into a Lockbox Account, directly into the Core Concentration Account or, to the extent permitted hereunder in the case of amounts not constituting payments in respect of Accounts of any Loan Parties or payments in respect of other Collateral, an Excluded Account or a Disbursement Account.

(f)                                    Withdrawals.  At any time when no Dominion Period exists, the Borrower and its Subsidiaries shall be permitted to withdraw amounts from any Deposit Account (including any Core Concentration Account) in accordance with the terms of any applicable Cash Management Control Agreement.  During a Dominion Period, upon payment of all outstanding Advances and so long as no Event of Default is continuing, with respect to each Deposit Account other than any Lockbox Accounts or any Core Concentration Account, the operation of which are governed by Section 5.15(b) and (c) above respectively, the Borrower and its Subsidiaries may withdraw and apply any amount standing to the credit of any such Deposit Account in accordance with the terms of any applicable Cash Management Control Agreement and apply such amount in accordance with the terms of this Agreement.

(g)                                 Excluded Accounts.  Notwithstanding anything to the contrary set forth above in clauses (a) through (f), inclusive, no Co-Borrower shall be permitted to transfer amounts to any Excluded Account that is a petty cash account or to any other Excluded Account in an amount that would cause the balance in such Excluded Accounts that are petty cash accounts to exceed $2,500,000 in the aggregate for all such accounts.

Section 5.16  ABL Priority Collateral.  Cause all proceeds received by any Loan Party in cash or Cash Equivalents in respect of (a) any Recovery Event relating to ABL Priority Collateral or (b) any sale, transfer, disposition or assignment of any ABL Priority Collateral not giving rise to an Account to be deposited directly upon receipt in a Lockbox Account or the Core Concentration Account.

Section 5.17  Designated Senior Indebtedness.  The Borrower hereby designates the Obligations to be “Designated Senior Indebtedness” under the Existing Senior Convertible Notes Indenture.

Section 5.18  Use of Proceeds.  The proceeds of the issuance of the Senior Secured Notes will be used to (a) repay in full in cash all outstandings and terminate all commitments under the Existing Credit Agreement and (b) to the extent any proceeds from the issuance of the Senior Secured Notes remain after the application of such proceeds per clause (a)

of this paragraph, to pay fees and expenses incurred in connection with the Transaction and (c) to the extent any proceeds from the issuance of the Senior Secured Notes remain after the application of such proceeds per clauses (a) and (b) of this paragraph, to provide working capital for the Borrower and its Subsidiaries and for other general corporate purposes.

Section 5.19  Permitted Acquisitions.  (a)  Subject to the provisions of this Section 5.19 and the requirements contained in the definition of Permitted Acquisition, the Borrower and each Wholly-Owned Subsidiary of the Borrower which is a Subsidiary Guarantor may from time to time effect Permitted Acquisitions, so long as (in each case except to the extent the Majority Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition):  (A) the Payment Conditions are satisfied at the time of the consummation of the proposed Permitted Acquisition and immediately after giving effect thereto and (B) the Funds Administrator shall have given to the Administrative Agent and the Lenders at least 10 Business Days’ prior written notice of any Permitted Acquisition (or such shorter period of time as may be reasonably acceptable to the Administrative Agent), which notice shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition; (C) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; and (D) the Funds Administrator shall have delivered to the Administrative Agent and each Lender a certificate executed by its chief financial officer, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (A) through (C), inclusive, and containing the calculations (in reasonable detail) required by preceding clause (A).

(b)                         At the time of each Permitted Acquisition involving the creation or acquisition of a Subsidiary, or the acquisition of capital stock or other Equity Interest of any Person, the capital stock or other Equity Interests thereof created or acquired in connection with such Permitted Acquisition shall be pledged for the benefit of the Secured Parties pursuant to (and to the extent required by) the Guarantee and Collateral Agreement, to the extent required pursuant to Section 5.11.

(c)                          The Borrower will cause each Subsidiary which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver all of the documentation as and to the extent required by, Section 5.11, to the reasonable satisfaction of the Security Agent.

(d)                         The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by the Borrower that the certifications pursuant to this Section 5.19 are true and correct and that all conditions thereto have been satisfied and that the same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Article IV and Article IX.

ARTICLE VI

Negative Covenants

Section 6  Negative Covenants.  So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, no Co-Borrower will, at any time:

Section 6.01  Liens, Etc.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, except:

(a)                                  (x) Liens created under the Loan Documents and (y) Liens on Collateral owned by the Loan Parties and created by or pursuant to the Senior Secured Notes Security Documents (in each case subject to the terms of the Intercreditor Agreement);

(b)                                 Permitted Liens;

(c)                                  Liens existing on the date hereof and described on Schedule 6.01 hereto;

(d)                                 (i) purchase money Liens upon or in real property or equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount and (ii) Liens to secure Debt incurred within 270 days of the acquisition, construction or improvement of fixed or capital assets to finance the acquisition, construction or improvement of such fixed or capital assets or otherwise incurred during such 270 day period in respect of Capital Expenditures; provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided further, however, that the aggregate principal amount of the Debt secured by Liens permitted by this clause (d) shall not exceed the aggregate amount permitted under Section 6.02(h)) at any time outstanding and that any such Debt shall not otherwise be prohibited by the terms of the Loan Documents;

(e)                                  Liens arising in connection with Capitalized Leases permitted under Section 6.02(h)); provided that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases;

(f)                                    Liens on property of a Person existing at the time such Person becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any

Subsidiary of the Borrower in accordance with Section 6.03; provided that such Liens were not created in contemplation of such merger, consolidation or investments and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary;

(g)                                 the replacement, extension or renewal of any Lien permitted hereunder upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby;

(h)                                 Liens on the assets of Foreign Subsidiaries to secure Debt permitted to be incurred under Section 6.02(j);

(i)                                     Liens on property acquired pursuant to a Permitted Acquisition, provided that the Debt secured by such Liens is permitted pursuant to Section 6.02(r) and such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attached to any asset of the Borrower or any other asset of its Subsidiaries;

(j)                                     other Liens on non-ABL Priority Collateral securing Obligations of the Borrower and its Subsidiaries not otherwise permitted by Section 6.01 that (x) do not materially impair the use of such assets in the operation of the business of the Borrower and any of its Subsidiaries and (y) do not secure Obligations in an aggregate principal amount exceeding $5,000,000 at any time outstanding; and

(k)                                  Liens on non-ABL Priority Collateral securing Debt incurred pursuant to Section 6.02(t) so long as the Payment Conditions are satisfied both before and after giving effect to such Liens.

Section 6.02  Debt.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt other than:

(a)                                  Debt under the Loan Documents;

(b)                                 the Senior Secured Notes in an aggregate principal amount outstanding as of the Closing Date (as subsequently reduced by the amount of any payments or prepayments of principal thereof made after the Closing Date) and any Permitted Refinancing Debt in respect thereof;

(c)                                  the Existing Senior Convertible Notes in an aggregate principal amount outstanding as of the Closing Date (and any additions of paid in kind interest to the outstanding principal amount thereof) (as subsequently reduced by the amount of any payments or prepayments of principal thereof made after the Closing Date);

(d)                                 in the case of the Borrower only, Subordinated Debt that is (i) additional senior convertible notes issued on terms that are identical to the Existing Senior Convertible Notes or (ii) other Subordinated Debt, in each case that (x) is unsecured and subordinated to the Obligations of the Co-Borrowers hereunder on the terms required by the definition of “Subordinated Debt” and (y) has a scheduled maturity that is later than six (6) months following the scheduled final maturity date of the Facility (all Subordinated Debt satisfying the foregoing, “Permitted Subordinated Debt”) in each case so long as the Payment Conditions are satisfied both before and after giving effect to the incurrence of such Debt;

(e)                                  in the case of Subsidiary Guarantors only, guaranty Obligations in respect of (i) the Senior Secured Notes, (ii) Permitted Subordinated Debt of the Borrower or (iii) Other Permitted Debt; provided that such guaranty Obligations of Permitted Subordinated Debt are unsecured and subordinated on the same terms as the Obligations of the Borrower in respect of such Permitted Subordinated Debt are subordinated;

(f)                                    the Existing Debt and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, any Existing Debt; provided that the terms of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are not prohibited by the Loan Documents; provided further that the principal amount of such Existing Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing plus the amount of fees and expenses incurred in connection with such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing;

(g)                                 in the case of Accuride Canada only, Debt incurred on the Closing Date in the form of an intercompany loan made by the Borrower, the proceeds of which are to be used to repay outstanding obligations of Accuride Canada under the Existing Credit Agreement, provided that the conditions in the proviso to Section 6.02(p) are satisfied;

(h)                                 Debt secured by Liens permitted by Section 6.01(d) and Capitalized Leases not to exceed an aggregate principal amount equal to $15,000,000 at any time outstanding;

(i)                                     Debt in respect of Hedge Agreements incurred in the ordinary course of business and providing protection to the Borrower and its Subsidiaries against fluctuations in currency values or commodity prices in connection with the Borrower’s or its Subsidiaries’ operations, in either case; provided that such Hedge Agreements are bona fide hedging activities and are not entered into for speculative purposes;

(j)                                     in the case of any Foreign Subsidiary only,  Debt in an aggregate principal amount, when aggregated with any Debt incurred by all other Foreign Subsidiaries pursuant to this clause (j), not to exceed $10,000,000 at any time outstanding;

(k)                                  Debt consisting of an undertaking by the Borrower to guaranty the obligations of Foreign Subsidiaries  with respect to Debt in an aggregate principal amount not to exceed the amount of Debt permitted to be incurred by such Foreign Subsidiaries pursuant to Section 6.02(j);

(l)                                     Debt consisting of promissory notes issued with respect to any repurchase of capital stock (and/or options or warrants in respect thereof) permitted to be purchased pursuant to Section 6.06(c) in an aggregate principal amount not to exceed $1,000,000 during the term of the Facility; and

(m)                               endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(n)                                 Debt consisting of guaranty Obligations in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries;

(o)                                 Debt in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business; and

(p)                                 (i) Debt owed by any Loan Party to any other Loan Party, (ii) Debt owed by any non-Loan Party to any other non-Loan Party, (iii) Debt owed by any Loan Party to any non-Loan Party and (iv) Debt owed to any Loan Party by any non-Loan Party in an amount not exceeding the amount of any Investment made pursuant to, and permitted under, Section 6.05(g) and/or Section 6.05(h), provided that, (x) to the extent that the Administrative Agent requires that an intercompany loan is evidenced by a promissory note, such promissory note shall be in form and substance reasonably satisfactory to the Administrative Agent, (y) each intercompany loan owed by a Loan Party to a non-Loan Party shall be subject to subordination provisions or a subordination agreement substantially in the form attached hereto as Exhibit P or otherwise in form and substance reasonably satisfactory to the Administrative Agent (such agreement, the “Subordination Agreement”), subordinating the obligations of such Loan Party thereunder to the Obligations of such Loan Party under this Agreement and the other Loan Documents and (z) each intercompany loan owed to a Loan Party shall be pledged by that Loan Party as security under the Collateral Documents;

(q)                                 Debt of any Person existing at the time such Person is merged into or consolidated or amalgamated with the Borrower or any Subsidiary or becomes a Subsidiary of the Borrower or any other Loan Party in accordance with the provisions of Section 6.05(l); provided that (x) such Debt was not incurred in contemplation of such merger, consolidation, amalgamation or investment and (y) the aggregate principal amount of all Debt incurred under this clause (q) shall in no event exceed $10,000,000 in the aggregate at any time outstanding;

(r)                                    Debt of any Person acquired pursuant to a Permitted Acquisition (or Debt assumed at the time of a Permitted Acquisition) (any such Debt, “Permitted Acquired Debt”), provided that (x) neither the Borrower nor any Subsidiary which consummated such Permitted Acquisition is liable for such Debt, (y) such Debt was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and (z) Payment Conditions are satisfied both before and after giving effect to the incurrence of such Debt;

(s)                                  other Debt outstanding in an aggregate principal amount not to exceed $20,000,000 at any time outstanding (such Debt incurred pursuant to this clause (s), “Other Permitted Debt”); and

(t)                                    Debt of any Person incurred in order to finance a Permitted Acquisition so long as the Payment Conditions are satisfied both before and after giving effect to the incurrence of such Debt.

Section 6.03  Mergers, Etc.  Merge into or consolidate or amalgamate with any Person or permit any Person to merge into or consolidate or amalgamate with it, or permit any of its Subsidiaries to do so, except that:

(a)                                  any Subsidiary of the Borrower may merge into or amalgamate with or consolidate with any other Subsidiary of the Borrower; provided that, in the case of any such merger, amalgamation or consolidation involving a Subsidiary which is a Loan Party, the Person formed by such merger or consolidation or the amalgamated entity shall be a Loan Party;

(b)                                 any Subsidiary of the Borrower may merge into or amalgamate with or consolidate with the Borrower; provided that such Subsidiary shall have no Debt, other than Debt permitted to be incurred by the Borrower under Section 6.02 and provided further the Borrower shall be the surviving entity in any such merger or consolidation;

(c)                                  Permitted Acquisitions may be consummated in accordance with Section 5.19; and

(d)                                 in connection with any Investment permitted under Section 6.05, the Borrower or any Loan Party may merge into or amalgamate with or consolidate with any other Person or permit any other Person to merge into or amalgamate with or consolidate with it; provided that (w) in the case of any such merger, amalgamation or consolidation involving a Loan Party, the Person surviving such merger, amalgamation or consolidation shall be the Borrower or a Loan Party, as the case may be, or shall assume all obligations of the Borrower or such Loan Party, as the case may be, under the Loan Documents in a manner reasonably satisfactory to the Administrative Agent, (x) such merger, amalgamation or consolidation shall not result in a Change of Control, (y) immediately after such transaction no Event of Default or Default exists and (z) the Person surviving such merger or consolidation or the amalgamated entity shall have no Debt other than Debt permitted to be incurred under Section 6.02.

Section 6.04  Sales, Etc., of Assets.  Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except:

(a)                                  sales, transfers or other dispositions of used or surplus equipment, vehicles, inventory or other assets in the ordinary course of its business;

(b)                                 sales or contributions of equipment or other personal property or all or part of any business to Subsidiaries; provided that (x) in the case of any transfer to a

Subsidiary that is a Loan Party, any security interests granted to the Security Agent for the benefit of the Secured Parties pursuant to the Collateral Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer) and all actions required to maintain such perfected status have been taken, (y) that the aggregate fair market value of the assets so sold or contributed to Foreign Subsidiaries by the Borrower or any Domestic Subsidiary (determined, in each case, at the time of such sale or contribution) does not exceed $5,000,000 during the term of this Agreement and (z) for such sales generating Net Cash Proceeds in excess of $2,500,000 or for such sales or contributions comprised of assets in the Borrowing Base, the Borrower delivers to the Administrative Agent a pro forma Borrowing Base Certificate showing the effects of such transaction on the Borrowing Base;

(c)                                  sales or contributions of equipment or other personal property or all or part of any business to joint ventures; provided that (x) the aggregate fair market value of the assets so sold or contributed to joint ventures by the Borrower or any Domestic Subsidiary (determined, in each case, at the time of such sale or contribution) does not exceed $5,000,000 during the term of this Agreement and (y) for such sales generating Net Cash Proceeds in excess of $2,500,000 or for sales or contributions comprised of assets in the Borrowing Base, the Borrower delivers to the Administrative Agent a pro forma Borrowing Base Certificate showing the effects of such transaction on the Borrowing Base;

(d)                                 any lease (as lessee) or license (as licensee) of real or personal property (so long as any such lease or license does not create a Capitalized Lease except to the extent permitted by Section 6.02(h));

(e)                                  any grant of any licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries, in each case so long as no such grant otherwise affects the Security Agent’s security interest in the asset or property subject thereto;

(f)                                    any liquidation or other disposal of Cash Equivalents in the ordinary course of business, in each case for cash at fair market value; and

(g)                                 sales of assets for fair value in an aggregate amount not to exceed $50,000,000 during the term of this Agreement; provided that (x) immediately before and after giving effect to such sale, no Default shall have occurred and be continuing or would result therefrom and (y) no sale or other disposition of assets shall be permitted by this clause (g) unless such disposition is for at least 75% cash consideration; provided that any liabilities (as shown on the Borrower’s or any Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Borrower or such Subsidiary, other than liabilities that are by their terms subordinated to the Obligations under this Agreement, that are assumed by the purchaser of such assets and for which the Borrower and each other Loan Party have been validly released by all creditors in writing shall be deemed to be cash for purposes of this clause (g) and for no other purpose.

Section 6.05  Investments in Other Persons.  Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person other than:

(a)                                  Investments existing on the Closing Date and described on Schedule 6.05(a), and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (measured by the amount actually invested) is not increased at any time above the amount of such Investments existing on the Closing Date;

(b)                                 loans and advances to employees in the ordinary course of business of  the Borrower and its Subsidiaries as presently conducted in an aggregate amount not to exceed $2,000,000 at any time outstanding and other loans and advances to employees solely for the purchase of capital stock of the Borrower not to exceed $2,500,000 at any time outstanding, provided that each such loan and advance shall be evidenced by a promissory note which shall be pledged to the Security Agent for the benefit of the Secured Parties pursuant to the Guarantee and Collateral Agreement as security for the Obligations of such pledgor thereunder;

(c)                                  Investments by the Borrower and its Subsidiaries in Cash Equivalents;

(d)                                 Investments by the Borrower in Hedge Agreements permitted under Section 6.02(i);

(e)                                  Investments consisting of intercompany Debt permitted under Section 6.02(g) and Section 6.02(p);

(f)                                    Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business;

(g)                                 Investments in a Foreign Subsidiary, provided that (x) immediately before and after giving effect thereto, the Payment Conditions are satisfied and (y) the aggregate amount of all such Investments in such Foreign Subsidiary as permitted by this clause (g) and made after the Closing Date, when aggregated with all other Investments in any other Foreign Subsidiaries, shall not exceed $20,000,000 in the aggregate at any time outstanding plus the aggregate fair market of assets contributed to such Foreign Subsidiaries as permitted by Section 6.04(b);

(h)                                 Investments to the extent that payment for such Investment is made solely with Equity Interests (other than Disqualified Equity Interests) of the Borrower;

(i)                                     Investments constituting non-cash proceeds of sales, transfers and other dispositions of assets permitted pursuant to Section 6.04(g);

(j)                                     Investments that constitute a Permitted Acquisition consummated in accordance with Section 5.19;

(k)                                  in addition to the investments permitted by clauses (a) through (j) and (l) of this Section 6.05, the Borrower and its Subsidiaries may make additional Investments to or in another Person in an aggregate amount for all Investments made pursuant to this clause (k) (determined without regard to any write-downs or write-offs thereof), net of cash repayments of principal in the case of loans, sale proceeds in the case of Investments in the form of debt instruments and cash equity returns (whether as a distribution, dividend, redemption or sale) in the case of equity Investments, not to exceed $5,000,000; and

(l)                                     in addition to the Investments permitted by clauses (a) through (k) of this Section 6.05, additional Investments by the Borrower and the other Loan Parties not otherwise permitted by this Section 6.05 so long as the Payment Conditions would be satisfied both before and after giving effect to such additional Investments and any other Investments permitted under this Section 6.05, in aggregate; provided that to the extent any Investment made pursuant to this clause (l) would constitute a “Permitted Acquisition”, the requirements of Section 5.l9 must be met at the time of such Investment.

Section 6.06  Dividends, Etc.  In the case only of the Borrower, declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its capital stock or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, return any capital to its stockholders as such, make any distribution of assets, capital stock, warrants, rights, options, obligations or securities to its stockholders as such, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of the Borrower or any warrants, rights or options to acquire such capital stock or to issue or sell any such capital stock or any warrants, rights or options to acquire such capital stock, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom, (a) the Borrower may declare and pay dividends and distributions payable only in Equity Interests (other than Disqualified Equity Interests) of the Borrower, (b) the Borrower may redeem in whole or in part any capital stock of the Borrower for another class of capital stock or rights to acquire capital stock of the Borrower or with proceeds from substantially concurrent equity contributions or issuances of new shares of capital stock; provided that such other class of capital stock contains terms and provisions at least as advantageous to the Lender Parties as those contained in the capital stock redeemed thereby, (c) the Borrower may repurchase shares of its capital stock (and/or options or warrants in respect thereof) held by its officers, directors and employees, so long as such repurchase is pursuant to, and in accordance with the terms of any management and/or employee stock plans, stock subscription agreements or shareholder agreements; provided that aggregate amount of cash paid (including cash paid on promissory notes issued pursuant to Section 6.02(l)) in respect of any such repurchases pursuant to this clause (c) does not exceed $500,000 in any calendar year (or such greater amount as the Administrative Agent may agree), and (d) the Borrower may make cash payments in lieu of issuing fractional shares in connection with any exchange of any Subordinated Debt for preferred or common stock of the Borrower, provided, however, that the aggregate payment under this clause (d) does not exceed in any calendar year $5,000,000 (or such greater amount as the Administrative Agent may agree); provided further that such $5,000,000 amount (or such greater amount agreed to by the Administrative Agent) in any calendar year may be increased by an amount not to exceed (i) the cash proceeds from the sale of capital stock of the Borrower to members of management, directors or consultants (or their heirs or estates) of Borrower and its Subsidiaries that occurs after the date hereof plus (ii) the cash proceeds of key man life insurance policies received by the Borrower and any of its Subsidiaries after the date hereof.  Notwithstanding anything herein to the contrary, cancellation of Debt owing to the Borrower from members of management in connection with a purchase of capital stock of the Borrower by such members of management (in an amount not less than such Debt and financed from a source other than such Debt) will not be deemed to constitute a payment in violation of this Section 6.06 or any other provision hereof.  Notwithstanding the foregoing, the Borrower may declare and pay cash dividends and make other distributions so long as the Payment Conditions are satisfied both before and after giving effect to such payment.

Section 6.07  Prepayments, Etc., of Debt.  Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Existing Senior Convertible Note, any Senior Secured Note, or any Permitted Subordinated Debt, other than (a) any prepayment of Debt owed by any Loan Party to any other Loan Party, (b) any prepayment or redemption of outstanding Senior Secured Notes as required by the Senior Secured Notes Documents as a result of any asset sale, recovery event, change of control or similar event and to the extent permitted by this Agreement and/or the Intercreditor Agreement, (c) any prepayment or redemption of outstanding Senior Secured Notes in full pursuant to an issuance of Permitted Refinancing Debt relating thereto, (d) any exchange of Permitted Subordinated Debt (including exchanges or conversions of Existing Senior Convertible Notes) for preferred or common stock of the Borrower, (e) cash payments in lieu of issuing fractional shares in connection with any exchange of Permitted Subordinated Debt (including exchanges or conversions of Existing Senior Convertible Notes) for preferred or common stock of the Borrower and (f) prepayments, redemptions, defeasances and other satisfactions of Permitted Subordinated Debt with the proceeds of other Permitted Subordinated Debt or of Equity Interests (other than Disqualified Equity Interests) of the Borrower, provided, however, that (i) in the case of the preceding clause (b), such exchange shall not result in any Change of Control, (ii) in the case of the preceding clause (c), (d) or (e), such exchange (x) is made in satisfaction of any Obligations owed by the Borrower under, or in connection with, such Permitted Subordinated Debt and (y) shall not result in any Change of Control and (iii) in the case of the preceding clause (d), such cash payment does not exceed in any calendar year $2,500,000; provided further that such $2,500,000 amount in any calendar year may be increased by an amount not to exceed (x) the cash proceeds from the sale of capital stock of the Borrower to members of management, directors or consultants (or their heirs or estates) of Borrower and its Subsidiaries that occurs after the date hereof plus (y) the cash proceeds of key man life insurance policies received by the Borrower and any of its Subsidiaries after the date hereof.  The foregoing will not restrict any other prepayment, repurchase, redemption, defeasance or other satisfaction of Debt so long as the Payment Conditions are satisfied both before and after giving effect to such prepayment, repurchase, redemptions, defeasance or other satisfaction, as the case may be.  Notwithstanding anything herein to the contrary, cancellation of Debt owing to the Borrower from members of management in connection with a purchase of capital stock of the Borrower by such members of management (in an amount not less than such Debt and financed from a source other than such Debt) will not be deemed to constitute a payment in violation of this Section 6.07 or any other provision hereof.

Section 6.08  Amendment, Etc. of Documents.  (a) Amend, modify or change (or permit any of Subsidiary to amend, modify or change) its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its capital stock or other Equity Interests (including any Disqualified Equity Interest), or enter into any new agreement with respect to its capital stock or other Equity Interests, unless such amendment, modification, change or other action contemplated by this clause (a) could not reasonably be expected to be adverse to the interests of the Lender Parties in any material respect and the terms of any such amendment, modification, change or other action will not violate any of the other provisions of this Agreement or any other Loan Document, (b) amend or otherwise change, or consent to any amendment or change of, any of the terms of any Existing Senior Convertible Notes Document or any Subordinated Debt Document, in each case, in a manner that would (i) be adverse to the Lender Parties in any material respect or (ii) result in such Subordinated Debt ceasing to qualify as Permitted Subordinated Debt as provided for in the definition thereof, or permit any of its Subsidiaries to do any of the foregoing, (c) amend or otherwise change or consent to any amendment or change of any of the terms of any Senior Secured Notes Document in a manner which is adverse to the interests of the Lenders in any material respect or in a manner which is prohibited by the terms of the Intercreditor Agreement, (d) designate any Debt (other than the Obligations of the Loan Parties pursuant to the Loan Documents and the Obligations of the Senior Secured Noteholders pursuant to the Senior Secured Notes Documents) as “Designated Senior Indebtedness” (or any other defined term having a similar meaning) for purposes of the Existing Senior Convertible Notes Indenture or any other Subordinated Debt Document.

Section 6.09  Partnerships, Etc.  Become a general partner in any general or limited partnership or joint venture which is not a limited liability entity, or permit any of its Subsidiaries to do so, other than any Subsidiary the sole assets of which consist of its interest in such partnership or joint venture.

Section 6.10  Negative Pledge.  Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets to securing the Obligations to the Secured Parties other than (a) in favor of the Secured Parties or (b) in connection with (i) any Existing Debt, (ii) any Permitted Subordinated Debt or (iii) the Senior Secured Notes or (c) customary restrictions in Subordinated Debt Documents requiring equal and ratable liens if other Permitted Subordinated Debt is secured, provided that the foregoing (x) shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale so long as such restrictions and conditions only apply to the Subsidiary that is to be sold and such sale is permitted hereunder and (y) shall not apply to restrictions or conditions imposed by any agreement relating to secured Debt permitted hereunder if such restrictions or conditions apply only to the property or assets securing such Debt.

Section 6.11  No Additional Deposit Accounts, Etc.  With respect to the Loan Parties, open, maintain or otherwise have, any checking, savings, deposit, securities or other accounts at any bank or other financial institution where cash or Cash Equivalents are or may be deposited or maintained with any Person, other than (a) the Core Concentration Accounts set forth on Part A of Schedule 6.11, (b) the Lockbox Accounts set forth on Part B of Schedule 6.11, (c) the Disbursement Accounts set forth on Part C of Schedule 6.11 and (d) the Excluded Accounts set forth on Part D of Schedule 6.11; provided that any Co-Borrower or any other Loan Party may open a new Core Concentration Account, Lockbox Account, Disbursement Account, Excluded Accounts or other Deposit Accounts not set forth in such Schedule 6.11, so long as (i) prior to opening any such account (other than Excluded Accounts) (A) the Funds Administrator shall give the Administrative Agent at least ten (10) days’ prior notice of any such account to be opened, (B) the Funds Administrator has delivered an updated Schedule 6.11 to the Administrative Agent listing such new account and (C) the financial institution with which such account is opened, together with the Funds Administrator or the other Loan Party that has opened such account and the Security Agent, have executed and delivered to the Security Agent a Cash Management Control Agreement reasonably acceptable to the Security Agent and (ii) in respect of any account that is an Excluded Account, the Borrower notifies the Administrative Agent and the Security Agent that it has opened such Excluded Account.

ARTICLE VII

Reporting Requirements

Section 7  Reporting Requirements.  So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Funds Administrator will furnish to the Administrative Agent for distribution to the Co-Collateral Agents and the Lender Parties:

Section 7.01  Annual Financials.  As soon as available and in any event within ninety (90) days after the end of each Fiscal Year, a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related Consolidated statements of income and cash flow for such Fiscal Year setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, accompanied by an opinion which shall be unqualified as to the scope of the audit and as to the going concern status of the Borrower and its Subsidiaries, taken as a whole, of Deloitte & Touche LLP or other independent public accountants of recognized standing reasonably acceptable to the Administrative Agent, together with:

(a)                                  management’s discussion and analysis of the important operational and financial developments during such Fiscal Year,

(b)                                 a certificate of such independent public accountants to the Lender Parties stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries which audit was conducted by such independent public accountants in accordance with generally accepted auditing standards, such independent public accountants obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such independent public accountants, a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof,

(c)                                  if applicable, a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the Borrower in determining, as of the end of such Fiscal Year, compliance with the covenant contained in Section 8 (including, for purposes of determining compliance with Section 8, the aggregate amount of Restructuring Charges incurred as of the end of such Fiscal Year); provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if required pursuant to Section 1.03, a statement of reconciliation which reconciles such financial statements to GAAP used to prepare the financial statements referred to in Section 4.01(f)(i), and

(d)                                 a certificate of the chief financial officer of the Borrower stating that no Default has occurred and is continuing or, if a default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower and its Subsidiaries have taken and propose to take with respect thereto.

Section 7.02  Quarterly Financials.  As soon as available and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related Consolidated statements of income and cash flow for the period commencing at the end of the previous Fiscal Quarter and ending with the end of such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of (a) the preceding Fiscal Year, and (b) the applicable annual forecast delivered pursuant to Section 7.05, all in reasonable detail and duly certified (subject to normal year-end and audit adjustments and the absence of footnotes) by the chief financial officer of the Borrower as fairly presenting in all material respects in accordance with GAAP the financial position or results of operations of the Borrower and its Subsidiaries for such Fiscal Quarter, together with:

(i)                                     a certificate of such officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower and its Subsidiaries have taken and propose to take with respect thereto,

(ii)                                  management’s discussion and analysis of the important operational and financial developments during such Fiscal Quarter,

(iii)                               if applicable, a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the Borrower in determining compliance with the covenant contained in Section 8; provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if required pursuant to Section 1.03, a statement of reconciliation which reconciles such financial statements to GAAP used to prepare the financial statements referred to in Section 4.01(f)(i); and

(iv)                              a certificate of such officer attaching a schedule in form reasonably satisfactory to the Co-Collateral Agents setting forth all existing locations at which any assets included in the Borrowing Base are located.

Section 7.03  Monthly Financials. As soon as available and in any event within thirty (30) days after the end of each calendar month ending (a) during the initial 12-month period ended on the first anniversary of the Closing Date or (b) during a Compliance Period (in each case excluding the last calendar month in any Fiscal Quarter during any such period), a Consolidated management internally generated balance sheet of the Borrower and its Subsidiaries as of the end of such month and the related Consolidated statements of income and cash flow for the period commencing at the end of the previous month and ending with the end of such month, setting forth in comparative form the corresponding figures for the corresponding period of (i) the preceding Fiscal Year, and (ii) the applicable annual forecast delivered pursuant to Section 7.05, all in reasonable detail and duly certified (subject to normal year-end and audit adjustments and the absence of footnotes) by the chief financial officer of the Borrower as being prepared on a consistent basis with its accounting and bookkeeping practices and fairly presenting in all material respects the financial position or results of operations of the Borrower and its Subsidiaries for such month.

Section 7.04  Accounts Information.  The following information (the “Accounts Information”):  at any time upon the Administrative Agent’s request, on the date of occurrence of any Compliance Period or on the date of occurrence of any Event of Default and, thereafter, on the fifteenth (15th) day of each month while such Compliance Period or Event of Default is continuing, summary accounts payable and accounts receivable aging reports (including the names and, if reasonably requested from time to time by the Co-Collateral Agents, addresses of all account debtors, and with such accounts receivable and accounts payable divided into such time intervals as the Co-Collateral Agents may reasonably request) of the Co-Borrowers and any Subsidiary of the Co-Borrowers.

Section 7.05  Annual Forecasts.  As soon as available and in any event no later than sixty (60) days after the beginning of each Fiscal Year, forecasts prepared by management of the Borrower, in reasonable detail and in form customarily prepared by management of the Borrower for its internal use and setting forth an explanation for the principal assumptions on which such forecasts were based, of balance sheets, income statements and cash flow statements on a quarterly basis for the Fiscal Year following such Fiscal Year then ended and on an annual basis for each of the four Fiscal Years thereafter.

Section 7.06  ERISA.  Promptly after any Loan Party or any ERISA Affiliate obtains knowledge, or has reason to know, of the occurrence of any of the following events that individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, a certificate of a Responsible Officer of the Borrower setting forth details as to such occurrence and the action, if any, that any Loan Party or any ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by or received by any Loan Party, any ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or  the Plan administrator with respect thereto:  that a Reportable Event has occurred; that a Plan has failed to satisfy the minimum funding standard, within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, or an application has been or is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code with respect to a Plan; that a Plan has been or is to be terminated under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability; that a Multiemployer Plan is in reorganization, liquidation or in endangered or critical status within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA; that proceedings are reasonably expected to be or have been instituted to terminate a Plan (including the giving of written notice thereof); that a proceeding has been instituted by the PBGC against any Loan Party or any ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan; that the PBGC has notified any Loan Party or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that any Loan Party or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Internal Revenue Code with respect to a Plan; that any Loan Party or any ERISA Affiliate has incurred or is reasonably expected to incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or  on account of a Plan pursuant to Section 515, 4062, 4063, 4064 or 4069 of ERISA or Section 4971 or 4975 or the Internal Revenue Code , or that any Loan Party has incurred or is reasonably expected to incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i) or 502(l) of ERISA or Section 436(f) of the Internal Revenue Code; or that any Loan Party or any ERISA Affiliate has incurred or is reasonably expected to incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of any Multiemployer Plan pursuant to Sections 4201, 4204 or 4212 of ERISA.

Section 7.07  Environmental Conditions.  Promptly after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters would not reasonably be expected to result in a Material Adverse Effect:

(a)                                  notice of any pending or threatened Environmental Action against the Borrower or any of its Subsidiaries or any Real Estate (as defined below);

(b)                                 notice of any condition or occurrence on any Real Estate that (x) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Action against the Borrower or any of its Subsidiaries or any Real Estate;

(c)                                  notice of any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any material restrictions on the ownership, occupancy, current use or transferability of such Real Estate under any Environmental Law; and

(d)                                 notice of the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s response thereto.  The term “Real Estate” as used in this Section shall mean land, buildings and improvements owned or leased by the Borrower or any of its Subsidiaries, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

Section 7.08  Default or Litigation Notice.  Promptly upon any Responsible Officer of the Borrower or any of its Subsidiaries obtaining knowledge thereof, notice of (a) the commencement of a Dominion Period or a Compliance Period, (b) the occurrence of any event that constitutes a Default or an Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Funds Administrator proposes to take with respect thereto, and (c) any litigation or governmental proceeding pending against the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

Section 7.09  Amendment of Documents.  Promptly after the same shall become effective, copies of any amendment or supplement to, or other modification of, any Senior Secured Notes Document, any Subordinated Debt Document or any Other Permitted Debt Document.

Section 7.10  Management Letters.  Promptly after the Borrower’s or any of its Subsidiaries’ receipt thereof, a copy of any “management letter” received from its independent public accountants and management’s response thereto.

Section 7.11  Securities Reports/Other Information.  Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that any Loan Party or any of its Subsidiaries sends to its stockholders or the trustee and/or the holders of the Senior Secured Notes or the Existing Senior Convertible Notes, and copies of all regular, periodic and special reports, and all registration statements or prospectuses, that any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national, state or provincial securities regulator (in each case to the extent not theretofore delivered to the Lender Parties pursuant to this Agreement).

Section 7.12  Borrowing Base Certificate.  (a) On the Closing Date, the Initial Borrowing Base Certificate and (b) thereafter (i) by 9:00 A.M. (New York City time) on the twentieth (20th) day of each calendar month (or more frequently, but not more frequently than once per week, as either the Co-Collateral Agents may reasonably request or as the Borrower may elect, as the case may be), (ii) at any time during a Compliance Period, by 9:00 A.M. (New York City time) on the third (3rd) Business Day of the next succeeding calendar week after the week in which such Compliance Period commences and the third (3rd) Business Day of the next succeeding calendar week after each week thereafter while such Compliance Period continues, (iii) on the date on which any Collateral included in the Borrowing Base with a value in excess of $5,000,000 is sold or disposed of in any non-ordinary course of business sale or disposition to any Person other than a Loan Party concurrently with such sale or disposal and (iv) during the continuance of an Event of Default, as frequently as the Co-Collateral Agents may request, in each case a certificate substantially in the form of Exhibit J setting forth the Borrowing Base

(with supporting calculations) in form and substance reasonably satisfactory to the Co-Collateral Agents, appropriately completed (with such modifications as to format and presentation as may be reasonably requested by the Co-Collateral Agents upon five (5) Business Days’ notice) together with all attachments and supporting documentation as contemplated thereby and certified as true, correct and complete in all material respects by a Responsible Officer of the Borrower (each, a “Bring Down Borrowing Base Certificate”).  The Borrowing Base Certificates shall be prepared (1) as of June 30, 2010, in the case of the Initial Borrowing Base Certificate, (2) in the case of the Bring Down Borrowing Base Certificate to be delivered monthly, as of the last Business Day of the preceding month (or, in the case of any more frequent delivery of a Bring Down Borrowing Base Certificate, a subsequent date no more than five (5) Business Days prior to the date of such Bring Down Borrowing Base Certificate), (3) in the case of the Bring Down Borrowing Base Certificate to be delivered every week, as of the last Business Day of the preceding week, (4) in the case of any Bring Down Borrowing Base Certificate to be delivered at the request of the Co-Collateral Agents or at the election of the Borrower, as of the Business Day specified in the request (provided that such date shall be no more than five (5) Business Days prior to the date of such Bring Down Borrowing Base Certificate) and (5) in the case of any Bring Down Borrowing Base Certificate to be delivered after any non-ordinary course of business sale or disposal of Collateral included in the Borrowing Base in excess of $5,000,000, as of the last Business Day of the week in which such sale or disposal is completed.  Each such Borrowing Base Certificate shall include such other supporting information as may be reasonably requested from time to time by the Co-Collateral Agents including information concerning the amount, composition and manner of calculation of the Borrowing Base.

Section 7.13  Damage of Collateral.  The Borrower shall promptly notify the Administrative Agent, the Co-Collateral Agents and the Security Agent if any material portion of the ABL Priority Collateral is damaged or destroyed.

Section 7.14  Additional Information.  Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent, the Co-Collateral Agents and the Security Agent (each on behalf of itself or any Lender) may reasonably request.

Section 7.15  Delivery of Documents.  Documents required to be delivered pursuant to Article VII may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (a) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the internet at accuridecorp.com, or (b) on which such documents are posted on the Borrower’s behalf on an internet or intranet website, if any, to which each Lender Party, the Administrative Agent and the Co-Collateral Agents have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent or any Co-Collateral Agent) including, to the extent the Lender Parties, the Administrative Agent and the Co-Collateral Agents have access thereto and such documents are available thereon, the EDGAR database and sec.gov.  Except for the Borrowing Base Certificates, the Administrative Agent shall have no obligation to request the delivery of or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender Party shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

ARTICLE VIII

Financial Covenant

Section 8  Consolidated Fixed Charge Coverage Ratio.  During each Compliance Period, the Borrower shall not permit (i) the Consolidated Fixed Charge Coverage Ratio for the most recent Measurement Period ended prior to the beginning of such Compliance Period for which financial statements are required to be delivered pursuant to Section 7.01 or 7.02 to be less than 1.10:1.00 or (ii) the Consolidated Fixed Charge Coverage Ratio for any Measurement Period for which financial statements are  required to be delivered pursuant to Section 7.01 or 7.02 during such Compliance Period to be less than 1.10:1.00.

ARTICLE IX

Events of Default and Application of Funds

PART I

Events of Default

Section 9  Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

Section 9.01  Non-payment.  any Co-Borrower shall (a) fail to pay any principal of any Advance owing by it when the same shall become due and payable or (b) fail to pay any interest on any Advance owing by it, or any fees payable pursuant to Section 2.08, or any other amounts owing by it under any Loan Document, in each case with respect to this clause (b) only within five days after the due date thereof; or

Section 9.02  Representations and Warranties.  any representation or warranty made by any Loan Party in any Loan Document or any certificate delivered or required to be delivered pursuant thereto shall prove to have been untrue in any material respect on the date as of which made or deemed made; or

Section 9.03  Specific Covenants.  any Loan Party shall default in the due performance or observance by it of any term, covenant or agreement required to be performed or observed by it contained in Section 2.14, 5.11, 5.15, 5.16, 5.19, 7.01, 7.02, 7.08, 7.12 or Articles VI or VIII; or

Section 9.04  Other Defaults.  any Loan Party shall default in the due performance or observance by it of any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Funds Administrator by the Administrative Agent or the Majority Lenders; or

Section 9.05  Cross Default.  any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt that is outstanding in a principal amount of at least $10,000,000 (or its equivalent in another currency) either individually or in the aggregate (but excluding Debt outstanding hereunder) of such Loan Party or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made other than in connection with a sale of assets permitted by Section 6.04, in each case prior to the stated maturity thereof; or

Section 9.06  Bankruptcy, Etc.  any Loan Party or any of its Subsidiaries shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, compromise, arrangement, adjustment, protection, relief, or composition of it or its debts under any law (including, without limitation, any corporate laws) relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, interim receiver, receiver and manager, monitor, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this Section 9.06; or

Section 9.07  Judgments.  one or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving a liability of $10,000,000 or more in the aggregate for all such judgments and decrees for the Borrower and its Subsidiaries (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall remain unsatisfied, unvacated, undischarged or unstayed or not bonded pending appeal for a period of thirty (30) consecutive days following the entry thereof; or

Section 9.08  Invalidity of Loan Documents.  any provision of any Loan Document after delivery thereof pursuant to Sections 3.01 or 5.11 hereof shall for any reason cease to be valid and binding on or enforceable against any Loan Party to it, or any such Loan Party shall so state in writing or any of the Loan Parties shall so assert in any pleading filed in any court; or

Section 9.09  Collateral Documents.  any Collateral Document after delivery thereof pursuant to Sections 3.01 or 5.11 hereof shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected lien on and security interest in the  Collateral purported to be covered thereby, superior to and prior to the rights of all third Persons (except as provided for pursuant to the Intercreditor Agreement and the Senior Secured Notes Documents and except as otherwise permitted by Section 6.01), and subject to no other Liens (except as permitted by Section 6.01); or

Section 9.10  Intercreditor Agreement.  the Intercreditor Agreement or any provision thereof shall cease to be in full force or effect (except in accordance with its terms in all material respects), any parties thereto shall deny or disaffirm their respective obligations thereunder or any parties thereto shall default in the due performance or observance of any term, covenant or agreement on their part to be performed or observed pursuant to the terms thereof; or

Section 9.11  Change of Control.  any Change of Control shall occur; or

Section 9.12  ERISA.  (a) a Reportable Event shall occur; (b) any Plan is or shall have been terminated by the PBGC or is the subject of termination proceedings by the PBGC under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); (c) any Plan shall fail to satisfy the minimum funding standards of Section 412 or 430 of the Code or Sections 302 and 303 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Internal Revenue Code; (d) any Loan Party or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 515, 4062, 4063, 4064 or 4069 of ERISA or Section 4971 or 4975 of the Internal Revenue Code (including the giving of written notice thereof), or that any Loan Party has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i) or 502(l) of ERISA or Section 436(f) of the Internal Revenue Code (including the giving of written notice thereof), or (e) any Loan Party or any ERISA Affiliate has incurred or is likely to incur a liability to a Multiemployer Plan under Sections 515, 4201, 4204 or 4212 of ERISA, and each of the events set forth in clauses (a) through (e) would reasonably likely result in the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability, and such lien, security interest or liability will or would be reasonably likely to result in a liability on any Loan Party or any ERISA Affiliate, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; or

Section 9.13  Failure of Debt to be Subordinated.  the Permitted Subordinated Debt or Existing Senior Convertible Notes shall cease, for any reason, to be validly subordinated, to the extent required by this Agreement, to the Obligations of the Co-Borrowers and the Subsidiary Guarantors under the Loan Documents, then, and in any such event referred to in Section 9.01 through Section 9.13, inclusive, the Administrative Agent shall at the request, or may with the consent, of the Majority Lenders, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claim against any Loan Party:  (a) declare the obligation of each Lender to make Advances (other than Letter of Credit Advances by an Issuing Bank pursuant to Section 2.03(e)(i)) and the obligations of the Swingline Bank to make Swingline Advances) and of any Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, (b) by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, (c) by notice to each party required under the terms of any agreement in support of which a standby Letter of Credit is issued, request that all Obligations under such agreement be declared to be due and payable, (d) direct the Borrower to cash collateralize Letters of Credit in accordance with Section 2.03(f)(iii), (e) set off amounts in the Cash Collateral Account or any other accounts maintained with the Administrative Agent or the Security Agent and apply such amounts to the obligations of the Loan Parties hereunder and in the other Loan Documents and (f) exercise any and all remedies under the Loan Documents and under applicable law available to the Administrative Agent, the Security Agent and the Lender Parties; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party or any of its Subsidiaries under the Bankruptcy Code, the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Co-Borrower.

PART II

Application of Funds

Section 9.14  Application of Funds.  (a) (I) Subject to the terms of the Intercreditor Agreement, on or after the exercise of any of the remedies provided in the last paragraph of Part I of Article IX, and subject to Section 9.14(a)(II) (x) all moneys collected by the Administrative Agent (or, to the extent any Collateral Document executed by a Loan Party requires proceeds of Collateral thereunder which constitutes ABL Priority Collateral, to be applied in accordance with the provisions of this Agreement, by the Security Agent or other pledgee, assignee, mortgagee or other corresponding party under such Collateral Document) upon any sale or other disposition of the ABL Priority Collateral and (y) all other moneys received by the Administrative Agent hereunder (or, to the extent any Collateral Document executed by a Loan Party requires proceeds of collateral thereunder to be applied in accordance with the provisions of this Agreement, by the Security Agent or other pledgee, assignee, mortgagee or other corresponding party under such Collateral Document) upon any exercise of remedies hereunder, in each case on account of the Obligations, the Secured Hedging Obligations or the Cash Management Obligations, shall be applied by the Administrative Agent or the Security Agent in the following order:

(i)                             First, to payment of any and all sums advanced by the Administrative Agent or the Security Agent in order to preserve the Collateral or preserve its security interest in the Collateral;

(ii)                          Second, to the extent proceeds remain after the application pursuant to the preceding clause, in the event of any proceeding for the collection or enforcement of any Obligations pursuant to the Loan Documents or Secured Hedging Obligations, after an Event of Default shall have occurred and be continuing, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Administrative Agent or the Security Agent of its respective rights hereunder or under the applicable Loan Document, together with reasonable attorneys’ fees and court costs;

(iii)                       Third, to the extend proceeds remain after the application pursuant to the preceding clause, all amounts owing to the Administrative Agent in its capacity as such, any Co-Collateral Agent in its capacity as such or to the Security Agent in its capacity as such;

(iv)                      Fourth, to the extent proceeds remain after the application pursuant to the preceding clause, to payment of that portion of the Obligations pursuant to the Loan Documents that are Primary Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including fees and expenses of counsel to the Administrative Agent, the Co-Collateral Agents, the Security Agent and the Lender Parties) payable to the Secured Parties (other than the Cash Management Creditors and the Secured Hedge Agreement Counterparties) ratably among them in proportion to the amounts described in this clause Fourth payable to them;

(v)                         Fifth, to the extent proceeds remain after the application pursuant to the preceding clause, to payment of that portion of the Obligations pursuant to the Loan Documents constituting accrued and unpaid interest on the Advances that are Primary Obligations, ratably among the Secured Parties (other than the Cash Management Creditors and the Secured Hedge Agreement Counterparties) in proportion to the respective amounts described in this clause Fifth payable to them;

(vi)                      Sixth, to the extent proceeds remain after the application pursuant to the preceding clause, (i) to payment of that portion of the Obligations pursuant to the Loan Documents constituting unpaid principal of the Advances, (ii) to payment of that portion of the Secured Hedging Obligations constituting unpaid principal and (iii) to cash collateralize the aggregate Available LC Amount of all outstanding Letters of Credit in accordance with the requirements of Section 2.03(f), in each case that are Primary Obligations, ratably among the Secured Parties (other than the Cash Management Creditors) in proportion to the respective amounts described in this clause Sixth payable to them;

(vii)                   Seventh, to the extent proceeds remain after the application pursuant to the preceding clause, to the payment of all other Obligations pursuant to the Loan Documents and Secured Hedging Obligations (other than Unmatured Surviving Obligations) of the Loan Parties owing under or in respect of the Loan Documents and/or the Hedge Agreements that are due and payable to the Administrative Agent, the Co-Collateral Agents, the Security Agent and the other Secured Parties on such date, in each case that are Primary Obligations, ratably based upon the respective aggregate amounts of all such Obligations pursuant to the Loan Documents and Secured Hedging Obligations (other than Unmatured Surviving Obligations) owing to the Administrative

Agent, the Co-Collateral Agents, the Security Agent and the other Secured Parties (other than the Cash Management Creditors) on such date;

(viii)                Eighth, to the extent proceeds remain after the application pursuant to the preceding clause, to payment of that portion of the Cash Management Obligations and Secured Hedging Obligations that are Secondary Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including fees and expenses of counsel to the respective Cash Management Creditors and the respective Secured Hedge Agreement Counterparties) payable to the respective Cash Management Creditors and the respective Secured Hedge Agreement Counterparties ratably among them in proportion to the amounts described in this clause Eighth payable to them;

(ix)                        Ninth, to the extent proceeds remain after the application pursuant to the preceding clause, to payment of that portion of the Cash Management Obligations and the Secured Hedging Obligations that are Secondary Obligations constituting accrued and unpaid interest, ratably among the respective Cash Management Creditors and the respective Secured Hedge Agreement Counterparties in proportion to the respective amounts described in this clause Ninth payable to them;

(x)                           Tenth, to the extent proceeds remain after the application pursuant to the preceding clause, to payment of that portion of the Cash Management Obligations constituting unpaid principal and payments of Secured Hedging Obligations, that are Secondary Obligations, ratably among the respective Cash Management Creditors and the respective Secured Hedging Agreement Counterparties in proportion to the respective amounts described in this clause Tenth payable to them;

(xi)                        Eleventh, to the extent proceeds remain after the application pursuant to the preceding clause, to the payment of all other Cash Management Obligations (other than Unmatured Surviving Obligations) of the Loan Parties owing under or in respect of the Secured Cash Management Agreements and all other Secured Hedging Obligations (other than Unmatured Surviving Obligations) in respect of Hedge Agreements due and payable to the respective Cash Management Creditors and the respective Secured Hedge Agreement Counterparties on such date, that are Secondary Obligations, ratably based upon the respective aggregate amounts of all such Cash Management Obligations and all such Secured Hedging Obligations (other than Unmatured Surviving Obligations) owing to the respective Cash Management Creditors and the respective Secured Hedge Agreement Counterparties on such date;

(xii)                     Twelfth, to the extent proceeds remain after the application pursuant to the preceding clause (xi), if the Senior Secured Notes Obligations Termination Date has not occurred prior to such time, amounts equal to the outstanding Senior Secured Noteholder Obligations shall be paid to the Senior Secured Noteholder Collateral Agent for application to the Senior Secured Noteholder Obligations in accordance with section 4.1 of the Intercreditor Agreement; and

(xiii)      Last, to the extent proceeds remain after the application pursuant to the preceding clause, the balance, if any, after all of the Obligations pursuant to the Loan Documents, all of the Secured Hedging Obligations and all of the Cash Management Obligations (other than Unmatured Surviving Obligations) have been indefeasibly paid in full, no Letters of Credit shall be outstanding that have not been cash collateralized in a manner reasonably satisfactory to the Administrative Agent and each Issuing Bank that issued them and the Commitments shall have been terminated, to the Co-Borrowers or other Loan Parties or as otherwise required by law.

(II)  Subject to the terms of the Intercreditor Agreement, on or after the exercise of any of the remedies provided in the last paragraph of Part I of Article IX all moneys collected by the Administrative Agent (or, to the extent any other Collateral Document requires proceeds of any Collateral thereunder that constitutes Senior Secured Notes Priority Collateral to be applied in accordance with the provisions of this Agreement, by the Security Agent or other pledgee, assignee, mortgagee or other corresponding party under such Collateral Document) upon any sale or other disposition of the Senior Secured Notes Priority Collateral, together with all other moneys received by the Administrative  Agent hereunder (or by the Security Agent or other pledge, assignee, mortgagee or other corresponding party thereunder respectively) with respect to, or derived from, any such Senior Secured Notes Priority Collateral, shall be applied as follows:

(i)            first, in accordance with article IV of the Intercreditor Agreement, to the Senior Secured Notes Collateral Agent for application to the Senior Secured Notes Obligations until the same have been repaid in full;

(ii)           second, to the extent proceeds remain after the application pursuant to the preceding clause (i), as otherwise provided in Section 9.14(a)(I).

(b)           Each of the Secured Parties, by their acceptance of the benefits hereof and of the Collateral Documents executed by a Loan Party, agrees and acknowledges that if the Secured Parties receive a distribution on account of undrawn amounts with respect to Letters of Credit issued under this Agreement (which shall only occur after all Letter of Credit Advances have been paid in full), such amounts shall be paid to the Security Agent and held by it, for the equal and ratable benefit of the Secured Parties, as cash security for the repayment of Obligations owing by the Loan Parties to the Secured Parties as such.  If any amounts are held as cash security pursuant to the immediately preceding sentence, then upon the termination of all outstanding Letters of Credit under this Agreement, and after the application of all such cash security to the repayment of all other Obligations owing by the Loan Parties to the Secured Parties after giving effect to the termination of all such Letters of Credit, if there remains any excess cash, such excess cash shall be returned by the Security Agent to the Administrative Agent for distribution in accordance with Section 9.14(a).

(c)           Subject to the terms of the Intercreditor Agreement, all payments required to be made hereunder shall be made (x) if to the Lender Parties, to the Administrative Agent for the account of the Lender Parties, (y) if to the Secured Hedge Agreement Counterparties, to the trustee, paying agent or other similar representative (each, a “Representative”) for the Secured Hedge Agreement Counterparties or, in the absence of such a Representative, directly to the

Secured Hedge Agreement Counterparties and (z) if to the Cash Management Creditors, directly to the Cash Management Creditors.

(d)           For the purposes of applying payments received in accordance with this Section 9.14 and subject to the terms of the Intercreditor Agreement, the Administrative Agent and the Security Agent shall be entitled to rely upon (i) the Cash Management Creditors and (ii) the Representative or, in the absence of such a Representative, the Secured Hedge Agreement Counterparties for a determination (which each Cash Management Creditor and each Secured Hedge Agreement Counterparty agrees (or shall agree) to provide upon request of the Administrative Agent and the Security Agent) of the outstanding Cash Management Obligations and/or the Secured Hedging Obligations, as the case may be, of the Loan Parties owed to the Cash Management Creditors and/or the Secured Hedge Agreement Counterparties.  Unless it has received written notice from a Cash Management Creditor and/or the Representative or, in the absence of such a Representative, a Secured Hedge Agreement Counterparty to the contrary, the Administrative Agent and the Security Agent, in acting hereunder, shall be entitled to assume that no Secured Cash Management Agreements or Approved Hedge Agreement Obligations are in existence.

(e)           Subject to the other limitations (if any) set forth herein and in the other Loan Documents, the Hedge Agreements and the Secured Cash Management Agreements, it is understood that the Loan Parties shall remain liable (as and to the extent set forth in the Loan Documents, the Hedge Agreements and the Secured Cash Management Agreements) to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Obligations, the Secured Hedging Obligations and the Cash Management Obligations of the Loan Parties.

(f)            It is understood and agreed by all parties hereto that the Administrative Agent and the Security Agent shall have no liability for any determinations made by it in this Section 9.14 (including, without limitation, as to whether given Collateral constitutes Senior Secured Notes Priority Collateral or ABL Priority Collateral), in each case except to the extent resulting from the gross negligence or willful misconduct of the Administrative Agent or the Security Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision).  The parties also agree that the Administrative Agent and the Security Agent may (but shall not be required to), at any time and in its sole discretion, and with no liability resulting therefrom, petition a court of competent jurisdiction regarding any application of Collateral in accordance with the requirements hereof and of the Intercreditor Agreement, and the Administrative Agent and the Security Agent shall be entitled to wait for, and may conclusively rely on, any such determination.

ARTICLE X

The Administrative Agent and the Co-Collateral Agents

Section 10.01  Authorization and Action.  Each Lender Party (in its capacities as a Lender, the Swingline Bank (if applicable) and an Issuing Bank (if applicable)) hereby irrevocably appoints and authorizes the Administrative Agent (for purposes of this Article X and Section 11.04, the term “Administrative Agent” also shall include Deutsche Bank Trust

Company Americas in its capacity as Security Agent pursuant to the Collateral Documents) and each Co-Collateral Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Administrative Agent or, as the case may be, the Co-Collateral Agents by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto.  Neither the Administrative Agent nor the Co-Collateral Agents shall have any duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents, and the Administrative Agent or, as the case may be, the Co-Collateral Agents may perform any of its or their respective duties hereunder by or through its or their officers, directors, agents, employees or affiliates.  The duties of the Administrative Agent shall be mechanical and administrative in nature. Neither the Administrative Agent nor the Co-Collateral Agents shall have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender Party or the holder of any Note. Nothing in this Agreement or in any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent or, as the case may be, any Co-Collateral Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), neither the Administrative Agent nor the Co-Collateral Agents shall be required to exercise any discretion or take any action, but the Administrative Agent shall be required to act or to refrain from acting (and shall not incur any liability to any Lender Party and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lender Parties and all holders of Notes; provided, however, that neither the Administrative Agent nor the Co-Collateral Agents shall be required to take any action that exposes the Administrative Agent or, as the case may be, the applicable Co-Collateral Agent to personal liability or that is contrary to this Agreement or applicable law.  Without limiting the foregoing, neither any Lender Party nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent or any Co-Collateral Agent as a result of the Administrative Agent or such Co-Collateral Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Majority Lenders (or, if so specified by this Agreement, any applicable greater percentage of Lenders).  The Administrative Agent agrees to give to each Lender Party prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

Section 10.02  Administrative Agent’s and Co-Collateral Agent’s Reliance, Etc.  Neither the Administrative Agent nor any Co-Collateral Agent, nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  Without limitation of the generality of the foregoing, the Administrative Agent and each Co-Collateral Agent:  (a) may deem and treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 11.07; (b) with respect to any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note, may consider as conclusive and binding any such request, authority or consent of  such Person, as applicable, on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefore; (c) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (d) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any recitals, statements, information, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (e) shall not have any duty to ascertain or to inquire as to (x) the performance or observance of any of the terms, provisions, covenants or conditions of this Agreement or any Loan Document on the part of any Loan Party, (y) the financial condition of any Loan Party or (z) the existence or possible existence of any Default; (f) shall not have any duty to inspect the property (including the books and records) of any Loan Party; (g) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, collectability, sufficiency or value of any Loan Document, the financial condition of the Borrower or any of its Subsidiaries or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (h) shall incur no liability under or in respect of any Loan Document by acting upon any notice, statement, consent, order, certificate or other instrument or writing (which may be by telegram, telecopy, telex, cablegram or electronic mail) or telephone message believed by it to be genuine and signed, sent or made by the proper party or parties.

Section 10.03  DBTCA and Affiliates.  With respect to its Commitments, the Advances made or required to be made by it and the Notes issued to it, DBTCA shall have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though it were not the Administrative Agent; and the term “Lender Party” or “Lender Parties” or any similar terms shall, unless otherwise expressly indicated, include DBTCA in its individual capacity.  DBTCA and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to, any Loan Party, any of its Subsidiaries and any Person who may do business with or own securities of any Loan Party or any such Subsidiary, all as if DBTCA were not the Administrative Agent and without any duty to account therefor to the Lender Parties.  DBTCA may accept fees and other consideration from any Loan Party or any Affiliate of any Loan Party for services in connection with this Agreement and otherwise without having to account for the same to the Lender Parties.

Section 10.04  Lender Party Credit Decision.  Each Lender Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender Party and based on the financial statements referred to in Section 4.01(f) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender Party also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.  Except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender Party or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Advances or at any time or times thereafter.

Section 10.05  Indemnification.  (a)  Each Lender Party severally agrees to indemnify the Administrative Agent and each Co-Collateral Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent or any Co-Collateral Agent (or any affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent or any Co-Collateral Agent under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or any Co-Collateral Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  Without limitation of the foregoing, each Lender Party agrees to reimburse the Administrative Agent and each Co-Collateral Agent, as applicable, promptly upon demand for its ratable share of any costs and expenses (including, without limitation, reasonable fees and expenses of counsel) payable by the Borrower under Section 11.04, to the extent that the Administrative Agent or such Co-Collateral Agent is not promptly reimbursed for such costs and expenses by the Borrower.  For purposes of this Section 10.05, the Lender Parties’ respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lender Parties, (ii) their respective Pro Rata Shares of the aggregate principal amount of all Swingline Advances outstanding at such time made by the Swingline Bank, (iii) their respective Pro Rata Shares of the aggregate Available LC Amount of all Letters of Credit outstanding at such time and (iv) their respective Unused Commitments at such time; provided that the aggregate principal amount of Swingline Advances owing to the Swingline Bank and the aggregate principal amount of Letter of Credit Advances owing to each Issuing Bank shall be considered to be owed to the Lenders ratably in accordance with their respective Commitments.  In the event that any Defaulted Advance shall be owing by any Defaulting Lender at any time, such Lender Party’s Commitment shall be considered to be unused for purposes of this Section 10.05(a) to the extent of the amount of such Defaulted Advance.  The failure of any Lender Party to reimburse the Administrative Agent or any Co-Collateral Agent promptly upon demand for its ratable share of any amount required to be paid by the Lender Party to the Administrative Agent or such Co-Collateral Agent as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse the Administrative Agent or such Co-Collateral Agent for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse the Administrative Agent or any Co-Collateral Agent for such other Lender Party’s ratable share of such amount.  Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 10.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

(b)           Each Lender severally agrees to indemnify the Swingline Bank and each Issuing Bank (to the extent not promptly reimbursed by the Borrower) from and against such

Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Swingline Bank and each Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Swingline Bank and each Issuing Bank under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Swingline Bank’s or such Issuing Bank’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  Without limitation of the foregoing, each such Lender Party agrees to reimburse the Swingline Bank and each Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, reasonable fees and expenses of counsel) payable by the Borrower under Section 11.04, to the extent that the Swingline Bank or such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.  For purposes of this Section 10.05(b), the Lender Parties’ respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lender Parties, (ii) their respective Pro Rata Shares of the aggregate principal amount of all Swingline Advances outstanding at such time made by the Swingline Bank, (iii) their respective Pro Rata Shares of the aggregate Available LC Amount of all Letters of Credit outstanding at such time issued by such Issuing Bank and (iv) their respective Unused Commitments at such time; provided that the aggregate principal amount of Swingline Advances owing to the Swingline Bank and the aggregate principal amount of Letter of Credit Advances owing to such Issuing Bank shall be considered to be owed to the Lenders ratably in accordance with their respective Commitments.  In the event that any Defaulted Advance shall be owing by any Defaulting Lender at any time, such Lender Party’s Commitment shall be considered to be unused for purposes of this Section 10.05(b) to the extent of the amount of such Defaulted Advance.  The failure of any such Lender Party to reimburse the Swingline Bank or any Issuing Bank promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to the Swingline Bank or such Issuing Bank as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse the Swingline Bank or such Issuing Bank for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse the Swingline Bank or such Issuing Bank for such other Lender Party’s ratable share of such amount.  Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each such Lender Party contained in this Section 10.05(b) shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

Section 10.06  Successor Administrative Agents.  The Administrative Agent may resign at any time by giving written notice thereof to the Lender Parties and the Borrower.  Any such resignation by the Administrative Agent shall also constitute its resignation as the Swingline Bank and as an Issuing Bank, in which case the resigning Administrative Agent (x) shall not be required to make any additional Swingline Advances or issue any further Letters of Credit hereunder and (y) shall maintain all of its rights as Swingline Bank, as the case may be, with respect to any Swingline Advances made by it, or any Letters of Credit issued by it, prior to the date of such resignation.  Upon any such resignation, the Majority Lenders shall, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed and such consent not to be required if an Event of Default then exists) have the right to appoint a successor Administrative Agent.  Such successor Administrative Agent shall serve until such time, if any, as the Majority Lenders appoint a new successor Administrative Agent as provided above.  If no successor Administrative Agent has been appointed by the twentieth (20th) Business Day after the date such notice of resignation was given by the retiring Administrative Agent, such retiring Administrative Agent’s resignation shall become effective and the Majority Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Majority Lenders appoint a successor Administrative Agent as provided above.  If no successor Administrative Agent shall have been so appointed by the Majority Lenders and consented to by the Borrower, and shall have accepted such appointment, within fifteen (15) Business Days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lender Parties and with the consent of the Borrower (such consent not to be unreasonably withheld or delayed and such consent not to be required if an Event of Default then exists) appoint a successor Administrative Agent, which shall be a commercial bank or trust company organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000.  Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Majority Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.  Notwithstanding the foregoing, the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents upon the effectiveness of its resignation pursuant to the fourth sentence of this Section 10.06.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, such retiring Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Loan Documents, and the provisions of this Article X and Section 11.04 (and the analogous provisions of the other Loan Documents) shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

Section 10.07  Lead Arrangers, Syndication Agent and Documentation Agent.  Neither the Lead Arrangers, nor the Syndication Agent nor the Documentation Agents shall have any duties or obligations under this Agreement or the other Loan Documents in their capacities as Lead Arrangers, Syndication Agent or Documentation Agents respectively.

Section 10.08  Collateral Matters.  (a)  Each Lender Party authorizes and directs the Security Agent to enter into the Collateral Documents and the Intercreditor Agreement for the benefit of the Lender Parties and the other Secured Parties.  Each Lender Party hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Majority Lenders in accordance with the provisions of this Agreement, the Collateral Documents or the Intercreditor Agreement, and the exercise by the Majority Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lender Parties.  The Security Agent is hereby authorized on behalf of all of the Lender Parties, without the necessity of any notice to or further consent from any Lender Party, from time to time prior to an Event of Default, to take any action with respect to any Collateral, Collateral Documents or the Intercreditor Agreement which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Collateral Documents.

(b)           The Security Agent shall have no obligation whatsoever to the Lender Parties or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or that the Liens granted to the Security Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Security Agent in this Section 10.08, in any of the Collateral Documents or the Intercreditor Agreement, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Security Agent may act in any manner it may deem appropriate, in its sole discretion, given the Security Agent’s own interest in the Collateral as one of the Lender Parties and that the Security Agent shall have no duty or liability whatsoever to the Lender Parties, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

Section 10.09  Delivery of Information.  The Administrative Agent shall not be required to deliver to any Lender Party originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Loan Party, any Subsidiary of any Loan Party, the Majority Lenders, any Lender Party or any other Person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided in this Agreement or any other Loan Document and (ii) as specifically requested from time to time in writing by any Lender Party with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

Section 10.10  Co-Collateral Agents.  (a)  Any Co-Collateral Agent may resign at any time upon written notice to the Borrower, the Administrative Agent and each Lender and the resignation of such Co-Collateral Agent shall become effective immediately upon the delivery of such written notice.

(b)           Upon a resignation of any Co-Collateral Agent pursuant to Section 10.10(a), any Co-Collateral Agent shall remain indemnified to the extent provided in this Agreement and the other Loan Documents and the provisions of this Section 10.10 (and the analogous provisions of the other Loan Documents) shall continue in effect for the benefit of such Co-Collateral Agent for all of its actions and inactions while serving as such Co-Collateral Agent hereunder and under the other Loan Documents.

(c)           (i) If the Commitments of SunTrust Bank are less than $15,000,000 or SunTrust Bank is a Defaulting Lender, SunTrust Bank may be removed as a Co-Collateral Agent by the Borrower or the Majority Lenders upon written notice to it as Co-Collateral Agent and with such removal to become effective immediately upon the delivery of such written notice,

(ii) if the Commitments of Wells Fargo Capital Finance, LLC are less than $15,000,000 or Wells Fargo Capital Finance, LLC is a Defaulting Lender, Wells Fargo Capital Finance, LLC may be removed as a Co-Collateral Agent by the Borrower or the Majority Lenders upon written notice to it as Co-Collateral Agent and with such removal to become effective immediately upon the delivery of such written notice.

(d)           Notwithstanding anything to the contrary contained in this Agreement, no Co-Collateral Agent may assign its role and responsibilities in connection with any assignment permitted by Section 11.07.

(e)           If a Co-Collateral Agent proposes an adjustment or revision to Borrowing Base eligibility standards, advance rates applicable to the Borrowing Base or reserves, or makes any other proposal regarding a determination or action which may be made by the Co-Collateral Agents pursuant to this Agreement or any other Loan Document, the other Co-Collateral Agents shall respond to such proposal within three Business Days of their receipt of such written proposal.  In the event that the Co-Collateral Agents cannot agree on Borrowing Base eligibility standards, advance rates applicable to the Borrowing Base or reserves or any other action or determination which may be made by the Co-Collateral Agents pursuant to this Agreement or any other Loan Document, the consenting vote of 2 of the 3 Co-Collateral Agents shall be required; provided that if there are only two Co-Collateral Agents at the time of such determination, the determination shall be made by the individual Co-Collateral Agent either asserting the more conservative credit judgment, the numerically larger reserve or declining to permit the requested action for which consent is being sought by the relevant Co-Borrowers, as applicable; provided further in the event an issue cannot be resolved by either the more conservative credit judgment, the numerically larger reserve or declining to permit a requested action by the Co-Borrowers (such as the selection or replacement of an appraisal firm), then the decision of the Security Agent shall be final.

ARTICLE XI

Miscellaneous

Section 11.01  Amendments, Etc.  (a)  General.  No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by the Funds Administrator therefrom, shall in any event be effective unless the same shall be in writing and signed (or, in the case of the Collateral Documents, consented to) by (i) the Funds Administrator (or in the case of any Collateral Document, the Loan Party or Loan Parties party to such Collateral Document), (ii) the Majority Lenders and (iii) any other Lender Party, the consent of which is required pursuant to any of Section 11.01(b) through (f), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)           All Lenders.  No amendment, waiver or consent shall, unless in writing and signed by all of the Lenders (other than any such Lender that is, at such time, a Defaulting Lender), do any of the following at any time:

(i)            waive any of the conditions specified in Section 3.01 or, in the case of the initial Borrowings under this Agreement, Section 3.02,

(ii)           change the percentage of (x) the Commitments, (y) the aggregate unpaid principal amount of the Revolving Advances or (z) the aggregate Available LC Amount of outstanding Letters of Credit that, in each case, shall be required for the Lenders or any of them to take any action hereunder,

(iii)          amend the definition of “Majority Lenders” or “Supermajority Lenders”,

(iv)          amend, waive or modify any provision this Section 11.01,

(v)           increase the advance rate used in the calculation of Inventory Formula Amount or Accounts Formula Amount,

(vi)          (other than pursuant to any transaction permitted under Section 6.04 or except as expressly provided for in any Loan Document), release all or substantially all of the Collateral in any transaction or series of related transactions,

(vii)         (other than pursuant to any transaction permitted under Section 6.03 or Section 6.04 or except as expressly provided for in any Loan Document), release all or substantially all of the Loan Parties (other than the Borrower) from their obligations as guarantors under the Collateral Documents in any transaction or series of related transactions, or

(viii)        (other than pursuant to any transaction permitted under Section 6.03 or Section 6.04 or except as expressly provided for in any Loan Document), otherwise release the Borrower or all or substantially all of the Co-Borrowers (other than the Borrower) from their liability with respect to the Obligations owing to the Administrative Agent, the Co-Collateral Agents, the Security Agent and the Lender Parties under any of the Loan Documents in any transaction or series of related transactions.

(c)           Affected Lenders.  No amendment, waiver or consent shall, unless in writing and signed by the Majority Lenders and by each affected Lender (other than any such Lender that is, at such time, a Defaulting Lender, provided that the consent of each affected Defaulting Lender shall be required in connection with any matter requiring any consent or approval under clause (iii) below):

(i)            reduce, postpone or change the order of application of, or right to decline to receive, any repayment or prepayment of principal required to be paid pursuant to Sections 2.04 or 2.06,

(ii)           amend, waive or modify Section 9.14 if such amendment, waiver or modification would adversely affect such Lender,

(iii)          increase the Commitment of any Lender or subject any Lender to any additional obligations,

(iv)          postpone any date fixed for any payment of principal or interest on the

Notes or any reimbursement obligation in respect of any Swingline Advance or Letter of Credit or Letter of Credit Advance or any fees or other amounts payable hereunder or postpone the final maturity date of the Facility, or

(v)           reduce the principal of, or interest (other than a waiver of increased interest following a Default pursuant to Section 2.07(b)) on, the Notes or any reimbursement obligation in respect of any Swingline Advance or Letter of Credit or Letter of Credit Advance or any fees or other amounts payable hereunder.

(d)           Supermajority Lenders.  No amendment, waiver or consent shall, unless in writing and signed by the Supermajority Lenders amend or expand any of the following definitions, in each case the effect of which would be to increase the amounts available for borrowing hereunder: “Availability Reserves”, “Borrowing Base”, “Eligible Accounts” and “Eligible Inventory” (including, in each case, the defined terms used therein), provided that the Co-Collateral Agents can in accordance with the terms hereof introduce new criteria the effect of which would be to reduce the amounts available for borrowing hereunder and, following such introduction, may modify or eliminate such new criteria, in each case with respect to “Availability Reserves”, “Eligible Accounts” and “Eligible Inventory” and any such change will not be deemed to require a Supermajority Lender consent.

(e)           Swingline Bank, Issuing Bank, Administrative Agent, Security Agent and Co-Collateral Agents.  No amendment, waiver or consent shall, unless in writing and signed by the Swingline Bank and each affected Issuing Bank, as the case may be, in addition to the Lenders required above to take such action, affect the rights or obligations of the Swingline Bank or such Issuing Bank, as the case may be, under this Agreement; and no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement; and no amendment, waiver or consent shall, unless in writing and signed by the Security Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Security Agent under this Agreement; and no amendment, waiver or consent shall, unless in writing and signed by any Co-Collateral Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Co-Collateral Agent under this Agreement.

(f)            Notwithstanding anything to the contrary contained in this Section 11.01, the Funds Administrator, the Administrative Agent and each Incremental Lender may, in accordance with the provisions of Section 2.16, as applicable, enter into an Incremental Commitment Agreement, provided that after the execution and delivery by the Funds Administrator, the Administrative Agent and each such Incremental Lender of such Incremental Commitment Agreement, such Incremental Commitment Agreement may thereafter only be modified in accordance with the requirements of this Section 11.01.

Section 11.02  Notices, Etc.  All notices and other communications provided for hereunder shall be in writing (including telecopy or electronic mail communication) and mailed, or transmitted by telecopier or electronic mail, or delivered, if to the Funds Administrator, to its address at P.O. Box 15600, 7140 Office Circle, Evansville, IN 47715, Attn:  Office of General Counsel; if to any Initial Lender or the Initial Issuing Bank, to its Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, to its Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; if to the Administrative Agent or DBTCA as Co-Collateral Agent, to its address at Deutsche Bank Trust Company Americas, 60 Wall Street, MS NYC60-0208, New York, New York 10005, Attention: Omayra Laucella; if to SunTrust Bank as Co-Collateral Agent, to its address at SunTrust Bank, 303 Peachtree Street, 23rd Fl. GA-Atlanta-1981, Atlanta, Georgia 30303, Attention: B. Earl Garris; if to Wells Fargo Capital Finance, LLC as Co-Collateral Agent, to its address at Wells Fargo Capital Finance, LLC, 301 S. College Street MAC D1053-221, Charlotte, North Carolina 28202, Attention: Brian Mobley; or, as to the Funds Administrator or the Administrative Agent, to such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Funds Administrator and the Administrative Agent pursuant to this Section 11.02; provided that materials required to be delivered pursuant to Sections 7.02, 7.03 and 7.11 shall be delivered to the Administrative Agent in an electronic medium in a format reasonably acceptable to the Administrative Agent.  All such notices and communications shall, when mailed, or transmitted by telecopier or electronic mail, be effective when deposited in the mail, transmitted by telecopier or confirmed by e-mail, respectively, except that notices and communications to the Administrative Agent pursuant to Sections 2.03(a) and 2.06(a) and with respect to selected Interest Periods in respect of LIBOR Advances shall not be effective until received by the Administrative Agent.  Delivery by telecopier, electronic mail in PDF format or other electronic format of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

Section 11.03  No Waiver; Remedies.  No failure on the part of any Lender Party, the Administrative Agent or any Co-Collateral Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 11.04  Costs, Expenses. (a)  Each Co-Borrower agrees to pay on demand (i) all costs and expenses of the Administrative Agent and each Co-Collateral Agent in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all reasonable due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses, (B) the reasonable fees and expenses of White & Case LLP, special New York counsel and Mexican counsel, and Stikeman Elliott LLP, Canadian counsel for the Administrative Agent with respect thereto and one other local counsel acting in each other material jurisdiction, in each case acting jointly for the Administrative Agent and the Co-Collateral Agents, and (C) the reasonable fees and expenses of one counsel to the Administrative Agent (acting jointly for the Administrative Agent and the Co-Collateral Agents) (and in the event of any conflict of interest not more than one additional counsel) with respect to advising the Administrative Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a

Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto), (ii) all costs and expenses of the Administrative Agent, the Co-Collateral Agents and the Lender Parties in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of one counsel for the Administrative Agent and each Co-Collateral Agent and in the event of any conflict of interest not more than one additional counsel) and (iii) all reasonable costs and expenses of the Swingline Bank and each Issuing Bank in connection with the Back-Stop Arrangements entered into by such Persons.

(b)           Each Co-Borrower agrees to indemnify and hold harmless the Administrative Agent, each Co-Collateral Agent, each Lender Party and each of their Affiliates and their officers, directors, trustees, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facility, any real property owned by, leased by or leased to any Loan Party, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated thereby or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent, in each case, such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

(c)           If any payment of principal of, or Conversion of, any LIBOR Advance is made by any Co-Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Sections 2.03, 2.06(b)(i) or 2.07(c), acceleration of the maturity of the Notes pursuant to Part I of Article IX or for any other reason (other than as a result of  the Administrative Agent giving notice under Section 2.07(d), or any Lender giving notice under Section 2.07(d)) the applicable Co-Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

(d)           If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent, any Co-Collateral Agent or any Lender Party, in its sole discretion.

(e)           Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Co-Borrowers contained in Sections 2.07 and 2.09 and this Section 11.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

Section 11.05  Right of Set-off.  Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Part I of Article IX to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Part I of Article IX, each Lender Party and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set-off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender Party or such Affiliate to or for the credit or the account of any Co-Borrower against any and all of the Obligations of the Co-Borrowers now or hereafter existing under this Agreement and the Note or Notes (if any) held by such Lender Party, irrespective of whether such Lender Party shall have made any demand under this Agreement or such Note or Notes and although such obligations may be unmatured.  Each Lender Party agrees promptly to notify the Funds Administrator after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender Party and its respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender Party and its respective Affiliates may have.

Section 11.06  Binding Effect.  This Agreement shall become effective when it shall have been executed by the Funds Administrator, each Co-Borrower, the Administrative Agent and each Co-Collateral Agent and when the Administrative Agent shall have been notified by each Initial Lender, the Swingline Bank and the Initial Issuing Bank that such Person has executed it and thereafter shall be binding upon and inure to the benefit of the Funds Administrator, each Co-Borrower, the Administrative Agent, each Co-Collateral Agent and each Lender Party and their respective successors and assigns, except that neither the Funds Administrator nor any Co-Borrower shall have the right to assign its rights or Obligations hereunder or any interest herein without the prior written consent of the Lender Parties.

Section 11.07  Assignments and Participations.  (a)  Each Lender may, with the consent of the Administrative Agent (and, regardless of the identity of the assignee each Issuing Bank), and, so long as no Event of Default has occurred and is continuing, with the consent of the Funds Administrator (in each case, such consent not to be unreasonably withheld or delayed), assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, its obligation to purchase a participation in any Letter of Credit pursuant to Section 2.03(d), the Advances owing to it and the Note or Notes held by it); provided, however, that no consent by the Funds Administrator or the Administrative Agent shall be required for an assignment to any Person who is an Affiliate or a Related Fund of such Lender, and provided further that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of the Facility, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or a Related Fund of any Lender or an assignment which will result in a group of Lenders which are managed by the same Person holding a Commitment, an obligation to purchase a participation in a Letter of Credit pursuant to Section 2.03(d) or an Advance (as the case may be) of not less than $5,000,000 or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment, or the obligation to purchase a participation in a Letter of Credit pursuant to Section 2.03(d), or the participation in the Advances, in each case of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 (or integral multiples of $200,000 in excess thereof), (iii) each such assignment shall be to an Eligible Assignee and (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and, other than in the case of an assignment to an Affiliate of such Lender, a processing and recordation fee of $3,500, provided that only one such fee shall be payable in connection with simultaneous assignments by or to two or more Related Funds.

(b)           Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender or Issuing Bank, as the case may be, hereunder and (y) the Lender or Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s or Issuing Bank’s rights and obligations under this Agreement, such Lender or Issuing Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.07, 2.09 and 11.04).

(c)           By executing and delivering an Assignment and Acceptance, the Lender Party assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(f) and the most recent financial statements delivered pursuant to Sections 7.01, 7.02 and 7.03, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender or Issuing Bank, as the case may be.

(d)           The Administrative Agent, acting for this purpose (but only for this purpose) as the agent of the Co-Borrowers, shall maintain at its address referred to in Section 11.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment of, and principal amount of the Advances owing under each Facility to each Lender Party from time to time (the “Register”).  Any provision of Incremental Commitments pursuant to Section 2.16 shall be recorded by the Administrative Agent on the Register only upon the acceptance of the Administrative Agent of a properly executed and delivered Incremental Commitment Agreement.  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Co-Borrowers, the Administrative Agent and the Lender Parties shall treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Funds Administrator or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

(e)           Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit E hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Funds Administrator.  In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Funds Administrator, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Commitment, Advances, or obligations to purchase a participation in any Letter of Credit pursuant to Section 2.03(d) assumed by it under the Facility pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment, a participation in any Advances or any obligation to purchase a participation in any Letter of Credit pursuant to Section 2.03(d) hereunder, a new Note to the order of the assigning Lender in an amount equal to the Commitment, participation in such Advances or obligations to purchase a participation in any Letter of Credit pursuant to Section 2.03(d) retained by it hereunder.  Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the Closing Date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-1 or A-2 hereto, as the case may be.

(f)            The Issuing Bank may, with the consent of the Administrative Agent, and, so long as no Event of Default shall have occurred and be continuing, with the consent of the Funds Administrator (such consent not to be unreasonably withheld), assign to an Eligible Assignee all of its rights and obligations under this Agreement with respect to the Letters of Credit; provided, however, that (i) each such assignment shall be to an Eligible Assignee and (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500.

(g)           Each Lender Party may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender Party’s rights and obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Funds Administrator, the Administrative Agent and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement, (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest (other than increased interest following Default pursuant to Section 2.07(b)) on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any Termination Date or date fixed for payment of interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release the any   Co-Borrower from its Obligations under Article IX hereof, and (vi) no Co-Borrower shall  be subject to any increased liability to any Lender Party pursuant to this Agreement by virtue of such participation.

(h)           Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Co-Borrowers furnished to such Lender Party by or on behalf of the Funds Administrator; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender Party.

(i)            Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(j)            Notwithstanding anything to the contrary contained herein, any Lender that is a fund that invests in bank loans may create a security interest in all or any portion of the Advances owing to it and the Note or Notes held by it to the trustee or other representative for holders of obligations owed, or securities issued, by such fund as security for such obligations or securities, provided that, unless and until such trustee or other representative actually becomes a Lender in compliance with the other provisions of this Section 11.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee or representative shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee or representative may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

Section 11.08  Replacements of Lenders Under Certain Circumstances.  The Funds Administrator shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.03(g) or 2.10, (b) is affected in the manner described in Section 2.10(c) and as a result thereof any of the actions described in such Section is required to be taken, (c) becomes a Defaulting Lender or (d) does not consent to any proposed change, waiver, discharge or termination of or to any provisions of this Agreement as contemplated by Sections 11.01(b), 11.01(c) or 11.01(d) and the consent of the Majority Lenders is obtained for such proposed change, waiver, discharge or termination of or to such provision of this Agreement, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) (A) the replacement bank or institution shall purchase at par all Advances and accrued and unpaid fees and interest thereon and (B) the Funds Administrator shall pay all other amounts (other than any disputed amounts) required to be paid to such Lender pursuant to this Agreement, in each case under this clause (iii) through the date of such replacement, (iv) the replacement bank or institution shall pay to the Swingline Bank an amount equal to such replaced Lender’s Pro Rata Share of any Mandatory Borrowing to the extent that such amount was not previously made available by the replaced Lender to the Swingline Bank in accordance with Section 2.02(c)), in each case prior to the date of replacement, (v) the replacement bank or institution shall pay to each Issuing Bank an amount equal to such replaced Lender’s participation in Letter of Credit Outstandings (to the extent that at such time any Letter of Credit Advances have not been reimbursed in accordance with Section 2.03(e)(i) by such replaced Lender), in each case prior to the date of replacement, (vi) the replacement bank or institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.07 (provided that the Borrower shall be obligated to pay or cause to be paid the registration and processing fee referred to therein) and (viii) any such replacement shall not be deemed to be a waiver of any rights that the Funds Administrator, any Co-Borrower, the Administrative Agent, the Co-Collateral Agents, the Security Agent, the Swingline Bank, any Issuing Bank or any other Lender shall have against the replaced Lender.

Section 11.09  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.10  No Liability of an Issuing Bank.  The Co-Borrowers assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit.  Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for:  (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by any Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that each Co-Borrower shall have a claim against an Issuing Bank, and such Issuing Bank shall be liable to such Co-Borrower, to the extent of any direct, but not consequential, damages suffered by that Co-Borrower which it proves were caused by such Issuing Bank’s willful misconduct or gross negligence (as determined in a final, non appealable judgment by a court of competent jurisdiction) in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or willful failure (as determined in a final, non appealable judgment by a court of competent jurisdiction) to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit.  In furtherance and not in limitation of the foregoing, an Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

Section 11.11  Confidentiality.  (a)  The Administrative Agent, each Co-Collateral Agent and each Lender Party shall hold all non-public information furnished by or on behalf of the Co-Borrowers by the Funds Administator in connection with such Lender Party’s evaluation of whether to become a Lender Party hereunder or obtained by such Lender Party, any Co-Collateral Agent or the Administrative Agent pursuant to the requirements of this Agreement (“Confidential Information”), in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Co-Collateral Agent or a Lender Party that is a bank) in accordance with safe and sound banking practices.  The Administrative Agent, the Co-Collateral Agents and the Lender Parties shall not disclose any Confidential Information to any Person without the consent of the Funds Administrator, other than (i) to the Administrative Agent’s, such Co-Collateral Agent’s or such Lender Party’s Affiliates and their officers, directors, trustees, employees, agents and advisors, to pledgees under Section 11.07(i) and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (ii) as required by any law, rule or regulation or judicial process and (iii) as requested or required by any state, federal or foreign authority or examiner regulating such Lender Party, such Co-Collateral Agent or the Administrative Agent.

(b)           The Funds Administrator, each Co-Borrower, the Administrative Agent, each Co-Collateral Agent and each Lender Party (and each of their respective officers, directors, employees, accountants, attorneys and other advisors, agents and representatives) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transactions contemplated by this Agreement or any other Loan Document and all materials of any kind (including opinions and other tax analyses) that are provided to any of them  relating to such U.S. tax treatment and U.S. tax structure.

Section 11.12  Release of Collateral.  (a)  Upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral) in accordance with the terms of the Loan Documents, the Security Agent will, at the Co-Borrower expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents.

(b)           Upon the sale, lease, transfer or other disposition of all of the capital stock of any Loan Party that is a Subsidiary Guarantor in accordance with the terms of the Loan Documents, the Security Agent will, at the Co-Borrowers’ expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence its release as a Subsidiary Guarantor from its Obligations under the Guarantee and Collateral Agreement in accordance with the terms of the Loan Documents.

Section 11.13  USA Patriot Act.  Each Lender Party and each Co-Collateral Agent that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender Party) hereby notifies each Loan Party that, pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information regarding such Loan Party that will allow such Lender Party, such Co-Collateral Agent or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA Patriot Act.  This notice is given in accordance with the requirements of the USA Patriot Act and is effective as to the Lender Parties and the Administrative Agent.

Section 11.14  OTHER LIENS ON COLLATERAL; TERMS OF INTERCREDITOR AGREEMENT; ETC.  (a) EACH LENDER PARTY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS SHALL BE CREATED ON THE COLLATERAL PURSUANT TO THE SENIOR SECURED NOTES DOCUMENTS, WHICH LIENS SHALL BE SUBJECT TO TERMS AND CONDITIONS OF THE INTERCREDITOR AGREEMENT.  PURSUANT TO THE EXPRESS TERMS OF THE INTERCREDITOR AGREEMENT, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND ANY OF THE LOAN DOCUMENTS, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

(b)           EACH LENDER PARTY AUTHORIZES AND INSTRUCTS THE SECURITY AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT ON BEHALF OF THE LENDER PARTIES IN ACCORDANCE WITH THIS AGREEMENT, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT.

(c)           THE PROVISIONS OF THIS SECTION 11.14 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR

AGREEMENT, THE FORM OF WHICH IS ATTACHED AS AN EXHIBIT TO THIS AGREEMENT.  REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENTS ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF.  EACH LENDER PARTY IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT, THE SECURITY AGENT NOR ANY OF THEIR RESPECTIVE AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER PARTY AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT.

Section 11.15  Jurisdiction, Etc.  (a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court.  Each Co-Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Funds Administrator at its address specified in Section 11.02 and agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, the Security Agent or any Lender Party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any other jurisdiction.

(b)           Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 11.16  Judgment.  (a)  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under any of the other Loan Documents in U.S. Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase U.S. Dollars with such other currency at DBTCA on the Business Day preceding that on which final judgment is given.

(b)           The obligation of each Co-Borrower in respect of any sum due from it to any Lender Party, the Administrative Agent, the Co-Collateral Agents or the Security Agent

hereunder or under any of the other Loan Documents held by such Lender Party shall, notwithstanding any judgment in a currency other than U.S. Dollars, be discharged only to the extent that on the Business Day of receipt by such Lender Party, or the Administrative Agent or Co-Collateral Agents or the Security Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender Party, or the Administrative Agent or the Co-Collateral Agents or the Security Agent (as the case may be) may in accordance with normal banking procedures purchase U.S. Dollars with such other currency; if the U.S. Dollars so purchased are less than the sum originally due by such Co-Borrower to such Lender Party, or the Administrative Agent Co-Collateral Agents or the Security Agent (as the case may be) in U.S. Dollars, such Co-Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender Party, or the Administrative Agent or Co-Collateral Agents or the Security Agent (as the case may be) against such loss, and if the U.S. Dollars so purchased exceed the sum originally due by the Borrower to any Lender Party, or the Administrative Agent or Co-Collateral Agents or the Security Agent (as the case may be) in U.S. Dollars, such Lender Party, or the Administrative Agent or Co-Collateral Agents or the Security Agent (as the case may be) agrees to remit to such Co-Borrower such excess.

Section 11.17  Governing Law.  THIS AGREEMENT AND THE LENDER NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES.

Section 11.18  Waiver of Jury Trial.  EACH OF THE CO-BORROWERS, THE ADMINISTRATIVE AGENT, THE CO-COLLATERAL AGENTS, THE SECURITY AGENT AND THE OTHER LENDER PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES OR THE ACTIONS OF THE ADMINISTRATIVE AGENT, THE CO-COLLATERAL AGENTS, THE SECURITY AGENT OR ANY OTHER LENDER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Section 11.19  Approved Hedge Agreement Obligations.  (a)  At any time after the Borrower enters into a Hedge Agreement permitted by this Agreement with a Secured Hedge Agreement Counterparty, if the Borrower and the Secured Hedge Agreement Counterparty desire that the monetary obligations in respect of such Hedge Agreement shall be designated and treated as “Approved Hedge Agreement Obligations” hereunder having rights in respect of the payment of proceeds of the Collateral in accordance with the waterfall provisions set forth in Section 9.14 (each such monetary obligation in respect of such Hedge Agreement, so designated, an “Approved Hedge Agreement Obligation”), (i) the Borrower shall notify the Administrative Agent in writing (which notice the Administrative Agent shall promptly provide to the Collateral Agent) (to be acknowledged by the Administrative Agent and the Security Agent) that it desires such Hedge Agreement to be treated as an Approved Hedge Agreement Obligation, (ii) the Secured Hedge Agreement Counterparty shall have delivered written notice thereof to the Administrative Agent and the Security Agent (to be acknowledged by the Administrative Agent and the Security Agent) stating the maximum amount of the Borrower’s liabilities in respect thereof and the then aggregate marked to market exposure of the Borrower thereunder, and (iii)

the Co-Collateral Agents shall establish the Hedging Reserve with respect thereto and agree to respond promptly to inquiries from any Secured Hedge Agreement Counterparty with respect to the amount of such Hedging Reserves.

(b)        Until such time as the Borrower and the Secured Hedge Agreement Counterparty deliver (and the Administrative Agent and the Security Agent acknowledge) such notices as described in Section 11.19(a) above, such Hedge Agreement shall not constitute an Approved Hedge Agreement Obligation.

(c)         Notwithstanding any such designation of a Hedge Agreement as an Approved Hedge Agreement Obligation, no counterparty in respect of any such Approved Hedge Agreement Obligations shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider of such Hedge Agreement or the beneficiary of the Secured Hedging Obligations owing thereunder, nor shall its consent be required (other than in its capacity as a Lender to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including, without limitation, as to any matter relating to the Collateral or the release of Collateral or any Loan Parties.  The Administrative Agent and the Security Agent accept no responsibility and shall have no liability for the calculation of the exposure owing by the Borrower under any such Hedge Agreement, and shall be entitled in all cases to rely on the applicable counterparty and the Borrower party to such Hedge Agreement for the calculation thereof.

(d)        Each Secured Hedge Agreement Counterparty party to a Hedge Agreement designated as an Approved Hedge Agreement Obligation hereunder and the Borrower party to any such Hedge Agreement each agrees to provide the Administrative Agent and the Security Agent with the calculations of all such exposures and reserves, if any, at such times as the Administrative Agent or the Security Agent shall reasonably request, and in any event, not less than quarterly (unless otherwise agreed to by the Administrative Agent and the Security Agent).

ARTICLE XII

Nature of Obligations

Section 12.01  Nature of Obligations.  Notwithstanding anything to the contrary contained elsewhere in this Agreement, it is understood and agreed by the various parties to this Agreement that all Obligations pursuant to the Loan Documents to repay principal of, interest on, and all other amounts with respect to, all Revolving Advances, Swingline Advances, Letter of Credit Advances, Agent Advances, Letters of Credit and all other Obligations pursuant to this Agreement and each other Loan Document (including, without limitation, all fees, indemnities, taxes and other Obligations in connection therewith or in connection with the related Commitments) shall constitute the joint and several obligations of each of the Co-Borrowers.  In addition to the direct (and joint and several) obligations of the Co-Borrowers with respect to the Obligations as described above, all such Obligations shall be guaranteed pursuant to, and in accordance with the terms of, the Guarantee and Collateral Agreement, provided that the obligations of a Co-Borrower with respect to the Obligations as described above shall not be limited by any provision of the Guarantee and Collateral Agreement entered into by such Co-Borrower.

Section 12.02  Independent Obligation.  The Obligations of each Co-Borrower are independent of the Obligations pursuant to the Loan Documents of each other Co-Borrower or any other Loan Party under its guarantee under the Guarantee and Collateral Agreement of such Obligations under the Loan Documents, and a separate action or actions may be brought and prosecuted against each Co-Borrower, whether or not any other Co-Borrower or any other Loan Party is joined in any such action or actions.  Each Co-Borrower waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof.  Any payment by any Co-Borrower or other circumstance which operates to toll any statute of limitations as to any Co-Borrower shall, to the fullest extent permitted by law, operate to toll the statute of limitations as to each Co-Borrower.

Section 12.03  Authorization.  Each of the Co-Borrowers authorizes the Administrative Agent, the Security Agent, the Swingline Bank, the Co-Collateral Agents, each Issuing Bank and the Lenders without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to, to the maximum extent permitted by applicable law and the Loan Documents to:

(a)         exercise or refrain from exercising any rights against any other Co-Borrower or any other Loan Party or others or otherwise act or refrain from acting;

(b)        release or substitute any other Co-Borrower, endorsers, other Loan Parties or other obligors;

(c)         settle or compromise any of the Obligations under the Loan Documents of any other Co-Borrower or any other Loan Party, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Co-Borrower to its creditors other than the Lenders;

(d)        apply any sums paid by any other Co-Borrower or any other Person, howsoever realized to any liability or liabilities of such other Co-Borrower or other Person regardless of what liability or liabilities of such other Co-Borrower or other Person remain unpaid; and/or

(e)         consent to or waive any breach of, or act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise, by any other Co-Borrower or any other Person.

Section 12.04  Reliance.  It is not necessary for the Administrative Agent, the Security Agent, the Swingline Bank, any Issuing Bank, any Co-Collateral Agent or any Lender to inquire into the capacity or powers of any Co-Borrower or any other U.S. Subsidiary or the officers, directors, members, partners or agents acting or purporting to act on behalf of any Co-Borrower, and any Obligations made or created in reliance upon the professed exercise of such powers shall constitute the joint and several obligations of the respective Co-Borrowers hereunder.

Section 12.05  Contribution; Subrogation.  No Co-Borrower shall exercise any rights of contribution or subrogation with respect to any other Co-Borrower as a result of payments made by it hereunder, in each case unless and until (i) the Total Commitment and all Letters of Credit have been terminated and (ii) all of the Obligations pursuant to the Loan Documents have been paid in full in cash.  To the extent that any Loan Party shall be required to pay a portion of the Obligations pursuant to the Loan Documents which shall exceed the amount of loans, advances or other extensions of credit received by such Loan Party and all interest, costs, fees and expenses attributable to such loans, advances or other extensions of credit, then such Loan Party shall be reimbursed by the other Loan Parties for the amount of such excess, subject to the restrictions of the previous sentence.  This Section 12.05 is intended only to define the relative rights of the Loan Parties, and nothing set forth in this Section 12.05 is intended to or shall impair the obligations of each Loan Party to pay the Obligations pursuant to the Loan Documents as and when the same shall become due and payable in accordance with the terms hereof.

Section 12.06  Waiver.  Each Co-Borrower waives any right to require the Administrative Agent, the Security Agent, the Swingline Bank, the Co-Collateral Agents, any Issuing Bank or the Lenders to (i) proceed against any other Co-Borrower, any other Loan Party or any other party, (ii) proceed against or exhaust any security held from any Co-Borrower, any other Loan Party or any other party or (iii) pursue any other remedy in the Administrative Agent’s, the Security Agent’s, the Swingline Bank’s, any Co-Collateral Agent’s, any Issuing Bank’s or any Lender’s power whatsoever.  Each Co-Borrower waives any defense based on or arising out of suretyship or any impairment of security held from any Co-Borrower, any other Loan Party or any other party or on or arising out of any defense of any other Co-Borrower, any other Loan Party or any other party other than payment in full in cash of its Obligations, including, without limitation, any defense based on or arising out of the disability of any other Co-Borrower, any other Loan Party or any other party, or the unenforceability of its Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Co-Borrower, in each case other than as a result of the payment in full in cash of its Obligations.

Section 12.07  Rights and Obligations.  The obligations of the Swingline Bank, each Issuing Bank and each Lender under this Agreement bind each of them severally.  Failure by the Swingline Bank, any Issuing Bank or any Lender, as the case may be, to perform its obligations under this Agreement does not affect the obligations of any other party under this Agreement.  The Swingline Bank, each Issuing Bank and each Lender is not responsible for the obligations of the Swingline Bank, any other Issuing Bank or any other Lender, as the case may be, under this Agreement.  The rights, powers and remedies of the Swingline Bank, each Issuing Bank and each Lender in connection with this Agreement are separate and independent rights, powers and remedies and any debt arising under this Agreement to or for the account of the Swingline Bank, any Issuing Bank or any Lender from a Loan Party is a separate and independent debt.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ACCURIDE CORPORATION, as Co-Borrower and as Funds Administrator

By:	/s/ William M. Lasky
Name: William M. Lasky
Title: President

ACCURIDE CUYAHOGA FALLS, INC.
ACCURIDE DISTRIBUTING, LLC
ACCURIDE EMI, LLC
AOT INC.
ERIE LAND HOLDING, INC.
BOSTROM HOLDINGS, INC.
BOSTROM SEATING, INC.
BOSTROM SPECIALTY SEATING, INC.
BRILLION IRON WORKS, INC.
FABCO AUTOMOTIVE CORPORATION
GUNITE CORPORATION
IMPERIAL GROUP HOLDING CORP. - 1
IMPERIAL GROUP HOLDING CORP. - 2
JAII MANAGEMENT COMPANY
TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC.
TRUCK COMPONENTS INC.,
each as a Co-Borrower

By:	/s/ William M. Lasky
Name: William M. Lasky
Title: Authorized Officer

ACCURIDE ERIE L.P.,
as a Co-Borrower

By: AKW GENERAL PARTNER L.L.C.,
as General Partner

By: ACCURIDE CORPORATION,
as Sole Member

	By:	/s/ William M. Lasky
Name: William M. Lasky
Title: President

ACCURIDE HENDERSON LIMITED LIABILITY COMPANY
AKW GENERAL PARTNER L.L.C.,
each as a Co-Borrower

By: ACCURIDE CORPORATION,
as Sole Member

By:		/s/ William M. Lasky
Name: William M. Lasky
Title: President

IMPERIAL GROUP, L.P.,
as a Co-Borrower

By: IMPERIAL GROUP HOLDING CORP. - 1, its General Partner

By:		/s/ William M. Lasky
Name: William M. Lasky
Title: President

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent, Security Agent, Co-Collateral Agent, Swingline Bank, Initial Issuing Bank and Initial Lender

By:	/s/ Omayra Laucella
Name: Omayra Laucella
Title: Vice President

By:	/s/ Paul O’Leary
Name: Paul O’Leary
Title: Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Initial Lender

By:	/s/ Bill O’Daly
Name: Bill O’Daly
Title: Director

By:	/s/ Christopher Reo Day
Name: Christopher Reo Day
Title: Associate

SUNTRUST BANK,
as Co-Collateral Agent and Initial Lender

By:	/s/ Mark Bohntinsky
Name: Mark Bohntinsky
Title: Director

WELLS FARGO CAPITAL FINANCE, LLC,
as Co-Collateral Agent and Initial Lender

By:	/s/ Jeff Royston
Name: Jeff Royston
Title: Vice President